                              SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS SUPPLEMENT DATED JULY 7, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 21, 1997)

LOGO                                 6,300,000 SHARES
                                           LOGO
                                       COMMON STOCK
                               (PAR VALUE $.001 PER SHARE)

                         ------------------------------

     Glenborough Realty Trust Incorporated is a self-administered and self-managed real estate investment trust that owns a portfolio of 64 office, industrial, retail, multi-family and hotel properties located in 19 states throughout the country. In addition, two associated companies provide comprehensive asset, partnership and property management services for 58 additional properties that are not owned by the Company. The combined portfolios encompass over 12 million rentable square feet in 22 states.

     The Company has entered into a definitive agreement, subject to a number of contingencies, to purchase a portfolio of 27 properties aggregating approximately 2,888,000 square feet for a total acquisition cost of approximately $146.8 million. See "Recent Activities -- Pending Acquisition." The Company intends to fund this acquisition in part with a portion of the proceeds of this offering and expects to complete such acquisition in the third quarter of 1997.

     The 6,300,000 shares of Common Stock of the Company offered hereby are all being sold by the Company. The Company plans to use the net proceeds of this offering to fund acquisition activities, repay outstanding indebtedness and for general corporate purposes. The Common Stock is listed on the New York Stock Exchange under the symbol "GLB." On July 2, 1997, the last reported sale price of the Common Stock on the New York Stock Exchange was $24.25 per share. The Company currently pays regular quarterly distributions representing an annualized distribution of $1.28 per share. See "Price Range of Common Stock and Distribution History."

     To assist the Company in maintaining its status as a real estate investment trust for federal income tax purposes, ownership by any person generally is limited to 9.75% of the issued and outstanding shares of Common Stock. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock" in the accompanying Prospectus.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

================================================================================================================
                                                      PRICE TO             UNDERWRITING          PROCEEDS TO
                                                       PUBLIC               DISCOUNT(1)          COMPANY(2)
----------------------------------------------------------------------------------------------------------------
Per Share......................................            $                     $                    $
Total(3).......................................            $                     $                    $
================================================================================================================

(1) The Company and the Operating Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at
    $600,000.         .
(3) The Company has granted the Underwriters a 30-day option to purchase up to 945,000 additional shares of Common Stock to cover over-allotments, if any. If all of these shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."
                         ------------------------------
     The shares of Common Stock are offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made against
payment therefor on or about            , 1997 at the offices of Bear, Stearns &
Co. Inc., 245 Park Avenue, New York, New York 10167.
                         ------------------------------

BEAR, STEARNS & CO. INC.
                ROBERTSON, STEPHENS & COMPANY
                               SALOMON BROTHERS INC
                                            JEFFERIES & COMPANY, INC.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS             , 1997

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

                                 [CHART/GRAPH]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus and incorporated by reference herein and therein. Unless indicated otherwise, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. As used herein, the term "Company" means Glenborough Realty Trust Incorporated, a Maryland corporation, and its consolidated subsidiaries for the periods from and after December 31, 1995 (the date of the Consolidation referred to below) and the Company's predecessor partnerships and companies for periods prior to the Consolidation, and the term "Operating Partnership" means Glenborough Properties, L.P. in which the Company holds a 1% interest as sole general partner and an approximate 88% limited partner interest. The offering of 6,300,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), made hereby is herein referred to as the "Offering." Information regarding shares of Common Stock, unless otherwise indicated, is based on a per share market price of $25.00. The last reported sale price on the New York Stock Exchange (the "NYSE") on July 2, 1997 was $24.25 per share. Unless otherwise indicated, ownership percentages of the Common Stock have been computed on a fully converted basis, assuming an exchange of Operating Partnership units for shares of Common Stock on a one-for-one basis. This Prospectus Supplement and the accompanying Prospectus, and the documents incorporated herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 (the "Exchange Act"), which statements involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" in the accompanying Prospectus and elsewhere in this Prospectus Supplement and the accompanying Prospectus.

                                  THE COMPANY

     The Company is a self-administered and self-managed real estate investment trust ("REIT") that owns a diversified portfolio of 64 office, industrial, retail, multi-family and hotel properties (the "Properties" and each a "Property") located in 19 states throughout the country. In addition, two associated companies (the "Associated Companies") provide comprehensive asset, partnership and property management services for a diversified portfolio of 58 additional properties that are not owned by the Company. The combined portfolios encompass over 12 million rentable square feet in 22 states.

     The Company's principal growth strategy is to capitalize on the opportunity to acquire diversified portfolios or individual properties on attractive terms. This strategy has evolved from the Company's predecessors' experience since 1978 in managing real estate partnerships and their assets and, since 1989, in acquiring portfolios and management interests from third parties. In particular, unlike most other REITs, the Company seeks to purchase diversified portfolios of properties. The Company believes such diversified portfolios can be acquired from partnerships as well as other REITs and life insurance companies and other institutions.

     The Company believes it can acquire diversified property portfolios at attractive prices because it can provide liquidity to the owners who otherwise face a limited market for such portfolios, and can, through the Company's UPREIT structure, address the current owners' tax concerns and structure transactions that may defer taxable gains. Consistent with its acquisition strategy, the Company intends to use a portion of the proceeds of the Offering to finance in part the Company's pending acquisition of a portfolio of 27 properties (the "T. Rowe Price Properties") aggregating approximately 2,888,000 square feet for a total purchase price of approximately $146.8 million and consisting of five office properties, 19 industrial properties and three retail properties located in 12 states. This acquisition is subject to a number of contingencies. Accordingly, there can be no assurance that the acquisition of all or any of these properties will be completed. See "Recent Activities -- Pending Acquisition." If this acquisition is completed, then, upon its completion, the Company will have acquired over $400 million of properties since it commenced operations on December 31, 1995.

     The following table sets forth certain information with respect to the Company's Properties as of the date of this Prospectus Supplement, assuming that the acquisition of the T. Rowe Price Properties had been completed. For similar information regarding only the Properties the Company owned as of the date of this Prospectus Supplement, see "Properties -- General."

                PRO FORMA PROPERTY TABLE BY TYPE OF PROPERTY(1)

                                                                                     ANNUALIZED
                                                                 RENTABLE       PROPERTY REVENUES(2)       OCCUPANCY RATE
                                                 NUMBER OF        SQUARE       -----------------------          AS OF
                TYPE OF PROPERTY                 PROPERTIES     FEET/UNITS       AMOUNT        PERCENT     MAY 31, 1997(3)
------------------------------------------------ ----------     ----------     -----------     -------     ---------------
Office..........................................     23         1,851,104      $29,261,184       37.3%            94%
Industrial......................................     49         5,323,597       26,868,348       34.3             95
Retail..........................................      9           954,821        9,571,788       12.2             92
Multi-family....................................      4               866        6,096,878(4)     7.8             95(5)
Hotels..........................................      6               726        6,581,040(4)     8.4             78(6)
                                                     --                                                           --
                                                                               -----------       ----
Total/Weighted Average..........................     91                        $78,379,238      100.0%            94%(7)
                                                     ==                        ===========       ====             ==

---------------

(1) Includes 27 properties expected to be acquired. See "Recent
    Activities -- Pending Acquisition."

(2) Based on Property revenues for the month ended May 31, 1997, as annualized, except multi-family and hotel Properties. For Properties acquired or to be acquired after May 31, 1997, represents revenues produced prior to acquisition.

(3) Represents economic occupancy. Includes May 31, 1997 occupancy rates of Properties acquired or to be acquired after May 31, 1997.

(4) Represents revenues for the 12 months ended May 31, 1997. For properties acquired after May 31, 1996, includes revenues produced prior to acquisition.

(5) Represents average economic occupancy (calculated using month-end actual occupancy rates) for the 12 months ended May 31, 1997. For Properties acquired after May 31, 1996, average occupancy rates were calculated based in part on occupancy rates prior to acquisition.

(6) Represents average economic occupancy for the 12 months ended May 31, 1997. For Properties acquired after May 31, 1996, average occupancy was calculated based in part on occupancy rates prior to acquisition.

(7) Excludes hotel Properties and multi-family Properties.

     The Company believes its strategy of acquiring Properties that are broadly diversified with respect to type and location reduces the risks otherwise associated with focusing on a single property type or a single geographical region.

     The Company commenced operations on December 31, 1995 through the merger of eight public limited partnerships and a management company with and into the Company (the "Consolidation"). Since the Consolidation, the Company has:

     - Increased its annualized quarterly distributions from $1.20 per share to $1.28 per share;

     - Completed two follow-on offerings of Common Stock in October 1996 and March 1997 (respectively, the "October 1996 Offering" and the "March 1997 Offering"), with aggregate gross proceeds of approximately $121.7 million;

     - Obtained a $50 million revolving line of credit (the "Line of Credit") and a $60 million term loan with Wells Fargo Bank, N.A. ("Wells Fargo Bank"); and

     - Increased its rentable square feet, number of multi-family units and number of hotel suites through the acquisition of (i) 17 office Properties, 21 industrial Properties and three retail Properties aggregating approximately 3,485,000 rentable square feet, (ii) three multi-family Properties aggregating 762 units and (iii) two hotels aggregating 227 rooms.

     The total return to the Company's stockholders from the completion of the Company's March 1997 Offering to July 2, 1997 was 21.7%, including share price appreciation and assuming reinvestment of distributions. Past performance, however, is not necessarily indicative of the results that will be obtained in the future from an investment in the Company's Common Stock, and no assurance can be given that an investor in the Offering will achieve similar results. See "Risk Factors" in the accompanying Prospectus for a discussion of risks associated with the Company's future performance.

     The Company's seven executive officers collectively own approximately 11% of the Company's Common Stock and will own approximately 7% after giving effect to the Offering. The executive officers have been with the Company or its predecessors for an average of ten years. The Company and the Associated Companies employ an experienced staff of approximately 430 employees who provide a full range of real estate services from their headquarters in San Mateo, California and from 29 property management offices located across the country.

                               RECENT ACTIVITIES

     The following is a summary of the Company's acquisition and financing activities since the Consolidation through the date of this Prospectus Supplement.

PENDING ACQUISITION

     T. Rowe Price Properties. In April 1997, the Company entered into definitive agreements with five limited partnerships, two general partnerships and one private REIT, each organized by affiliates of T. Rowe Price, to acquire the T. Rowe Price Properties, a portfolio of 27 properties aggregating approximately 2,888,000 square feet. The total acquisition cost, including capitalized costs, is expected to be approximately $146.8 million, which it is anticipated will be paid entirely in cash from a combination of the proceeds of the Offering and mortgage debt. The T. Rowe Price Properties consist of five office properties, 19 industrial properties (including eight office/industrial complexes) and three retail properties located in 12 states. This acquisition is subject to a number of contingencies, including approval of the acquisition by the limited partners, general partners or stockholders of the sellers, as the case may be, satisfactory completion of title and environmental due diligence and customary closing conditions. Accordingly, there can be no assurance that any or all of T. Rowe Price Properties will be acquired. See "Risk
Factors -- Risks Associated with the T. Rowe Price Properties Acquisition" in the accompanying Prospectus.

1997 COMPLETED ACQUISITIONS

     Centerstone Property. In July 1997, the Company acquired an office property containing 157,579 square feet (the "Centerstone Property") located in Irvine, California. The total acquisition cost, including capitalized costs, was approximately $30.4 million, which consisted of (i) approximately $5.5 million in the form of 275,000 partnership units in the Operating Partnership (based on an agreed per unit value of $20.00), and (ii) the balance in cash from a combination of borrowings under the Line of Credit and the net proceeds of the sale of certain assets (see " -- Redeployment of Assets").

     CRI Properties. In June 1997, the Company acquired from Carlsberg Realty, Inc. a portfolio of three Properties, aggregating approximately 245,600 square feet (the "CRI Properties"). The total acquisition cost, including capitalized costs, was approximately $14.8 million, which was paid entirely in cash from borrowings under the Line of Credit. The CRI Properties consist of one office Property in California and two industrial Properties in Arizona. The CRI Properties have been managed by Glenborough Corporation, one of the Associated Companies, since November 1996.

     E&L Properties. In April 1997, the Company acquired from seven partnerships and their general partner, a Southern California syndicator, a portfolio of 11 Properties, aggregating approximately 522,000 square feet, together with associated management interests (the "E&L Properties"). The total acquisition cost, including capitalized costs, was approximately $22.2 million, which consisted of (i) approximately $12.8 million of mortgage debt assumed, (ii) approximately $6.7 million in the form of 352,197 partnership units in the Operating Partnership (based on an agreed per unit value of $19.075), (iii) approximately $633,000 in the form of approximately 33,198 shares of Common Stock of the Company (based on an agreed per share value of $19.075), and (iv) the balance in cash. The cash portion was paid from borrowings under the Line of Credit. The E&L Properties consist of one office and ten industrial Properties, all located in Southern California.

     CIGNA Properties. In April 1997, the Company acquired from two partnerships formed and managed by affiliates of CIGNA a portfolio of six Properties, aggregating approximately 616,000 square feet and 224 multi-family units (the "CIGNA Properties"). The total acquisition cost, including capitalized costs, was approximately $45.4 million, which was paid entirely in cash from the proceeds of a new $40 million unsecured loan from Wells Fargo Bank (the "CIGNA Acquisition Financing") and borrowings under the Line of Credit. The CIGNA Properties consist of two office Properties, two industrial Properties, a shopping center and a multi-family Property, and are located in four states.

     Lennar Properties. In April 1997, the Company acquired from two limited partnerships and one limited liability company managed by affiliates of Lennar Partners a portfolio of three Properties, aggregating approximately 282,000 square feet (the "Lennar Properties"). The total acquisition cost, including capitalized costs, was approximately $23.2 million, which was paid in cash from the proceeds of the March 1997 Offering. The Lennar Properties consist of one office Property located in Virginia and two industrial Properties located in Massachusetts.

     Riverview Property. In April 1997, the Company acquired from a private seller a 15-story office property containing 227,129 square feet located in Bloomington, Minnesota (the "Riverview Property"). The total acquisition cost, including capitalized costs, was approximately $20.5 million, of which approximately $16.3 million was paid in cash from the proceeds of the March 1997 Offering, and the balance was paid in cash from borrowings under the Line of Credit.

     Scottsdale Hotel. In February 1997, the Company acquired a 163-suite hotel Property (the "Scottsdale Hotel"), which began operations in January 1996 and is located in Scottsdale, Arizona. The total acquisition cost, including capitalized costs, was approximately $12.1 million, which consisted of approximately $4.6 million of mortgage debt assumed, and the balance in cash. The cash portion was financed through advances under the Line of Credit and the retirement of a mortgage receivable. The Scottsdale Hotel and four of the Company's other hotel Properties are marketed as Country Suites by Carlson.

1996 ACQUISITIONS

     In 1996, the Company acquired 20 Properties for an aggregate purchase price of approximately $93.4 million consisting of (i) nine office Properties, six industrial Properties and two retail Properties aggregating approximately 1,438,000 rentable square feet, (ii) two multi-family Properties aggregating 538 units and (iii) one hotel Property containing 64 rooms.

OTHER ACQUISITION OPPORTUNITIES

     Acquisition Pipeline. The Company maintains an active acquisition department which identifies, evaluates, negotiates and consummates portfolio and individual property investments. Currently, other than the T. Rowe Price Properties, the Company has no potential acquisitions under either letter of intent or definitive agreement, but is considering acquisitions involving, in the aggregate, in excess of $600 million in total capitalized costs. Any future acquisition would be subject to a number of contingencies, including a review of the physical and economic characteristics of the properties involved, negotiation of detailed terms and formal documentation. There can be no assurance that any of the acquisitions under consideration will ultimately be consummated. See "Risk Factors -- Risks Associated with Acquisitions" in the accompanying Prospectus.

     Possible Tender Offer Acquisitions. In addition to its current program of negotiated property and portfolio acquisitions, the Company intends to consider opportunities to acquire interests in properties and portfolios of properties through tender offers for public and private limited partnerships. Depending upon the opportunity and the circumstances, these offers may be made with or without the cooperation of the general partner. As the Company is currently evaluating this addition to its acquisition strategy and no tender offer transactions have been initiated, there is no certainty that the Company will adopt this strategy or that any such transactions will be completed. See "Risk Factors -- Risks Associated with Tender Offers" in the accompanying Prospectus.

REDEPLOYMENT OF ASSETS

     The Company periodically reviews its current portfolio of investments for opportunities to redeploy capital from certain existing Properties or mortgage receivables to other properties or investments that the Company believes have characteristics more suited to its overall growth strategy and operating goals. Consistent with this strategy, in February 1997 the Company acquired the Scottsdale Hotel using in part the proceeds from the retirement of a mortgage receivable which the Company had acquired in connection with the Consolidation and which it believed did not fit the Company's overall strategy. In addition, the Company recently sold from its retail portfolio six Atlanta Auto Care Center Properties and nine of the ten QuikTrip Properties for an aggregate sales price of approximately $12.1 million. The Company expects to sell its remaining QuikTrip Property by August 31, 1997 for a sales price of approximately $1.1 million. The Company intends to use the net proceeds from the sale of such Properties to fund the acquisition of properties which the Company believes have greater growth potential. The Company also has entered into a definitive agreement to sell the Shannon Crossing Property, which is a retail Property. This sale is subject to a number of contingencies, and there can be no assurance that such sale will be consummated.

FINANCING ACTIVITIES

     Wells Fargo Bank Debt Financing. Wells Fargo Bank has substantially completed underwriting and due diligence for a $60 million mortgage loan to the Company (the "$60 Million Mortgage") to be secured by the Lennar Properties, the Riverview Property, the Centerstone Property and five of the CIGNA Properties. In the interim, Wells Fargo Bank funded on June 19, 1997 a $60 million unsecured "bridge" loan, which was used to (i) repay all principal and accrued interest under the $40 million CIGNA Acquisition Financing, and (ii) reduce the outstanding balance under the Company's Line of Credit by approximately $20 million.

     The terms of the $60 Million Mortgage are set forth in a non-binding letter of intent which provides, among other things, for a 10-year term, interest at a fixed annual rate of 7.5% and monthly payments based on a 25-year amortization schedule. The Company anticipates that documentation and closing of the $60 Million Mortgage will be completed by July 31, 1997. The $60 million unsecured bridge loan, which will be replaced by the $60 Million Mortgage, bears interest at a 7.44% fixed annual rate and matures on July 31, 1997, subject to a 90-day extension at the Company's option. In addition, Wells Fargo Bank is in the process of underwriting additional mortgage financing to be secured by certain of the T. Rowe Price Properties. The Company anticipates that the amount of this financing will be at least $16 million and could be as much as $35 million if the Company makes additional acquisitions (such additional mortgage financing and the $60 Million Mortgage, collectively, the "Wells Fargo Financing").

     March 1997 Offering. In March 1997, the Company completed a public offering of 3,500,000 shares of its Common Stock at a price of $20.25 per share. The net proceeds of approximately $66.1 million were used for the acquisition of certain Properties and to repay approximately $24.9 million of the then outstanding balance under the Line of Credit.

     Increased Distributions. In January 1997, the Company announced a 6.7% increase in its regular quarterly distribution from $.30 to $.32 per share of Common Stock. See "Distribution Policy."

                                  THE OFFERING

     All of the shares of Common Stock offered hereby are being sold by the Company. None of the Company's stockholders is selling any shares of Common Stock in the Offering.

Shares of Common Stock Offered....................  6,300,000
Shares of Common Stock Outstanding
  Before the Offering(1)..........................  14,466,009
Shares of Common Stock Outstanding
  After the Offering(1)...........................  20,766,009
Use of Proceeds...................................  To fund in part the acquisition of the T. Rowe
                                                    Price Properties, reduce outstanding
                                                    indebtedness and for general corporate purposes.
                                                    See "Use of Proceeds."
NYSE Symbol.......................................  "GLB"

---------------

(1) Assumes the exchange of all 1,271,317 units of the Operating Partnership not owned by the Company for shares of Common Stock.

                                  RISK FACTORS

     See "Risk Factors" beginning at page 6 of the accompanying Prospectus for certain factors relating to an investment in the Common Stock.

                                  THE COMPANY

     The Company is a self-administered and self-managed REIT that owns a diversified portfolio of 64 office, industrial, retail, multi-family and hotel Properties located in 19 states throughout the country. In addition, the two Associated Companies provide comprehensive asset, partnership and property management services for a diversified portfolio of 58 additional properties that are not owned by the Company. The combined portfolios encompass over 12 million rentable square feet in 22 states.

     The Company was incorporated in the state of Maryland on August 26, 1994. On December 31, 1995, the Company completed the Consolidation in which Glenborough Corporation, a California corporation ("Old GC"), and eight public limited partnerships (collectively with Old GC, the "GRT Predecessor Entities") merged with and into the Company. A portion of the Company's operations are conducted through the Operating Partnership, in which the Company holds a 1% interest as the sole general partner and an approximate 88% limited partnership interest. The Company's executive offices are located at 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708, and its telephone number is
(415) 343-9300.

GROWTH STRATEGY

     The Company seeks to achieve sustainable long-term growth in Funds from Operations primarily through the following strategies:

     - Acquiring diversified portfolios or individual properties on attractive terms, often from public and private partnerships as well as from other REITs and life insurance companies and other institutions;

     - Acquiring properties from entities controlled by Glenborough Corporation, one of the Associated Companies;

     - Improving the performance of Properties in the Company's portfolio; and

     - Constantly reviewing the Company's current portfolio for opportunities to redeploy capital from certain existing Properties into other properties which the Company believes have characteristics more suited to its overall growth strategy and operating goals.

  Acquisitions

     Acquisition Characteristics. The Company primarily seeks to acquire diversified portfolios and individual properties with certain of the following characteristics: (i) a stable stream of income, both historical and projected;
(ii) existing management fees and costs that, when internalized, would augment the Company's investment return; (iii) properties generally constructed after 1970; (iv) little or no exposure to hazardous materials; (v) prudent debt levels; (vi) potential for substantial overhead savings that could be converted to distributions; (vii) low-to-moderate vacancy levels; (viii) diversified tenant risk; (ix) low-to-moderate deferred maintenance; (x) substantial geographic overlap with the Company's existing portfolio, to capitalize on the Company's existing management capabilities; and (xi) predominantly comprised of office, industrial, retail, multi-family properties, and/or hotel properties.

     Portfolio Acquisitions. The Company seeks to grow by acquiring diversified property portfolios, and believes there are significant acquisition opportunities for such portfolios. The Company believes that public and private partnerships, other REITs and life insurance companies and other institutions own diversified portfolios which represent significant acquisition opportunities. For example, according to Robert A. Stanger & Co., Inc. ("Stanger"), a substantial percentage of public and private partnerships, representing original equity investments in excess of $70 billion, own portfolios that are diversified geographically or by property type or both.

     The Company believes that it can acquire diversified portfolios on attractive terms because it can provide liquidity to the owners who otherwise face a limited market for their portfolios and can, through the Company's UPREIT structure, address the current owners' tax concerns and structure transactions that may defer taxable gains. The Company further believes that there is a limited number of purchasers who seek to buy diversified portfolios. For example, most REITs pursue a strategy that focuses either on specific property types or geographic regions or both, and thus do not provide an outlet for bulk sales by diversified portfolio owners. For a diversified portfolio seller that is seeking to liquidate, an alternative to a bulk sale would be a gradual sell-off of assets. Such an approach, however, may require an extended period of time and be prohibitively expensive.

     The Company believes that, in particular, limited partnerships and the limited partners in such partnerships face difficult liquidity alternatives. According to Stanger, few of the private partnerships, and less than half of the public partnerships, are traded in any active secondary market. The Company believes the majority of the limited partners in these partnerships would be interested in solutions providing liquidity. The principal options available to such limited partners include (i) selling their units for cash on the secondary market, which according to Stanger, has a pricing structure that typically discounts unit values relative to underlying asset values, and (ii) more recently, selling their units for cash to large, well-financed investors who solicit limited partners to sell their interests at prices that are higher than prevailing secondary market prices but generally lower than the seller's underlying asset value. In addition to their discounted pricing structure, these solutions may not be preferred by limited partners who, as a result of past tax benefits or other factors, may incur significant tax liabilities as a result of such sale.

     Given the limited alternatives available to partnerships and other holders of diversified portfolios as described above, the Company believes that its emphasis on diversified portfolios, its long-term investment strategy and self-managed structure enable it to compete effectively for the acquisition in bulk of diversified portfolios. The Company believes it can offer consideration (in the form of units of the Operating Partnership, Common Stock of the Company and/or cash) which both exceeds that otherwise available to diversified portfolio owners and meets the Company's investment criteria.

     Individual Property Acquisitions. From time to time the Company will acquire individual properties that it believes will enhance the Company's profitability and take advantage of existing management resources.

     Possible Tender Offer Acquisitions. In addition to its current program of negotiated portfolio and individual property acquisitions, the Company intends to consider opportunities to acquire interests in portfolios and individual properties through tender offers for public and private limited partnerships. Depending upon the opportunity and the circumstances, such offers may be made with or without the cooperation of the general partner of such partnerships. As the Company is currently evaluating this addition to its acquisition strategy and no tender offer transactions have been initiated, there is no certainty that the Company will adopt this strategy or that any such transactions will be completed. See "Risk Factors -- Risks Relating to Tender Offers" in the accompanying Prospectus.

  The Associated Companies

     Glenborough Corporation. The Company seeks to acquire properties from entities controlled by Glenborough Corporation ("GC"), a California corporation formerly known as Glenborough Realty Corporation, which (i) serves as general partner of several real estate limited partnerships for whom it provides management services, asset management and property management services, (ii) provides property management services for a limited portfolio of properties owned by unaffiliated third parties, and (iii) provides management services for certain partnerships sponsored by Rancon Financial Corporation, an unaffiliated corporation which has significant real estate assets in the Inland Empire region of Southern California (the "Rancon Partnerships"); these services include asset management, property development, Securities and Exchange Commission reporting, accounting, investor relations and property management services. The services to the Rancon Partnerships were previously provided by Glenborough Inland Realty Corporation ("GIRC"), a California corporation, which merged with GC effective June 30, 1997. In the merger between GC and GIRC, the Company received preferred stock of GC in exchange for its preferred stock of GIRC, on a one-for-one basis. Following the merger, the Company holds the same preferences with respect to dividends and liquidation distributions paid by GC as it previously held with respect to GC and GIRC combined.

     The Company owns 100% of the 38,000 shares (representing 95% of total outstanding shares) of non-voting preferred stock of GC. GC also has 2,000 shares (representing 5% of total outstanding shares) of voting common stock outstanding. One individual owns 33 1/3% of such common stock, and four individuals, two of whom, Sandra L. Boyle and Frank Austin, are executive officers of the Company, each own 16 2/3% of the common stock. The Company, through its ownership of preferred stock of GC, is entitled to receive cumulative, preferred annual dividends of $1.133 per share, which GC must pay before it pays any dividends with respect to the common stock of GC. Once GC pays the required cumulative preferred dividend, it will pay any additional dividends in equal amounts per share on both the preferred stock and the common stock at 95% and 5%, respectively. Through the preferred stock, the Company is also entitled to receive a preferred liquidation value of $114.50 per share plus all cumulative and unpaid dividends. The preferred stock is subject to redemption at the option of GC after December 31, 2005, for a redemption price of $114.50 per share.

     Glenborough Hotel Group. The Company, through the Operating Partnership, leases its hotel properties to Glenborough Hotel Group ("GHG"). The Operating Partnership holds a first mortgage on another hotel, which is managed by GHG under a contract with its owner. GHG also manages one other hotel owned by Outlook Income Fund 9, a partnership whose general partner is GC, as well as two resort condominium hotels.

     The Company owns 100% of the 50 shares of non-voting preferred stock of GHG. Three individuals, one of whom, Terri Garnick, is an executive officer of the Company, each own 33 1/3% of the 1,000 shares of voting common stock of GHG. The Company, through its ownership of preferred stock, is entitled to receive cumulative, preferred annual dividends of $600 per share, which GHG must pay before it pays any dividends with respect to the common stock. Once GHG pays the required cumulative preferred dividend, it will pay 75% of any additional dividends to holders of the preferred stock, and 25% to holders of the common stock. Through the preferred stock, the Company is also entitled to receive a preferred liquidation value of $40,000 per share plus all cumulative and unpaid dividends. The preferred stock will be subject to redemption at the option of GHG after December 31, 1999, for a redemption price of $40,000 per share.

     Ownership Structure of the Associated Companies. The Company intends for its ownership interest in each of the Associated Companies to comply with REIT qualification standards. As the holder of preferred stock in an Associated Company, the Company has no voting power with respect to the election of the directors of the Associated Company, thus, all power to elect directors of an Associated Company is held by the respective owners of the common stock of the Associated Company. The ownership structure of the Associated Companies is intended to provide the Company with a significant portion of economic benefits of each of the Associated Companies. The Company accounts for the financial results of each of the Associated Companies using the equity method.

  Internal Growth

     The Company seeks market rent increases as leases are renewed. In addition, many of the commercial leases provide for rent increases that are either fixed or based on a consumer price index ("CPI"). Such increases, together with anticipated future rents from space now vacant, provide an opportunity for increased revenues. The leases for the hotel portfolio provide the Company with either a base rent amount or a percentage of the hotel's revenue, whichever is higher, thus, the Company will participate in any increase in hotel revenues.

  Redeployment of Assets

     The Company periodically reviews the existing Properties, and sells certain Properties and reinvests the proceeds in other properties which the Company believes have characteristics more suited to its overall growth strategy and operating goals. For example, the Company may: (i) sell properties that have matured beyond a point of significant future growth potential and replace them with properties with comparable cash flow but higher growth potential; (ii) sell some smaller or management intensive properties and replace them with larger or more management-efficient properties; and (iii) seek to reduce the number of cities in which it does business. By redeploying assets in this manner, the Company believes it can achieve certain economies of scale with respect to staffing and overhead levels. See "Recent Activities -- Redeployment of Assets."

FINANCING POLICIES

     Conservative Debt Strategy. On a pro forma basis, giving effect to the pro forma adjustments described in "Selected Historical and Pro Forma Financial and Other Data" for the unaudited pro forma balance sheet data as of March 31, 1997, the Company's total indebtedness as of March 31, 1997 would have been $132.8 million, which represents a debt to total market capitalization (debt divided by the sum of market value of equity plus debt) ratio of approximately 20.4%. This ratio is consistent with the Company's conservative strategy of maintaining its debt to total market capitalization ratio at a level of 30% or less. In addition, the Company's Articles of Incorporation (the "Charter") limits the Company's ability to incur additional debt if the Company's total debt would exceed 50% of the greater of the Company's fair market value or total market capitalization (sum of market value of equity plus debt), as defined in the Charter. This debt limitation contained in the Company's Charter cannot be changed without the affirmative vote of the stockholders of the Company in accordance with Maryland General Corporation Law.

     Limited Floating Interest Rate Debt. The Company seeks to limit the amount of its indebtedness that is subject to floating interest rates. On a pro forma basis, giving effect to the pro forma adjustments described in "Selected Historical and Pro Forma Financial and Other Data" for the unaudited pro forma balance sheet data as of March 31, 1997, $9.7 million, or 7.3% of the Company's aggregate indebtedness as of March 31, 1997 would have been subject to floating interest rates.

INVESTMENT POLICIES

     The Company seeks to invest in income-producing property, both directly and through joint ventures with unaffiliated third parties, including institutional investors. Prospective real estate investment opportunities undergo an underwriting process that evaluates the following: (i) reasonably anticipated levels of net cash and ultimate sales value, based on evaluation of a range of factors including, but not limited to, rental levels under existing leases; (ii) financial strength of tenants; (iii) levels of expense required to maintain operating services and routine building maintenance at competitive levels; and
(iv) levels of capital expenditures required to maintain the capital components of the building in good working order and in conformance with building codes, health, safety and environmental and other standards.

     The Company conducts physical site inspections of each property under consideration and also engages outside professionals to independently inspect properties prior to acquisition. The Company either engages outside professionals to conduct Phase I environmental assessments for all acquisitions, or relies on either: (i) the availability of a recent report prepared for a third party; or (ii) in the case of a property managed by an Associated Company, the experience of the Associated Company in managing the property, when the incremental benefit of obtaining a report is believed by the Company to be outweighed by the cost. Based upon the results of these inspections, assessments, reports and experience, the Company evaluates the risks associated with a proposed acquisition prior to its completion and takes appropriate corrective measures.

     The Company emphasizes equity real estate investments, but may also invest in mortgages, securitized mortgage portfolios or other assets consistent with maintaining qualification as a REIT. The Company will not invest in derivative financial instruments except for the limited purpose of prudently hedging interest rate risk under variable interest rate debt. The Company has no plans to invest in derivative financial instruments.

     The Board of Directors of the Company reviews the investment policies of the Company periodically to determine that the investment policies being followed by the Company at any time are in the best interests of the Company's stockholders. The Board of Directors may alter the Company's investment policies if it determines in the future that such a change is in the best interests of the Company and its stockholders. The methods of implementing the Company's investment policies may vary as new investment and financing techniques are developed or for other reasons.

     The Company has also adopted a policy that no acquisition of properties from GPA, Ltd. or Robert or Andrew Batinovich or their families or from other entities in which they have an interest will be made without the approval of at least two-thirds of the Company's independent directors.

                             ORGANIZATIONAL DIAGRAM
                   (on a pro forma basis as of July 2, 1997)

                                      LOGO
---------------

(1) On a pro forma basis, giving effect to the Offering and the use of the net proceeds therefrom as described in "Use of Proceeds," the remaining interests in the Operating Partnership, other than the interests held by the Company, are: (i) a 3.16% limited partner interest held by GPA, Ltd., a California limited partnership, (ii) a 0.07% limited partner interest held by Robert Batinovich, and (iii) an aggregate of 3.71% of limited partner interests held by certain other persons. GPA, Ltd. is owned by Robert Batinovich, who holds a 1% general partner interest, and Glenborough Partners, a California limited partnership, which holds a 99% limited partner interest. The Company owns a 4.0% limited partner interest in Glenborough Partners, and Robert Batinovich and Andrew Batinovich and members of their immediate families own an approximate 21% aggregate interest (including both general partner and limited partner interests) in Glenborough Partners. The remaining 75% interests in Glenborough Partners are held in aggregate by approximately 400 private investors.

                                 RECENT ACTIVITIES

     Consistent with the Company's strategy for growth, the Company has, during 1997 through the date of this Prospectus Supplement, acquired, or entered into definitive agreements to acquire, 53 properties, aggregating approximately 4.9 million rentable square feet, 224 multi-family units, and 163 hotel rooms, for an aggregate total purchase price of approximately $315 million. In addition, in March 1997, the Company completed the March 1997 Offering of 3,500,000 shares of Common Stock, and in June 1997, the Company obtained a $60 million term loan with Wells Fargo Bank.

     The following is a summary of the Company's acquisition and financing activities since the Consolidation through the date of this Prospectus Supplement.

PENDING ACQUISITION

     T. Rowe Price Properties. In April 1997, the Company entered into definitive agreements with five limited partnerships, two general partnerships and one private REIT, each organized by affiliates of T. Rowe Price, to acquire the T. Rowe Price Properties, a portfolio of 27 properties, aggregating approximately 2,888,000 square feet. The total acquisition cost, including capitalized costs, is expected to be approximately $146.8 million, which it is anticipated will be paid entirely in cash from a combination of the proceeds of the Offering and mortgage debt. The T. Rowe Price Properties consist of five office properties, 19 industrial properties (including eight office/industrial complexes) and three retail properties located in 12 states. This acquisition is subject to a number of contingencies, including approval of the acquisition by the limited partners, general partners or stockholders of the sellers, as the case may be, satisfactory completion of title and environmental due diligence and customary closing conditions. Accordingly, there can be no assurance that any or all of T. Rowe Price Properties will be acquired. See "Risk
Factors -- Risks Associated with the T. Rowe Price Properties Acquisition."

     The following table sets forth certain information for each of the T. Rowe Price Properties:

                            T. ROWE PRICE PROPERTIES

                                                                                                                 ANNUALIZED
                                                                    OCCUPANCY                               PROPERTY REVENUES(3)
                                                        RENTABLE     RATE AS      AVERAGE     ANNUALIZED
                                              YEAR       SQUARE        OF       RENT/LEASED      BASE       ---------------------
    PROPERTY             CITY          ST   COMPLETED     FEET      5/31/97(1)  SQUARE FEET     RENT(2)       AMOUNT      PERCENT
----------------  ------------------  ----  ---------   ---------   ---------   -----------   -----------   -----------   -------
OFFICE
  Buschwood
    II..........  Tampa               FL       1989        76,930      100%       $ 14.81     $ 1,139,316   $ 1,216,188      5.3%
  Montgomery....  Gaithersburg        MD       1982       116,348       90          13.95       1,461,192     1,502,784      6.6
  Gatehall I....  Parsipanny          NJ       1983       113,604       85          15.77       1,523,184     1,609,296      7.1
  Clark
    Avenue......  King of Prussia     PA       1965        40,000      100           6.23         249,204       296,424      1.3
  Post Oak
    Place.......  Houston             TX       1971        56,449       78          16.17         711,888       706,416      3.1
                                                        ---------      ---         ------     -----------   -----------     ----
  Subtotal/Weighted
    Average.....                                          403,331       90%       $ 14.04     $ 5,084,784   $ 5,331,108     23.4%
                                                        ---------      ---         ------     -----------   -----------     ----
INDUSTRIAL
  Baseline......  Tempe               AZ       1984       100,204       93           6.88         641,076       647,412      2.8
  Springdale....  Santa Fe Springs    CA       1985       144,000      100           4.55         655,260       759,960      3.3
  Coronado......  Anaheim             CA       1975        95,732      100           3.84         367,608       440,304      1.9
  Scripps
    Terrace.....  San Diego           CA       1986        56,796       90           6.71         343,164       433,140      1.9
  Tierrasanta...  San Diego           CA       1985       104,236       62           7.52         486,168       562,104      2.5
  Valley
    Business
    Center......  Denver              CO       1958       202,540       96           5.20       1,011,792     1,275,696      5.6
  Newport
    Center......  Deerfield Beach     FL       1984        62,411       98           6.87         420,300       607,596      2.7
  Business
    Plaza.......  Ft. Lauderdale      FL       1982        66,372       91           9.26         559,548       741,360      3.3
  Burnham.......  Boca Raton          FL       1980        71,168      100           3.99         283,956       328,512      1.4
  Airport
    Perimeter...  College Park        GA       1982       120,986       78           4.59         433,548       485,004      2.1
  The Business
    Park........  Gwinett County      GA       1984       157,153       96           7.48       1,128,972     1,253,172      5.5
  Atlantic......  Gwinett County      GA       1975       187,844      100           3.42         642,192       670,164      2.9
  Oakbrook
    Corners.....  Norcross            GA       1984       123,948       83           6.42         660,192       734,628      3.2
  Bonnie Lane...  Elk Grove Village   IL       1981       119,590      100           3.99         477,588       743,112      3.3
  Glenn
    Avenue......  Wheeling            IL       1981        82,000      100           3.84         315,108       588,408      2.6
  Wood Dale.....  Wood Dale           IL       1979        89,718       70           5.07         318,576       380,724      1.7
  Riverview.....  St. Paul            MN       1978       113,700      100           3.97         451,884       718,560      3.1
  Winnetka......  Crystal             MN       1982       188,260      100           3.87         728,568     1,272,300      5.6
  Kent Park.....  Kent                WA       1981       138,157      100           4.61         636,900       771,624      3.4
                                                        ---------      ---         ------     -----------   -----------     ----
  Subtotal/Weighted
    Average.....                                        2,224,815       93%       $  5.09     $10,562,400   $13,413,780     58.8%
                                                        ---------      ---         ------     -----------   -----------     ----
RETAIL
  River Run.....  Miramar             FL       1988        92,787       93           8.37         722,640     1,051,344      4.6
  Westbrook
    Commons.....  Westchester         IL       1983       121,538       98          11.42       1,360,224     2,320,548     10.2
  Goshen........  Gaithersburg        MD       1988        45,546       88          14.22         569,784       692,484      3.0
                                                        ---------      ---         ------     -----------   -----------     ----
  Subtotal/Weighted
    Average.....                                          259,871       94%       $ 10.81     $ 2,652,648   $ 4,064,376     17.8%
                                                        ---------      ---         ------     -----------   -----------     ----
Total/Weighted
  Average.......                                        2,888,017       93%       $  6.82     $18,299,832   $22,809,264      100%
                                                        =========      ===         ======     ===========   ===========     ====

---------------

(1) Represents economic occupancy.

(2) Represents Base Rent for the month ended May 31, 1997, as annualized. As used herein, "Base Rent" represents base rent less concessions.

(3) Represents Property revenues for the month ended May 31, 1997, as annualized.

     The following table sets forth combined financial information for the T. Rowe Price Properties for the periods indicated. Certain of the T. Rowe Price Properties ("Group A") have a September 30 fiscal year end, and the remaining T. Rowe Price Properties ("Group B") have a December 31 fiscal year end.

              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                OF THE T. ROWE PRICE PROPERTIES, GROUPS A AND B
                                 (IN THOUSANDS)

                                        GROUP A                               GROUP B
                                       SIX MONTHS          GROUP A          THREE MONTHS         GROUP B
                                         ENDED            YEAR ENDED           ENDED           YEAR ENDED
                                     MARCH 31, 1997   SEPTEMBER 30, 1996   MARCH 31, 1997   DECEMBER 31, 1996
                                      (UNAUDITED)         (AUDITED)         (UNAUDITED)         (AUDITED)
                                     --------------   ------------------   --------------   -----------------
REVENUES...........................      $2,191             $4,246             $4,340            $16,751
CERTAIN EXPENSES:
  Operating........................         489                990                689              3,112
  Real estate taxes................         194                460                668              2,661
                                         ------             ------             ------            -------
                                            683              1,450              1,357              5,773
                                         ------             ------             ------            -------
REVENUES IN EXCESS OF CERTAIN
  EXPENSES.........................      $1,508             $2,796             $2,983            $10,978
                                         ======             ======             ======            =======

     The following table sets forth contractual lease expirations for the T. Rowe Price Properties for the remainder of 1997 and thereafter, as of May 31, 1997.

                        T. ROWE PRICE LEASE EXPIRATIONS

                                                                                                  PERCENTAGE OF TOTAL
                                                    RENTABLE SQUARE                                ANNUAL BASE RENT
           YEAR OF                 NUMBER OF       FOOTAGE SUBJECT TO      ANNUAL BASE RENT         REPRESENTED BY
      LEASE EXPIRATION          LEASES EXPIRING     EXPIRING LEASES      UNDER EXPIRING LEASES    EXPIRING LEASES(1)
-----------------------------   ---------------    ------------------    ---------------------    -------------------
OFFICE
  1997(2)....................          22                  51,993             $   833,986                 15.2%
  1998.......................          19                  58,134                 993,204                 18.1
  1999.......................          11                  59,236                 854,314                 15.6
  2000.......................           7                  50,046                 556,697                 10.2
  2001.......................          11                  55,966                 984,463                 18.0
  2002.......................           3                  17,126                 194,504                  3.5
  2003.......................           1                   4,835                  87,030                  1.6
  2004.......................           2                  21,242                 361,560                  6.6
  2005.......................           1                  12,968                 207,488                  3.8
  2006.......................           1                   8,166                 126,579                  2.3
  Thereafter.................           1                  16,879                 278,504                  5.1
                                      ---               ---------             -----------                -----
     Subtotal................          79                 356,591(3)          $ 5,478,329(4)             100.0%
                                      ---               ---------             -----------                -----

                                                                                                  PERCENTAGE OF TOTAL
                                                    RENTABLE SQUARE                                ANNUAL BASE RENT
           YEAR OF                 NUMBER OF       FOOTAGE SUBJECT TO      ANNUAL BASE RENT         REPRESENTED BY
      LEASE EXPIRATION          LEASES EXPIRING     EXPIRING LEASES      UNDER EXPIRING LEASES    EXPIRING LEASES(1)
                                      ---              ---------              -----------                -----
INDUSTRIAL
  1997(2)....................          46                 250,814             $ 1,403,938                 13.6%
  1998.......................          81                 564,512               2,911,260                 28.1
  1999.......................          88                 567,146               2,797,628                 27.0
  2000.......................          37                 344,179               1,616,663                 15.6
  2001.......................          18                 131,645                 674,448                  6.5
  2002.......................           6                  65,737                 303,503                  2.9
  2003.......................           2                 122,957                 479,234                  4.7
  2004.......................           3                  27,357                 148,355                  1.4
  2005.......................          --                      --                      --                  0.0
  2006.......................           1                   2,306                  23,060                  0.2
  Thereafter.................          --                      --                      --                   --
                                      ---               ---------             -----------                -----
     Subtotal................         282               2,076,653(3)          $10,358,089(4)             100.0%
                                      ---               ---------             -----------                -----
RETAIL
  1997(2)....................           7                  12,583             $   200,473                  7.3%
  1998.......................          17                  36,043                 506,561                 18.5
  1999.......................          17                  21,884                 345,321                 12.6
  2000.......................           9                   9,934                 149,796                  5.5
  2001.......................           9                  14,778                 222,986                  8.2
  2002.......................           1                     900                  13,500                  0.5
  2003.......................           2                   3,700                  64,048                  2.4
  2004.......................           3                  54,515                 408,519                 15.0
  2005.......................           3                  11,090                 175,292                  6.4
  2006.......................           2                   6,750                  75,600                  2.8
  Thereafter.................           5                  72,805                 569,033                 20.8
                                      ---               ---------             -----------                -----
     Subtotal................          75                 244,982(3)          $ 2,731,129(4)             100.0%
                                      ---               ---------             -----------                -----
          Total..............         436               2,678,226(3)          $18,567,547(4)             100.0%
                                      ===               =========             ===========                =====

---------------

(1) Annual Base Rent expiring during each period, divided by total Base Rent for the property type (both adjusted for contractual increases).

(2) Reflects leases expiring after May 31, 1997 and includes leases that have initial terms of less than one year.

(3) This figure is based on square footage actually leased (which excludes vacant space), and thus differs from "Rentable Square Feet" in the preceding
    T. Rowe Price Properties table (which includes vacant space).

(4) This figure is based on square footage actually leased (which excludes vacant space) and incorporates contractual rent increases arising after 1997, and thus differs from "Annualized Base Rent" in the preceding T. Rowe Price Properties table, which is based on May 31, 1997 rents.

1997 COMPLETED ACQUISITIONS

     Centerstone Property. In July 1997, the Company acquired the Centerstone Property, an office property containing 157,579 square feet and located in Irvine, California. The total acquisition cost, including capitalized costs, was approximately $30.4 million, which consisted of (i) approximately $5.5 million in the form of 275,000 partnership units in the Operating Partnership (based on an agreed per unit value of $20.00), and (ii) the balance in cash from a combination of borrowings under the Line of Credit and the net proceeds of the sale of certain assets (see " -- Redeployment of Assets").

     The Operating Partnership units issued in connection with the Centerstone Property acquisition are accompanied by an option permitting a holder of the units to require the Operating Partnership to redeem the units. If the holder requests redemption, the Company, as general partner of the Operating Partnership, will have the option to acquire the units by delivering shares of Common Stock on a one-for-one basis, or causing the Operating Partnership to distribute cash in an amount equal to the fair market value of the units being redeemed. The shares of the Company's Common Stock to be issued upon redemption of the Operating Partnership units will have certain piggy back and demand registration rights.

     CRI Properties. In June 1997, the Company acquired the CRI Properties, a portfolio of three Properties, aggregating approximately 245,600 square feet. The total acquisition cost, including capitalized costs, was approximately $14.8 million, which was paid entirely in cash from borrowings under the Line of Credit. The CRI Properties consist of one office Property in California and two industrial Properties in Arizona. The CRI Properties have been managed by GC, one of the Associated Companies, since November 1996.

     E&L Properties. In April 1997, the Company acquired from seven partnerships and their general partner, a Southern California syndicator, the E&L Properties, a portfolio of 11 Properties, aggregating approximately 522,000 square feet, together with associated management interests. The total acquisition cost, including capitalized costs, was approximately $22.2 million, which consisted of
(i) approximately $12.8 million of mortgage debt assumed, (ii) approximately $6.7 million in the form of 352,197 partnership units in the Operating Partnership (based on an agreed per unit value of $19.075), (iii) approximately $633,000 in the form of approximately 33,198 shares of Common Stock of the Company (based on an agreed per share value of $19.075), and (iv) the balance in cash. The cash portion was paid from borrowings under the Line of Credit. The E&L Properties consist of one office and ten industrial Properties, all located in Southern California.

     The Operating Partnership units issued in connection with the E&L Properties acquisition are accompanied by an option permitting a holder of the units to require the Operating Partnership to redeem the units. If the holder requests redemption, the Company, as general partner of the Operating Partnership, will have the option to acquire the units by delivering shares of Common Stock on a one-for-one basis, or causing the Operating Partnership to distribute cash in an amount equal to the fair market value of the units being redeemed. The shares of the Company's Common Stock to be issued upon redemption of the Operating Partnership units will have certain piggy back and demand registration rights. The shares of the Company's Common Stock issued in connection with the E&L Properties acquisition are unregistered, but the holders of these shares have similar piggy back and demand registration rights as applicable to the Operating Partnership units issued in the transaction.

     CIGNA Properties. In April 1997, the Company acquired from two partnerships formed and managed by affiliates of CIGNA the CIGNA Properties, a portfolio of six Properties, aggregating approximately 616,000 square feet and 224 multi-family units. The total acquisition cost, including capitalized costs, was approximately $45.4 million, which was paid entirely in cash from the CIGNA Acquisition Financing and borrowings under the Line of Credit. The CIGNA Properties consist of two office Properties, two industrial Properties, a shopping center and a multi-family Property, and are located in four states.

     Lennar Properties. In April 1997, the Company acquired from two limited partnerships and one limited liability company managed by affiliates of Lennar Partners the Lennar Properties, a portfolio of three Properties, aggregating approximately 282,000 square feet. The total acquisition cost, including capitalized costs, was approximately $23.2 million, which was paid in cash from the proceeds of the March 1997 Offering. The Lennar Properties consist of one office Property located in Virginia and two industrial Properties located in Massachusetts.

     Riverview Property. In April 1997, the Company acquired from a private seller the Riverview Property, a 15-story office property containing 227,129 square feet located in Bloomington, Minnesota. The total acquisition cost, including capitalized costs, was approximately $20.5 million, of which approximately

$16.3 million was paid in cash from the proceeds of the March 1997 Offering, and the balance was paid in cash from borrowings under the Line of Credit.

     Scottsdale Hotel. In February 1997, the Company acquired the Scottsdale Hotel, a 163-suite hotel Property which began operations in January 1996 and is located in Scottsdale, Arizona. The total acquisition cost, including capitalized costs, was approximately $12.1 million, which consisted of approximately $4.6 million of mortgage debt assumed, and the balance in cash. The cash portion was financed through advances under the Line of Credit and the retirement of a mortgage receivable. The Scottsdale Hotel and four of the Company's other hotel Properties are marketed as Country Suites by Carlson.

1996 ACQUISITIONS

     In 1996, the Company acquired 20 Properties for an aggregate purchase price of approximately $93.4 million consisting of (i) nine office Properties, six industrial Properties and two retail Properties aggregating approximately 1,438,000 rentable square feet, (ii) two multi-family Properties aggregating 538 units and (iii) one hotel Property containing 64 rooms.

OTHER ACQUISITION OPPORTUNITIES

     Acquisition Pipeline. The Company maintains an active acquisition department which identifies, evaluates, negotiates and consummates portfolio and individual property investments. Currently, other than the T. Rowe Price Properties, the Company has no potential acquisitions under either letter of intent or definitive agreement, but is considering acquisitions involving, in the aggregate, in excess of $600 million in total capitalized costs. Any future acquisition would be subject to a number of contingencies, including a review of the physical and economic characteristics of the properties involved, negotiation of detailed terms and formal documentation. There can be no assurance that any of the acquisitions under consideration will ultimately be consummated. See "Risk Factors -- Risks Associated with Acquisitions" in the accompanying Prospectus.

     Possible Tender Offer Acquisitions. In addition to its current program of negotiated property and portfolio acquisitions, the Company intends to consider opportunities to acquire interests in properties and portfolios of properties through tender offers for public and private limited partnerships. Depending upon the opportunity and the circumstances, these offers may be made with or without the cooperation of the general partner. As the Company is currently evaluating this addition to its acquisition strategy and no tender offer transactions have been initiated, there is no certainty that the Company will adopt this strategy or that any such transactions will be completed. See "Risk Factors -- Risks Associated with Tender Offers" in the accompanying Prospectus.

REDEPLOYMENT OF ASSETS

     The Company periodically reviews its current portfolio of investments for opportunities to redeploy capital from certain existing Properties or mortgage receivables to other properties or investments that the Company believes have characteristics more suited to its overall growth strategy and operating goals. Consistent with this strategy, in February 1997 the Company acquired the Scottsdale Hotel using in part the proceeds from the retirement of a mortgage receivable which the Company had acquired in connection with the Consolidation and which it believed did not fit the Company's overall strategy. In addition, the Company has sold from its retail portfolio six Atlanta Auto Care Center Properties and nine of the ten QuikTrip Properties for an aggregate sales price of approximately $12.1 million. The Company expects to sell its remaining QuikTrip Property by August 31, 1997 for a sales price of approximately $1.1 million. The Company intends to use the net proceeds from the sale of such Properties to fund the acquisition of properties which the Company believes have greater growth potential. The Company also has entered into a definitive agreement to sell the Shannon Crossing Property, which is a retail Property. This sale is subject to a number of contingencies, and there can be no assurance that such sale will be consummated.

FINANCING ACTIVITIES

     Wells Fargo Bank Debt Financing. Wells Fargo Bank has substantially completed underwriting and due diligence for the $60 Million Mortgage loan to the Company to be secured by the Lennar Properties, the Riverview Property, the Centerstone Property and five of the CIGNA Properties. In the interim, Wells Fargo Bank funded on June 19, 1997 a $60 million unsecured "bridge" loan, which was used to (i) repay all principal and accrued interest under the $40 million CIGNA Acquisition Financing, and (ii) reduce the outstanding balance under the Company's Line of Credit by approximately $20 million.

     The terms of the $60 Million Mortgage are set forth in a non-binding letter of intent which provides, among other things, for a 10-year term, interest at a fixed annual rate of 7.5% and monthly payments based on a 25-year amortization schedule. The Company anticipates that documentation and closing of the $60 Million Mortgage will be completed by July 31, 1997. The $60 million unsecured bridge loan, which will be replaced by the $60 Million Mortgage, bears interest at a 7.44% fixed annual rate and matures on July 31, 1997, subject to a 90-day extension at the Company's option. In addition, Wells Fargo Bank is in the process of underwriting additional mortgage financing to be secured by certain of the T. Rowe Price Properties. The Company anticipates that the amount of this financing will be at least $16 million and could be as much as $35 million if the Company makes additional acquisitions.

     March 1997 Offering. In March 1997, the Company completed a public offering of 3,500,000 shares of its Common Stock at a price of $20.25 per share. The net proceeds of approximately $66.1 million were used for the acquisition of certain Properties and to repay approximately $24.9 million of the then outstanding balance under the Line of Credit, thereby reducing the ratio of debt to total capitalization to 17.7%, as of March 21, 1997.

     Increased Distributions. In January 1997, the Company announced a 6.7% increase in its regular quarterly distribution from $.30 to $.32 per share of Common Stock. See "Distribution Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered hereby are expected to be approximately $149.0 million (approximately $171.5 million if the Underwriters' over-allotment option is exercised in full), based on an assumed offering price of $25.00. The Company intends to contribute such proceeds to the Operating Partnership to purchase an additional proportionate interest in the Operating Partnership. The Operating Partnership will use the net proceeds to fund in part the acquisition of the T. Rowe Price Properties, reduce borrowings under the Line of Credit and for general corporate purposes.

     The only indebtedness to be repaid with a portion of the net proceeds from the Offering are outstanding borrowings under the Line of Credit. As of June 30, 1997, the interest rate on the Line of Credit was 7.44% and the initial maturity date of the Line of Credit was July 14, 1998, subject to certain extension provisions.

     The Company is continuously engaged, in the ordinary course of its business, in the evaluation of properties for acquisition. Pending application of any remaining portion of net proceeds, the Company will invest that portion in interest-bearing accounts and short-term, interest-bearing securities that are consistent with the Company's intention to continue to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit and interest-bearing bank deposits.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

     The Company's Common Stock is listed on the NYSE under the symbol "GLB." On July 2, 1997, the last reported sale price per share of the Company's Common Stock on the NYSE was $24.25. The following table sets forth the high and low closing prices per share of the Company's Common Stock for the periods indicated, as reported on the NYSE composite tape, and the distributions per share paid by the Company with respect to the periods indicated.

                          QUARTERLY PERIOD                    HIGH     LOW   DISTRIBUTIONS
        ----------------------------------------------------  ----     ---   -------------
        1996
          First Quarter(1)..................................  $14  1/4 $13       $0.30
          Second Quarter....................................   15  1/8  13 1/2      0.30
          Third Quarter.....................................   14  5/8  13 3/8      0.30
          Fourth Quarter....................................   17  5/8  13 5/8      0.32

        1997
          First Quarter.....................................   20  1/2  16 3/4      0.32
          Second Quarter....................................   25  1/4  19 3/8       (2)
          Third Quarter.....................................   24 9/16  24 1/4       (2)

---------------

(1) Although the Consolidation occurred on December 31, 1995 and the Company began paying distributions on its Common Stock based on earnings in the first quarter of 1996, the Common Stock did not begin trading on the NYSE until January 31, 1996.

(2) Distributions for the quarters ending June 30, 1997 and September 30, 1997 had not been declared as of July 7, 1997.

(3) High and low stock closing prices through July 2, 1997.

DISTRIBUTION POLICY

     Since the Consolidation, the Company has paid regular quarterly distributions to holders of its Common Stock. The Company paid quarterly distributions of $0.30 per share for the first, second and third quarters of 1996 on May 13, 1996, August 14, 1996 and October 15, 1996, respectively. In January 1997, the Company announced a 6.7% increase in its regular quarterly distribution, increasing the quarterly distribution from $0.30 to $0.32 per share. The distributions for the fourth quarter of 1996 and first quarter of 1997 of $0.32 per share were paid on February 19, 1997 and May 13, 1997. Distributions are declared quarterly by the Company based on financial results for the prior calendar quarter. The Company currently pays quarterly distributions representing an annualized distribution of $1.28 per share.

     The Company makes distributions to stockholders if, as and when declared by its Board of Directors out of funds legally available therefor. The Company expects to continue its policy of paying quarterly distributions, but there can be no assurance that distributions will continue or be paid at any specific level.

     The Board of Directors, in setting the level of the stockholders' distributions, takes into account, among other things, the Company's financial performance, debt covenants and its need of funds for working capital reserves, capital improvements and new investment opportunities. At present, the Company intends to retain from net cash receipts from operations amounts necessary for working capital reserves, debt payments and capital improvements and replacements for existing properties, and to distribute the balance to stockholders as distributions. The Company does not, however, intend to distribute net cash receipts from sales or refinancings of assets, but instead to retain such funds to make new investments or for other corporate purposes, taking into account the income tax impact, if any, of reinvesting such proceeds rather than distributing them. These policies are within the discretion of the Board of Directors and may be changed from time to time subject only to the distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code") and other legal restrictions. See "Federal Income Tax Consequences -- Annual Distribution Requirements" in the accompanying Prospectus.

     The Company believes it will have sufficient available cash to make distributions at a level necessary to maintain REIT status. Additionally, the Company would be required to make a special distribution with respect to accumulated earnings and profits, if any, from any portion of a year in which it does not elect REIT status, including any earnings and profits attributable to the Company and GC.

     Although the Company believes that a small portion of its distributions for 1997 will be classified as a return of capital for federal income tax purposes, it cannot currently predict the portion of 1997 or future distributions that may be so classified. See "Federal Income Tax Consequences -- Taxation of Stockholders -- Taxation of Taxable Domestic Stockholders" in the accompanying Prospectus. No part of the 1996 distributions were classified as a return of capital for federal income tax purposes.

HISTORICAL TOTAL RETURN

     An investor who purchased shares of the Company's Common Stock in the March 1997 Offering experienced a total return from March 21, 1997 through July 2, 1997 of 21.7%, including share appreciation and assuming reinvestment of distributions. Past performance, however, is not necessarily indicative of the results that will be obtained in the future from an investment in the Company's Common Stock, and no assurance can be given that an investor in the Offering will achieve similar results. See "Risk Factors" in the accompanying prospectus for a discussion of risks associated with the Company's future performance.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of March 31, 1997, and on a pro forma basis as if (i) the acquisition of the
T. Rowe Price Properties, the Centerstone Property, the E&L Properties, the CIGNA Properties, the Lennar Properties, and the Riverview Property, (ii) consummation of the Wells Fargo Financing, and (iii) the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds" had each been completed on March 31, 1997. This capitalization table should be read in conjunction with all financial statements and notes thereto included in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference.

                                                                   AS OF MARCH 31, 1997
                                                                ---------------------------
                                                                 HISTORICAL      PRO FORMA
                                                                ------------     ----------
                                                                      (IN THOUSANDS)
        DEBT:
          Line of Credit(1)...................................    $     --        $     --
          Mortgage loans(2)...................................      59,007          56,828
          Wells Fargo Financing(3)............................          --          76,000
                                                                  --------        --------
                  Total debt..................................      59,007         132,828
                                                                  --------        --------
        MINORITY INTEREST(4)..................................       8,856          21,074
                                                                  --------        --------
        STOCKHOLDERS' EQUITY:
          Common stock: $0.001 par value, 50,000,000 shares
             authorized, 13,161,553 and 19,494,692 issued and
             outstanding, respectively(5).....................          13              19
          Additional paid-in capital..........................     172,257         321,909
          Deferred compensation...............................        (352)           (352)
          Retained deficit....................................      (8,692)         (7,832)
                                                                  --------        --------
                  Total stockholders' equity..................     163,226         313,744
                                                                  --------        --------
          TOTAL CAPITALIZATION................................    $231,089        $467,646
                                                                  ========        ========

---------------

(1) The pro forma balance reflects borrowings under the Line of Credit due to acquisitions completed after March 31, 1997 and a full repayment of these borrowings with the use of proceeds from the Wells Fargo Financing and the Offering.

(2) The pro forma balance reflects the assumption of mortgage loans in connection with the acquisition of the E&L Properties and assumes the payoff of $6,120 of mortgage debt in connection with the sale of the QuikTrip Properties.

(3) The pro forma balance reflects the Wells Fargo Financing, comprised of the $60 Million Mortgage and an assumed additional $16 million in mortgage financing.

(4) The pro forma minority interest reflects the issuance of 627,197 units of partnership interest in the Operating Partnership in connection with the E&L Properties and Centerstone Property acquisitions.

(5) The pro forma outstanding Common Stock includes the issuance of 33,198 shares of Common Stock in connection with the E&L Properties acquisition.

           SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

     The following table sets forth selected financial and other data on a historical, as adjusted and pro forma basis for the Company, and on a historical combined basis for the GRT Predecessor Entities.

     The following unaudited pro forma operating and other data for the three months ended March 31, 1997 and for the year ended December 31, 1996 have been prepared to reflect (i) all property acquisitions (including the debt assumed in connection therewith) completed in 1997, as described under the caption "Recent Activities," with the exception of the CRI Properties and the Property acquisitions completed in 1996, as described in footnote one of the Notes and Adjustments to Pro Forma Consolidated Balance Sheet as of March 31, 1997, (ii) the pending acquisition of the T. Rowe Price Properties described under the caption "Recent Activities," (iii) the Offering, and the application of the net proceeds therefrom as set forth in "Use of Proceeds," the March 1997 Offering and the October 1996 Offering, (iv) the Wells Fargo Financing and the repayment of borrowings on the Line of Credit and the CIGNA Acquisition Financing, as described under the caption "Recent Activities," (v) the sale of the two All American Industrial Properties, the six Atlanta Auto Care Center Properties and the ten QuikTrip Properties, and the use of the sale proceeds for the repayment of mortgage debt and (vi) the collection of the Hovpark mortgage loan receivable, as if each of such transactions had been completed on January 1, 1996. The unaudited pro forma balance sheet data as of March 31, 1997 has been prepared to reflect (i) all property acquisitions (including the debt assumed in connection therewith) completed in 1997, as described under the caption "Recent Activities," with the exception of the CRI Properties, (ii) the pending acquisition of the T. Rowe Price Properties described under the caption "Recent Activities," (iii) the Offering, and the application of the net proceeds therefrom as set forth in "Use of Proceeds," (iv) the Wells Fargo Financing and the repayment of borrowings on the Line of Credit and the CIGNA Acquisition Financing, as described under the caption "Recent Activities," (v) the sale of the six Atlanta Auto Care Center properties and ten QuikTrip properties, and
(vi) the use of the sale proceeds for the repayment of mortgage debt, as if each of such transactions had been completed on March 31, 1997. In the opinion of management, all adjustments necessary to reflect the effects of the transactions have been made.

     The following unaudited as adjusted operating data, balance sheet data, and other data have been prepared to reflect the Consolidation and related transactions as if each of such transactions had occurred on January 1, 1994.

     The pro forma selected financial and other data is unaudited and is not necessarily indicative of the consolidated results which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or cash flows for future periods. The following table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with all financial statements and notes thereto included in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference.

                                   AS OF AND FOR THE THREE MONTHS              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                           ENDED MARCH 31,             ---------------------------------------------------------
                                 -----------------------------------                               AS                      AS
                                 PRO FORMA   HISTORICAL   HISTORICAL   PRO FORMA   HISTORICAL   ADJUSTED   HISTORICAL   ADJUSTED
                                   1997         1997         1996        1996         1996        1995        1995        1994
                                 ---------   ----------   ----------   ---------   ----------   --------   ----------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Rental Revenue.................  $ 18,660     $   7,907    $  3,589    $ 71,213     $  17,943   $13,495     $  15,454   $ 12,867
Fees and reimbursements........       187           187          66         311           311       260        16,019        260
Interest and other income......       294           498         191         822         1,401       982         2,698      1,109
Equity in earnings of
  Associated Companies.........       189           145         425       1,640         1,598     1,691            --      1,649
Total Revenues(1)..............    19,330         8,737       4,271      73,986        21,253    16,428        34,171     15,885
Property operating expenses....     5,797         2,382       1,017      23,001         5,266     4,084         8,576      3,673
General and administrative.....       814           651         281       2,201         1,393       983        15,947        954
Interest expense...............     2,684         1,573         722      10,774         3,913     2,767         2,129      2,767
Depreciation and
  Amortization.................     3,366         1,537         897      12,953         4,575     3,654         4,762      3,442
Income (loss) from operations
  before minority interest and
  extraordinary income.........     6,669         2,594      (5,883)     25,057        (1,131)    4,077           524      4,516
Net income (loss)(2)...........  $  6,273     $   2,363    $ (5,984)   $ 23,607     $  (1,609)  $ 3,796     $     524   $ (3,093)
Per share(3):
  Net income (loss) before
    extraordinary items........  $   0.32     $    0.23    $  (1.04)   $   1.19     $   (0.21)  $  0.66            --   $   0.72
  Net income (loss)............  $   0.32     $    0.23    $  (1.04)   $   1.19     $   (0.24)  $  0.66            --   $  (0.54)
  Distributions(4).............  $   0.32     $    0.32    $   0.30    $   1.28     $    1.22   $  1.20            --   $   1.20


                                 HISTORICAL   HISTORICAL   HISTORICAL
                                    1994         1993         1992
                                 ----------   ----------   ----------

OPERATING DATA:
Rental Revenue.................   $  13,797    $  13,546    $  13,759
Fees and reimbursements........      13,327       15,439       14,219
Interest and other income......       3,557        3,239        3,150
Equity in earnings of
  Associated Companies.........          --           --           --
Total Revenues(1)..............      30,681       32,224       31,128
Property operating expenses....       6,782        7,553        8,692
General and administrative.....      13,454       14,321       13,496
Interest expense...............       1,140        1,301        1,466
Depreciation and
  Amortization.................       4,041        4,572        4,933
Income (loss) from operations
  before minority interest and
  extraordinary income.........       1,580        2,144       (2,139)
Net income (loss)(2)...........   $   1,580    $   4,418    $  (2,681)
Per share(3):
  Net income (loss) before
    extraordinary items........          --           --           --
  Net income (loss)............          --           --           --
  Distributions(4).............          --           --           --
BALANCE SHEET DATA:
Net investment in real
  estate.......................  $449,756     $ 173,316          --          --     $ 161,945        --     $  77,574         --
Mortgage loans receivable,
  net..........................     3,454         3,454          --          --         9,905        --         7,465         --
Total assets...................   472,804       234,442          --          --       185,520        --       105,740         --
Total debt.....................   132,828        59,007          --          --        75,891        --        36,168         --
Stockholders' equity...........   313,744       163,226          --          --        97,600        --        55,628         --
OTHER DATA:
EBIDA(5).......................  $ 12,719     $   5,550    $  2,973    $ 48,784     $  14,273   $11,361     $   9,291   $ 11,258
Cash flow provided by (used
  for):
  Operating activities.........     9,846           724        (307)     36,370         4,138     4,656       (10,608)     5,742
  Investing activities.........      (325)         (990)       (402)   (327,406)      (61,833)    3,263         8,656      1,710
  Financing activities.........   (35,867)       41,514      (2,552)    333,090        54,463    (7,933)      (17,390)    (6,408)
FFO(6).........................    10,660         4,600       2,535      39,263        11,491     9,638         7,162      9,536
CAD(7),(8).....................     9,530         4,133       2,332      34,796        10,497     8,856         3,237      8,754
Debt to total market
  capitalization(9)............     20.4%         17.6%          --          --         29.5%        --            --         --

BALANCE SHEET DATA:
Net investment in real
  estate.......................   $  63,994    $  70,245    $  75,022
Mortgage loans receivable,
  net..........................      19,953       18,825       18,967
Total assets...................     117,321      102,635      108,168
Total debt.....................      17,906       12,172       15,350
Stockholders' equity...........      80,558       85,841       87,172
OTHER DATA:
EBIDA(5).......................   $  10,269    $  10,326    $   8,815
Cash flow provided by (used
  for):
  Operating activities.........      22,426       12,505        6,891
  Investing activities.........      (1,947)      (2,002)      (1,437)
  Financing activities.........      (2,745)      (8,927)      (9,476)
FFO(6).........................       9,129        9,025        7,349
CAD(7),(8).....................       6,919        6,921        4,731
Debt to total market
  capitalization(9)............          --           --           --

---------------

(1) Certain revenues which are included in the historical combined amounts for 1995 and prior are not included on an as adjusted basis. These revenues are included in unconsolidated Associated Companies, on an as adjusted basis, from which the Company receives lease payments and dividend income.

(2) Historical 1996 and as adjusted 1994 net losses reflect $7,237 of Consolidation and litigation costs incurred in connection with the Consolidation. As adjusted 1994 data give effect to the Consolidation and related transactions as if such transactions had occurred on January 1, 1994, whereas historical 1996 data reflect such transactions in the periods they were expensed. The Consolidation and litigation costs were expensed on January 1, 1996, the Company's first day of operations. Net loss in 1992 includes a non-recurring writedown of $4,282 on GPI's investment in the master agreement that resulted from GPI's in-substance foreclosure on the AFP Partners' properties.

(3) Pro Forma net income per share is based upon pro forma weighted average shares outstanding of 21,105,459 for the three months ended March 31, 1997 and the year ended December 31, 1996. As adjusted net income per share is based upon as adjusted weighted average shares outstanding of 5,753,709 for 1995 and 1994. The differences between primary and fully diluted per share amounts, as well as the effects of implementing Statement of Financial Accounting Standards No. 128 "Earnings Per Share" are not material to reported amounts.

(4) Consists of distributions declared for the period then ended.

(5) EBIDA represents and is computed as earnings before interest expense, depreciation, amortization, loss provisions and minority interests. The Company believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further,

    EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.

(6) Funds from Operations ("FFO") represents income (loss) from operations before minority interests and extraordinary items plus depreciation and amortization except amortization of deferred financing costs and loss provisions. In 1996, Consolidation and litigation costs were also added back to net income to determine FFO. Management generally considers FFO to be a useful financial performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all of the Company's cash needs including principal amortization, capital improvements and distributions to stockholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

(7) Cash available for distribution ("CAD") represents net income (loss) (computed in accordance with GAAP), excluding extraordinary gains or losses or loss provisions, plus depreciation and amortization including amortization of deferred financing costs, less lease commissions and capital expenditures. CAD should not be considered an alternative to net income as a measure of the Company's financial performance or to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs.

(8) CAD for the year ended December 31, 1995 excludes approximately $6,782 that represents the net proceeds received from the prepayment of the Finley mortgage loan and the repayment of the wrap note payable.

(9) Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of the Company's outstanding common stock, on a fully converted basis, based upon a sales price of the Company's Common Stock of $25.00 per share on a pro forma basis on March 31, 1997 and the closing price of the Common Stock of $20.00 on March 31, 1997 and $17.625 on December 31, 1996.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited, pro forma consolidated balance sheet as of March 31, 1997 has been prepared to reflect (i) all property acquisitions (including the debt assumed in connection therewith) completed in 1997, as described under the caption "Recent Activities," with the exception of the CRI Properties, (ii) the pending acquisition of the T. Rowe Price Properties described under the caption "Recent Activities," (iii) the Offering, and the application of the net proceeds therefrom as set forth in "Use of Proceeds," (iv) the Wells Fargo Financing and the repayment of borrowings on the Line of Credit and the CIGNA Acquisition Financing, as described under the caption "Recent Activities," and
(v) the sale of the six Atlanta Auto Care Center properties and ten QuikTrip properties, and use of sale proceeds for the repayment of mortgage debt as if such transactions had been completed on March 31, 1997. The following unaudited, pro forma consolidated statements of operations for the three months ended March 31, 1997, and for the year ended December 31, 1996, have been prepared to reflect (i) all property acquisitions (including the debt assumed in connection therewith) completed in 1997, as described under the caption "Recent Activities," with the exception of the CRI Properties, and the Property acquisitions completed in 1996, as described in footnote one of the Notes and Adjustments to Pro Forma Consolidated Balance Sheet as of March 31, 1997, (ii) the pending acquisition of the T. Rowe Price Properties described under the caption "Recent Activities," (iii) the Offering, and the application of the net proceeds therefrom as set forth in "Use of Proceeds," the March 1997 Offering, and the October 1996 Offering, (iv) the Wells Fargo Financing and the repayment of borrowings on the Line of Credit and the CIGNA Acquisition Financing, as described under the caption "Recent Activities," (v) the sale of the two All American Industrial Properties, the six Atlanta Auto Care Center properties and ten QuikTrip properties, and use of sale proceeds for the repayment of mortgage debt, and (vi) the collection of the Hovpark mortgage loan receivable, as if each of such transactions had been completed on January 1, 1996. These unaudited, pro forma consolidated financial statements should be read in conjunction with the financial statements and related notes of the Company, included in the Company's filings under the Exchange Act, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. In the opinion of management, all adjustments necessary to reflect the effects of the transactions have been made.

     The pro forma consolidated financial information is unaudited and is not necessarily indicative of the results of which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations, or cash flows for future periods.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                         COMPLETED    PENDING                                   REPAYMENT     OTHER
                                         ACQUISI-    ACQUISI-                    WELLS FARGO       OF        ADJUST-
                        HISTORICAL(1)    TIONS(2)    TIONS(3)    OFFERING(4)    FINANCING(5)     DEBT(6)    MENTS(7)    PRO FORMA
                        --------------   ---------   ---------   ------------   -------------   ---------   ---------   ---------
ASSETS
  Rental property,
    net...............     $173,316      $141,721    $ 146,823     $     --        $    --      $     --    $(12,104)   $449,756
  Investments in
    Associated
    Companies.........        6,864            --           --           --             --            --          --       6,864
  Mortgage loans
    receivable, net...        3,454            --           --           --             --            --          --       3,454
  Cash and cash
    equivalents.......       42,603       (48,295)    (130,508)     149,025         60,000       (75,904)      6,844       3,765
  Other Assets........        8,205            --          760           --             --            --          --       8,965
                           --------      --------    ---------     --------        -------      --------    --------    --------
         Total
           Assets.....     $234,442      $ 93,426    $  17,075     $149,025        $60,000      $(75,904)   $ (5,260)   $472,804
                           ========      ========    =========     ========        =======      ========    ========    ========
LIABILITIES
Line of Credit........     $     --      $ 35,904    $      --     $     --        $    --      $(35,904)   $     --    $     --
Mortgage loans........       59,007         3,941           --           --             --            --      (6,120)     56,828
Wells Fargo
  Financing...........           --            --       16,000           --         60,000            --          --      76,000
CIGNA Acquisition
  Financing...........           --        40,000           --           --             --       (40,000)         --          --
Other liabilities.....        3,353           730        1,075           --             --            --          --       5,158
                           --------      --------    ---------     --------        -------      --------    --------    --------
         Total
        Liabilities...       62,360        80,575       17,075           --         60,000       (75,904)     (6,120)    137,986
                           --------      --------    ---------     --------        -------      --------    --------    --------
MINORITY INTEREST.....        8,856        12,218           --           --             --            --          --      21,074
                           --------      --------    ---------     --------        -------      --------    --------    --------
STOCKHOLDERS' EQUITY
  Common stock........           13            --           --            6             --            --          --          19
  Additional paid-in
    capital...........      172,257           633           --      149,019             --            --          --     321,909
  Deferred
    compensation......         (352)           --           --           --             --            --          --        (352)
  Retained earnings
    (deficit).........       (8,692)           --           --           --             --            --         860      (7,832)
                           --------      --------    ---------     --------        -------      --------    --------    --------
         Total
           Equity.....      163,226           633           --      149,025             --            --         860     313,744
                           --------      --------    ---------     --------        -------      --------    --------    --------
         Total
           liabilities
           and
         Stockholders'
           Equity.....     $234,442      $ 93,426    $  17,075     $149,025        $60,000      $(75,904)   $ (5,260)   $472,804
                           ========      ========    =========     ========        =======      ========    ========    ========

                     GLENBOROUGH REALTY TRUST INCORPORATED

                       NOTES AND ADJUSTMENTS TO PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997
                                  (UNAUDITED)

     1. Reflects the historical consolidated balance sheet of the Company as of March 31, 1997, which includes the acquisitions of the following properties and property portfolios:

                                                      PURCHASE PRICE
                          PROPERTY                      (IN 000'S)        DATE ACQUIRED
        --------------------------------------------  --------------   -------------------
        Scottsdale Hotel............................     $ 12,100      February 28, 1997
        Carlsberg Properties........................       23,200      November 19, 1996
        TRP Properties..............................       43,800      October 17, 1996
        Bond Street Property........................        3,200      September 24, 1996
        Kash n' Karry Property......................        1,600      August 2, 1996
        San Antonio Hotel...........................        2,800      August 1, 1996
        UCT Property................................       18,800      July 15, 1996

     Scottsdale Hotel. In February 1997, the Company acquired the Scottsdale Hotel, a 163-suite hotel Property, which began operations in January 1996 and is located in Scottsdale, Arizona. The total acquisition cost, including capitalized costs, was approximately $12.1 million, which consisted of approximately $4.6 million of mortgage debt assumed, and the balance in cash. The cash portion was financed through advances under the Line of Credit. Like four of the Company's other hotel Properties, the Scottsdale Hotel is marketed as a Country Suites by Carlson.

     Carlsberg Properties. In November 1996, the Company acquired the Carlsberg Properties (the "Carlsberg Properties"), a portfolio of six Properties (including one property on which the Company made a mortgage loan which included a purchase option), aggregating approximately 342,000 square feet, together with associated management interests. The total acquisition cost including the mortgage loan and capitalized costs, was approximately $23.2 million, which consisted of (i) approximately $8.9 million of mortgage debt assumed, (ii) approximately $350,000 in the form of 24,844 shares of Common Stock of the Company (based on a per share value of $14.09) and (iii) the balance in cash. The cash portion was financed through advances under the Line of Credit. The Carlsberg Properties consist of five office Properties and one retail Property, located in two states. Concurrently with the Company's acquisition of the Carlsberg Properties, one of the Associated Companies assumed management of a portfolio of 13 additional properties with an aggregate of one million square feet under a venture with an affiliate of the seller. In June 1997, the Company acquired three of these properties for an aggregate purchase price of $14.8 million.

     TRP Properties. In October 1996, the Company acquired the TRP Properties (the "TRP Properties"), a portfolio of 12 Properties, aggregating approximately 784,000 square feet and 538 multi-family units, together with associated management interests. The total acquisition cost, including capitalized costs, was approximately $43.8 million, which consisted of (i) approximately $16.3 million of mortgage debt assumed, (ii) approximately $760,000 in the form of 52,387 partnership units in the Operating Partnership (based on a per unit value of $14.50), (iii) approximately $2.6 million in the form of 182,000 shares of Common Stock of the Company (based on a per share value of $14.50) and (iv) the balance in cash. The cash portion was financed through advances under the Line of Credit. The TRP Properties consist of three office, six industrial, one retail and two multi-family Properties, located in six states.

     Bond Street Property. In September 1996, the Company acquired the Bond Street Property, a two-story, 40,595 square foot office building, in Farmington Hills, Michigan. The total acquisition cost, including capitalized costs, was approximately $3.2 million, which consisted of approximately $391,000 in the form of 26,067 partnership units in the Operating Partnership (based on a per unit value of $15.00), and the balance paid in cash.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                       NOTES AND ADJUSTMENTS TO PRO FORMA
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)
                              AS OF MARCH 31, 1997
                                  (UNAUDITED)

     Kash n' Karry Property. In August 1996, the Company also expanded an existing shopping center in Tampa, Florida through a purchase-leaseback transaction with the anchor tenant. The Company's initial acquisition cost, including capitalized costs, was approximately $1.6 million, all of which was paid in cash and financed through advances under the Line of Credit. In addition, the Company committed an additional $1.8 million for future expansion and tenant improvements, which the Company expects will also be paid in cash.

     San Antonio Hotel. In August 1996, the Company acquired the San Antonio Hotel, a 64-room hotel Property, which is located in San Antonio, Texas. The total acquisition cost, including capitalized costs, was approximately $2.8 million, which was paid in cash. The acquisition was financed with an advance on the Line of Credit.

     UCT Property. In July 1996, the Company acquired the UCT Property, a 23-story, 272,443 square foot office building, in St. Louis, Missouri. The total acquisition cost, including capitalized costs, was approximately $18.8 million, which consisted of approximately $350,000 in the form of 23,333 partnership units in the Operating Partnership (based on a per unit value of $15.00), and the balance paid in cash. The cash portion was financed through advances under the Line of Credit.

     2. Reflects the completed acquisitions of the following properties and property portfolios:

                                                                             DATE ACQUIRED
                                                         PURCHASE PRICE     ---------------
                                                         --------------
                                                           (IN 000'S)
        Centerstone Property...........................     $ 30,400        July 1, 1997
        CIGNA Properties...............................       45,400        April 29, 1997
        E&L Properties.................................       22,200        April 18, 1997
        Riverview Property.............................       20,500        April 14, 1997
        Lennar Properties..............................       23,200        April 8, 1997

     Pro forma data does not include the acquisition of the CRI Properties.

     These acquisitions were funded with approximately $49.0 million of the net proceeds from the March 1997 Offering and from the sale of the Atlanta Auto Care Center Properties and the QuikTrip Properties (see Footnote 7), assumption of approximately $3.9 million of mortgage debt, approximately $40 million of proceeds from the CIGNA Acquisition Financing, approximately $35.9 million of borrowings under the Line of Credit, the issuance of 352,197 Operating Partnership units with an aggregate approximate value of $6.7 million (based on $19.075 per unit value), the issuance of 275,000 Operating Partnership units with an aggregate approximate value of $5.5 million (based on $20.00 per unit value) and 33,198 shares of unregistered Common Stock with an aggregate approximate value of $633,000 (based on $19.075 per share value). The assumed mortgages bear interest at rates of 7.3% to 8.4% and mature between 2006 and 2017. The Line of Credit and the CIGNA Acquisition Financing bear interest at LIBOR plus 2.375% (assumed to be 7.80%). Subsequent to December 31, 1996, this interest rate was reduced to LIBOR plus 1.75% (assumed to be 7.50%). The Line of Credit and the CIGNA Acquisition Financing are assumed to be repaid in full with proceeds from the Wells Fargo Financing and the Offering (see Footnote 6).

     Tenant security deposits of approximately $730,000 related to these acquisitions are reflected as cash and other liabilities.

     3. Reflects the pending acquisition of the T. Rowe Price Properties:

     This acquisition is expected to be funded with approximately $130.8 million of the net proceeds from the Offering (see Footnote 4) and approximately $16 million of proceeds from the Wells Fargo Financing.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                       NOTES AND ADJUSTMENTS TO PRO FORMA
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)
                              AS OF MARCH 31, 1997
                                  (UNAUDITED)

     Tenant security deposits of approximately $1,075,000 related to these acquisitions are reflected as an increase in cash and other liabilities. The $760,000 of estimated fees and costs related to the Wells Fargo Financing is shown as a reduction of cash and an increase in other assets.

     4. Reflects the net proceeds from the Offering of 6,300,000 shares of the Company's Common Stock at a price of $25.00 per share. In connection with the Offering, the Company is expected to incur costs of approximately $8.5 million.

     5. Reflects the $60 Million Mortgage, the first portion of the Wells Fargo Financing. For further discussion see Footnote 4 in Notes and Adjustments to Pro Forma Consolidated Statements of Operations.

     6. Reflects the repayment of the $40 million CIGNA Acquisition Financing and of borrowings on the Line of Credit of approximately $35.9 million using proceeds from the Wells Fargo Financing and the Offering.

     7. Reflects the sale of the Atlanta Auto Care Center Properties and the QuikTrip Properties which had a net book value of approximately $12.1 million at March 31, 1997. The net proceeds from the sale of these properties is expected to be approximately $6.8 million (net of approximately $300,000 of selling costs and the repayment of approximately $6.1 million of mortgage debt), with a resulting gain on sale of approximately $860,000.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
              (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                      COMPLETED     PENDING        DEBT         OTHER
                                                      ACQUISI-      ACQUISI-      TRANS-       ADJUST-
                                    HISTORICAL(1)     TIONS(2)      TIONS(3)    ACTIONS(4)     MENTS(5)      PRO FORMA
                                    -------------     ---------     -------     ----------     --------     -----------
REVENUES
Rental revenue....................   $     7,907       $ 5,741      $5,436         $ --         $ (424)     $    18,660
Equity in earnings of Associated
  Companies.......................           145            --          --           --             44              189
Fees, interest and other income...           531            --          --           --            (50)             481
                                      ----------        ------      ------         ----          -----       ----------
          Total Revenue...........         8,583         5,741       5,436           --           (430)          19,330
                                      ----------        ------      ------         ----          -----       ----------
OPERATING EXPENSES
Operating expenses................         2,382         1,746       1,699           --            (30)           5,797
General and administrative........           651            --          --           --            163              814
Depreciation and amortization.....         1,537           945         979                         (95)           3,366
Interest expense..................         1,573         1,561         312         (633)          (129)           2,684
                                      ----------        ------      ------         ----          -----       ----------
          Total operating
            expenses..............         6,143         4,252       2,990         (633)           (91)          12,661
                                      ----------        ------      ------         ----          -----       ----------
Income from operations before
  minority interest...............         2,440         1,489       2,446          633           (339)           6,669
Minority interest.................          (231)           --          --           --           (165)            (396)
                                      ----------        ------      ------         ----          -----       ----------
Net income(6).....................   $     2,209       $ 1,489      $2,446         $633         $ (504)     $     6,273
                                      ==========        ======      ======         ====          =====       ==========
Primary net income per common
  share(7)........................   $      0.22                                                            $      0.32
                                      ==========                                                             ==========
Primary weighted average common
  shares outstanding(7)...........    10,256,129                                                             19,834,142
                                      ==========                                                             ==========
Fully diluted net income per
  common share(7).................   $      0.21                                                            $      0.32
                                      ==========                                                             ==========
Fully diluted weighted average
  common shares outstanding(7)....    10,295,124                                                             21,105,459
                                      ==========                                                             ==========

                     GLENBOROUGH REALTY TRUST INCORPORATED

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
              (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                      COMPLETED     PENDING        DEBT         OTHER
                                                      ACQUISI-      ACQUISI-      TRANS-       ADJUST-
                                    HISTORICAL(1)     TIONS(2)      TIONS(3)    ACTIONS(4)     MENTS(5)     PRO FORMA
                                    -------------     ---------     -------     ----------     --------     ----------
REVENUES
Rental revenue.....................   $  17,943        $34,193      $20,997       $   --       $ (1,920)    $   71,213
Equity in earnings of Associated
  Companies........................       1,598             --           --           --             42          1,640
Fees, interest and other income....       1,391             --           --           --           (258)         1,133
                                      ---------        -------      -------       ------        -------     ----------
          Total Revenue............      20,932         34,193       20,997           --         (2,136)        73,986
                                      ---------        -------      -------       ------        -------     ----------
OPERATING EXPENSES
Operating expenses.................       5,266         10,787        7,223           --           (275)        23,001
General and administrative.........       1,393             --           --           --            808          2,201
Depreciation and amortization......       4,575          4,891        3,915           --           (428)        12,953
Interest expense...................       3,913          8,315        1,248       (2,168)          (534)        10,774
                                      ---------        -------      -------       ------        -------     ----------
          Total operating
            expenses...............      15,147         23,993       12,386       (2,168)          (429)        48,929
                                      ---------        -------      -------       ------        -------     ----------
Income from operations before
  minority interests...............       5,785         10,200        8,611        2,168         (1,707)        25,057
Minority interest..................        (292)            --           --           --         (1,158)        (1,450)
                                      ---------        -------      -------       ------        -------     ----------
Net income(6)......................   $   5,493        $10,200      $ 8,611       $2,168       $ (2,865)    $   23,607
                                      =========        =======      =======       ======        =======     ==========
Primary net income per common
  share(7).........................   $    0.83                                                             $     1.19
                                      =========                                                             ==========
Primary weighted average common
  shares outstanding(7)............   6,632,707                                                             19,834,142
                                      =========                                                             ==========
Fully diluted net income per common
  share(7).........................                                                                         $     1.19
                                                                                                            ==========
Fully diluted weighted average
  common shares outstanding(7).....                                                                         21,105,459
                                                                                                            ==========

                     GLENBOROUGH REALTY TRUST INCORPORATED

                       NOTES AND ADJUSTMENTS TO PRO FORMA
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

     1. Reflects the historical consolidated operations of the Company for the three months ended March 31, 1997, excluding the gain on collection of the Hovpark mortgage loan receivable of $154, and reflects the historical consolidated operations of the Company for the year ended December 31, 1996, excluding the gain on the sale of the All American Industrial Properties of $321, an extraordinary loss on refinancing of debt of $186, Consolidation costs of $6,082 and litigation costs of $1,155. Consolidation and litigation costs all related to the formation of the Company and are non-recurring.

     2. Reflects the historical operations of the Centerstone Property, CIGNA Properties, E&L Properties, Riverview Property and Lennar Properties for the three months ended March 31, 1997, and the historical 1997 operations of the Scottsdale Hotel for the period prior to acquisition. Excludes the CRI Properties acquired in June 1997.

                                                             THREE MONTHS ENDED MARCH 31, 1997
                                                         (OR PORTION OF 1997 PRIOR TO ACQUISITION)
                                   --------------------------------------------------------------------------------------
                                   CENTERSTONE     CIGNA         E&L       RIVERVIEW     LENNAR     SCOTTSDALE   COMBINED
                                    PROPERTY     PROPERTIES   PROPERTIES   PROPERTY    PROPERTIES     HOTEL       TOTAL
                                   -----------   ----------   ----------   ---------   ----------   ----------   --------
Revenues.........................     $ 955        $1,946       $  751       $ 977       $  901        $211      $ 5,741
Operating expenses...............      (211)         (635)        (240)       (414)        (188)        (58)      (1,746)
                                      -----        ------        -----       -----        -----        ----      -------
                                      $ 744        $1,311       $  511       $ 563       $  713        $153      $ 3,995
                                      =====        ======        =====       =====        =====        ====      =======

     Reflects the historical operations of the Centerstone Property, CIGNA Properties, E&L Properties, Riverview Property, Lennar Properties and Scottsdale Hotel for the year ended December 31, 1996, and the historical 1996 operations of the Carlsberg Properties, TRP Properties, Bond Street Property, Kash n' Karry Property, San Antonio Hotel and UCT Property (collectively, the "1996 Acquisitions") for the period prior to acquisition. Excludes the CRI Properties acquired in June 1997.

                                                           YEAR ENDED DECEMBER 31, 1996
                                                     (OR PORTION OF 1996 PRIOR TO ACQUISITION)
                       -----------------------------------------------------------------------------------------------------
                       CENTERSTONE     CIGNA         E&L       RIVERVIEW     LENNAR     SCOTTSDALE       1996       COMBINED
                        PROPERTY     PROPERTIES   PROPERTIES   PROPERTY    PROPERTIES     HOTEL      ACQUISITIONS    TOTAL
                       -----------   ----------   ----------   ---------   ----------   ----------   ------------   --------
Revenues.............    $ 3,745      $  7,811      $2,925     $   2,768     $3,443       $1,558       $ 11,943     $34,193
Operating expenses...       (856)       (2,676)       (575)       (1,421)      (704)        (231)        (4,324)    (10,787)
                          ------       -------      ------       -------     ------       ------        -------     --------
                         $ 2,889      $  5,135      $2,350     $   1,347     $2,739       $1,327       $  7,619     $23,406
                          ======       =======      ======       =======     ======       ======        =======     ========

     Also, reflects estimated annual depreciation and amortization, based upon estimated useful lives of 30-40 years on a straight-line basis.

     Also, reflects the estimated interest on the pro forma mortgage debt assumed in connection with the acquisition of the E&L Properties, Scottsdale Hotel, TRP Properties and the Carlsberg Properties; the $40,000 CIGNA Acquisition Financing and the pro forma advances under the Line of Credit in connection with the various 1997 and 1996 property acquisitions. The estimated interest on the mortgage loans assumed is based upon an assumed weighted average rate of 8.20%. The Line of Credit and the CIGNA Acquisition Financing bear interest at LIBOR plus 2.375% (assumed to be 7.80%) for the year ended December 31, 1996 and LIBOR plus 1.75% (assumed to be 7.50%) for the three months ended March 31, 1997. The Line of Credit and the CIGNA Acquisition Financing are assumed to be repaid in full with proceeds from the Wells Fargo Financing and the Offering (see Footnote 4).

                     GLENBOROUGH REALTY TRUST INCORPORATED

                       NOTES AND ADJUSTMENTS TO PRO FORMA
               CONSOLIDATED STATEMENTS OF OPERATIONS -- CONTINUED
                 FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

     3. Reflects the historical operations of the T. Rowe Price Properties for the three months ended March 31, 1997 and for the year ended December 31, 1996, respectively.

                                                    THREE MONTHS ENDED        YEAR ENDED
                                                      MARCH 31, 1997       DECEMBER 31, 1996
                                                    ------------------     -----------------
        Revenues..................................       $  5,436               $20,997
        Operating Expenses........................         (1,699)               (7,223)
                                                          -------               -------
                                                         $  3,737               $13,774
                                                          =======               =======

     Certain of the T. Rowe Price Properties' operating results reflect the year ended September 30, 1996 rather than December 31, 1996. These have been combined as if the year ends of all properties were the same. In the opinion of management, the operations of these properties is not seasonal.

     Also, reflects estimated annual depreciation and amortization based upon estimated useful lives of 30 years on a straight-line basis.

     Also, reflects the estimated interest on the $16,000 mortgage financing (a portion of the Wells Fargo Financing) in connection with the acquisition of the
T. Rowe Price Properties. The mortgage financing is assumed to bear interest at a fixed rate equal to 10-year Treasuries plus 110 basis points (assumed to be 7.80%).

     4. Reflects the estimated interest on the pro forma repayment of the Company's original secured bank line with the borrowings on the Line of Credit and $6,120 of mortgage debt for the year ended December 31, 1996. Also, reflects the estimated interest on the pro forma repayment of the CIGNA Acquisition Financing with the proceeds from the $60 Million Mortgage (the first portion of the Wells Fargo Financing), as well as repayments on the Line of Credit from proceeds from the Offering and the $60 Million Mortgage for the three months ended March 31, 1997 and the year ended December 31, 1996. The repayments result in a net decrease in interest expense consisting of the following:

                                                    THREE MONTHS ENDED        YEAR ENDED
                                                      MARCH 31, 1997       DECEMBER 31, 1996
                                                    ------------------     -----------------
        Interest differential.....................       $    740               $ 3,488
        Interest on repayments....................         (1,423)               (5,921)
        Amortization of new loan fees.............             19                   177
        Amortization of old loan fees.............             --                   (37)
        Unused Line of Credit fees................             31                   125
                                                          -------               -------
                                                         $   (633)              $(2,168)
                                                          =======               =======

     The Line of Credit is renewable from year to year at the option of Wells Fargo Bank, provides for maximum borrowings of up to $50,000, but is limited to a specified borrowing base ($50,000 on a pro forma basis), and bears interest at LIBOR plus 2.375% (assumed to be 7.80%) prior to December 31, 1996, and LIBOR plus 1.75% (assumed to be 7.50%) subsequent to December 31, 1996. So long as credit is available under the Line of Credit, the Line of Credit requires monthly interest-only payments and annual unused Line of Credit fees equal to 0.25% of the unused Line of Credit balance. If the Line of Credit is not renewed, then at the option of the Company and subject to certain underwriting conditions, the outstanding balance thereof is repayable either (i) at the same interest rate, fully amortized over a three-year period, or (ii) at a fixed interest rate equal to 10 year Treasuries plus 275 basis points, with a 10 year maturity and a 20 year amortization schedule. The $6,120 of mortgage debt has a term of two years and bears interest on the same

                     GLENBOROUGH REALTY TRUST INCORPORATED

                       NOTES AND ADJUSTMENTS TO PRO FORMA
               CONSOLIDATED STATEMENTS OF OPERATIONS -- CONTINUED
                 FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

current terms as the Line of Credit. In connection with obtaining the Line of Credit and $6,120 of mortgage debt, the Company incurred commitment fees and other costs totaling approximately $1,121.

     The CIGNA Acquisition Financing bears interest at the same current terms as the Line of Credit. The $60 Million Mortgage is assumed to have a term of ten years and assumed to bear interest at a fixed rate of 7.50%. In connection with the $60 Million Mortgage and the $16 million additional mortgage financing discussed in Footnote 3, the Company will incur commitment fees and other costs of approximately $760.

     The amortization of the new loan fees is based upon total estimated fees and costs of $1,881 over the respective terms of the related Line of Credit, $6,120 of mortgage debt and Wells Fargo Financing. The unused Line of Credit fees are based upon 0.25% of the pro forma unused Line of Credit capacity as of March 31, 1997 of approximately $50,000. The $6,120 of mortgage debt is included in Mortgage Loans in the accompanying pro forma balance sheet.

     5. Reflects the following adjustments:

                                                    THREE MONTHS ENDED        YEAR ENDED
                                                      MARCH 31, 1997       DECEMBER 31, 1996
                                                    ------------------     -----------------
        Rental revenue
          Elimination of revenues of All American
             Industrial Properties................        $   --                $  (260)
          Elimination of revenues of Atlanta Auto
             Care Center and QuikTrip
             Properties...........................          (424)                (1,660)
                                                           -----                -------
        Net reduction in rental revenue...........        $ (424)               $(1,920)
                                                           =====                =======

                     GLENBOROUGH REALTY TRUST INCORPORATED

                       NOTES AND ADJUSTMENTS TO PRO FORMA
               CONSOLIDATED STATEMENTS OF OPERATIONS -- CONTINUED
                 FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                                    THREE
                                                                 MONTHS ENDED         YEAR ENDED
                                                                MARCH 31, 1997     DECEMBER 31, 1996
                                                                --------------     -----------------
Equity in earnings of the Associated Companies
  GHG
     Addition of the Scottsdale Hotel.......................        $   77               $ 168
     Addition of the San Antonio Hotel......................            --                (158)
  GC
     Addition of the Carlsberg fee managed properties.......            --                 141
     Sale of the UCT Property to the Company................            --                 (77)
                                                                      ----               -----
       Net additional income................................            77                  74
       Provision for income taxes...........................           (33)                (32)
                                                                      ----               -----
Net additional equity in earnings to the Company............        $   44               $  42
                                                                      ====               =====
Fees, interest and other income
  Additional Interest on Grunow note receivable relating to
     the Carlsberg Properties acquisition at 11% per
     annum..................................................        $   --               $ 347
  Reduction of interest due to collection of Hovpark note
     receivable at 8% per annum.............................           (50)               (605)
                                                                      ----               -----
Net decrease in fees, interest and other income.............        $  (50)              $(258)
                                                                      ====               =====
Operating expenses
  Elimination of expenses of All American Industrial
     Properties.............................................        $   --               $(128)
  Elimination of expenses of Atlanta Auto Care Center and
     QuikTrip Properties....................................           (51)               (232)
     Additional expenses of the E&L Properties..............            21                  85
                                                                      ----               -----
Net decrease in operating expenses..........................        $  (30)              $(275)
                                                                      ====               =====
General and administrative expenses attributable to 1996 and
  1997 acquisitions.........................................        $  163               $ 808
                                                                      ====               =====
Depreciation and amortization
  Elimination of expenses of All American Industrial
     Properties.............................................        $   --               $ (50)
  Elimination of expenses of Atlanta Auto Care Center and
     QuikTrip Properties....................................           (95)               (378)
                                                                      ----               -----
Net decrease in depreciation and amortization...............        $  (95)              $(428)
                                                                      ====               =====
Interest expense and loan fee amortization expense reduction due to repayment of $6,120 of mortgage debt from proceeds
  from sale of QuikTrip Properties..........................        $ (129)              $(534)
                                                                      ====               =====

                     GLENBOROUGH REALTY TRUST INCORPORATED

                       NOTES AND ADJUSTMENTS TO PRO FORMA
               CONSOLIDATED STATEMENTS OF OPERATIONS -- CONTINUED
                 FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

     6. The pro forma taxable income before dividends paid deduction for the Company for the three months ended March 31, 1997 and for the year ended December 31, 1996 is calculated as follows:

                                                            THREE
                                                         MONTHS ENDED         YEAR ENDED
                                                        MARCH 31, 1997     DECEMBER 31, 1996
                                                        --------------     -----------------
        Pro forma net income from operations..........      $6,273              $23,607
          Add: GAAP basis depreciation and
             amortization.............................       3,366               12,953
        Less: Tax basis depreciation and
          amortization................................      (2,459)              (9,838)
        Other book-to-tax differences.................        (232)                (465)
                                                            ------              -------
        Pro forma taxable income......................      $6,948              $26,257
                                                            ======              =======

     7. Primary per share amounts reflect the dilutive effects of outstanding stock options on a historical basis as of March 31, 1997 and December 31, 1996, respectively based upon the average price per common share for the period presented. Pro forma primary per share amounts for the same periods assume an average price per share of $25.00. On an historical basis, there was no dilutive effect resulting from the outstanding stock options for the year ended December 31, 1996.

     Fully diluted per share amounts reflect the dilutive effects of the units of the Operating Partnership and outstanding options based upon an ending stock price of $20.00 per share for the three months ended March 31, 1997 on an historical basis and $25.00 per share on a pro forma basis for the three months ended March 31, 1997 and the year ended December 31, 1996. On an historical basis, the units of the Operating Partnership were antidilutive for the three months ended March 31, 1997. Also on an historical basis, there was no dilutive effect resulting from either outstanding options or units of the Operating Partnership for the year ended December 31, 1996.

     The impact on reported per share amounts resulting from the adoption of Statement of Financial Accounting Standards No. 128 -- "Earnings Per Share" will not be material.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Historical and Pro Forma Financial and Other Data" and the Company's financials included elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus.

BACKGROUND

     The Company commenced operations on December 31, 1995 through the merger of eight public limited partnerships and a management company with and into the Company. A portion of the Company's operations is conducted through the Operating Partnership in which the Company holds a 1% interest as the sole general partner and an approximate 88% limited partner interest. The Company elected treatment as a REIT when it filed its tax return for the year ended December 31, 1996.

     The statements of operations, equity and cash flows for the years ended December 31, 1995, 1994 and 1993 of the GRT Predecessor Entities include the historical operations of Old GC and the Partnerships. These statements have been adjusted to reflect the consolidation of two joint ventures which were, in aggregate, wholly owned by the Partnerships. The statements of operations, equity and cash flows for the years ended December 31, 1995, 1994 and 1993 of the GRT Predecessor entities are included as the Consolidation of these entities to form the Company did not occur until December 31, 1995.

     Certain components of the Company's results of operations are not comparable to those of the GRT Predecessor Entities. The primary reason for the difference is the segregation in 1996 of the operations (management fees and reimbursements, as well as related expenses) of the Associated Companies, all of which were combined in the GRT Predecessor Entities 1995 financial statements. Effective January 1, 1996, the Company owns 100% of the preferred stock in each of the Associated Companies and accounts for its interests under the equity method. Also, contributing to the comparability difference is the change in the operational structure of three original hotel properties, not including the San Antonio Hotel which was acquired in 1996 and the Irving, Texas Hotel (the "Hotels"). The Hotels were wholly owned by the GRT Predecessor Entities and, thus, the operations of the Hotels were included in the financial statements of the GRT Predecessor Entities. In order for the Company to qualify as a REIT, neither the Company nor the Operating Partnership can operate the Hotels. Under the current structure, the Company owns the Hotels but leases them to GHG. The Company includes only the related lease payments earned from GHG in its statement of operations. When comparing historical year ended December 31, 1996 to historical years ended December 31, 1995 and 1994, the decreases in fees and reimbursements, property operating expenses and general and administrative expenses are the primary components affected by these changes in structure.

RESULTS OF OPERATIONS

     COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 TO THE THREE MONTHS ENDED MARCH 31, 1996.

     The following table sets forth net operating income by property type, for comparative purposes, presenting the results for the three months ended March 31, 1997 and 1996.

                     RESULTS OF OPERATIONS BY PROPERTY TYPE
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                                                    MULTI-                   PROPERTY    ELIMINATING     TOTAL
                             OFFICE     INDUSTRIAL     RETAIL       FAMILY       HOTEL        TOTAL       ENTRY(1)      REPORTED
                           ----------   ----------   ----------   ----------   ----------   ----------   -----------   ----------
1997 HISTORICAL
  Revenue................  $2,342,654   $1,435,492   $1,466,612   $1,129,909   $1,530,826   $7,905,493        1,475    $7,906,968
  Operating Expenses.....   1,082,311      279,377      373,556      447,290      455,836    2,638,370     (256,904)    2,381,466
  Net Operating Income...   1,260,343    1,156,115    1,093,056      682,619    1,074,990    5,267,123      258,379     5,525,502
    Percentage of Total
      NOI................          24%          22%          21%          13%          20%         100%
1996 HISTORICAL
  Revenue................  $  357,683   $1,005,970   $  826,483   $  193,911   $1,205,115   $3,589,162           --    $3,589,162
  Operating Expenses.....     163,457      208,274      228,088       91,312      424,675    1,115,806      (93,940)    1,021,866
  Net Operating Income...     194,226      797,696      598,395      102,599      780,440    2,473,356       93,940     2,567,296
    Percentage of Total
      NOI................           8%          32%          24%           4%          32%         100%

---------------

(1) Eliminating entry represents internal market level property management fees included in operating expenses to provide comparison to industry performance.

     Rental Revenues. Rental Revenues increased $4,318,000, or 120%, to $7,907,000 for the three months ended March 31, 1997, from $3,589,000 for the three months ended March 31, 1996. The increase included growth in revenues from the office, industrial, retail, multi-family and hotel Properties of $1,985,000, $433,000, $639,000, $936,000 and $326,000, respectively. Of this increase,
$4,069,000 represents rental revenues generated from the 1996 Acquisitions in the third and fourth quarters of 1996, and $237,000 represents rental revenues generated from the acquisition of the Scottsdale Hotel in February 1997.

     Fees and Reimbursements. Fees and reimbursements revenue consists primarily of property management fees and asset management fees paid to the Company by a controlled partnership. This revenue increased $121,000, or 183%, to $187,000 for the three months ended March 31, 1997, from $66,000 for the three months ended March 31, 1996. The increase consisted of an increase in the asset management fees of $55,000 and property management fees of $76,000; in 1996, such fees were paid to GC, an Associated Company, and during the first quarter of 1997, they were paid to the Company.

     Interest and Other Income. Interest and other income consists primarily of interest on mortgage loans receivable and increased $153,000, or 80%, to $344,000 for the three months ended March 31, 1997, from $191,000 for the three months ended March 31, 1996. The increase was primarily due to a $50,000 loan fee received for the extension of the Hovpark mortgage loan receivable and $99,000 of interest income on the Carlsberg Properties, Ltd. mortgage loan receivable, both of which were received during the three months ended March 31, 1997. The Carlsberg Properties, Ltd. mortgage loan receivable originated on November 19, 1996.

     Equity in Earnings of Associated Companies. Equity in earnings from Associated Companies decreased $280,000, or 66%, to $145,000 for the three months ended March 31, 1997, from $425,000 for the three months ended March 31, 1996. This decrease is primarily due to GC's write-off of the unamortized balance of its investment in a management contract.

     Gain on Collection of Mortgage Loan Receivable. The gain on collection of mortgage loan receivable of $154,000 during the three months ended March 31, 1997 resulted from the collection of the Hovpark mortgage loan receivable which had a net carrying value of $6,700,000. The payoff amount totaled $6,863,000, which, net of legal costs, resulted in a gain of $154,000.

     Property Operating Expenses. Property operating expenses increased $1,365,000, or 134%, to $2,382,000 for the three months ended March 31, 1997, from $1,017,000 for the three months ended March 31, 1996. Of this increase, $1,456,000 represents the property operating expenses of the 1996 Acquisitions, offset in part by the reduction in expenses resulting from the sale of the All American Self Storage industrial properties which were sold in 1996.

     General and Administrative Expenses. General and administrative expenses increased $370,000, or 132%, to $651,000 for the three months ended March 31, 1997, from $281,000 for the three months ended March 31, 1996. The increase is primarily due to increased overhead costs resulting from the 1996 Acquisitions and the growth of the Company.

     Depreciation and Amortization. Depreciation and amortization increased $640,000, or 71%, to $1,537,000 for the three months ended March 31, 1997, from $897,000 for the three months ended March 31, 1996. The increase is primarily due to depreciation and amortization associated with the 1996 Acquisitions.

     Interest Expense. Interest expense increased $851,000, or 118%, to $1,573,000 for the three months ended March 31, 1997, from $722,000 for the three months ended March 31, 1996. Substantially all of the increase was the result of higher average borrowings during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996. The increased borrowings primarily resulted from new debt and assumption of debt related to the 1996 Acquisitions.

     Consolidation Costs. Consolidation costs during the three months ended March 31, 1996 consisted of the costs associated with preparing, printing and mailing the Prospectus/Consent Solicitation Statement and other documents related to the Consolidation, and all other costs incurred in the forwarding of the Prospectus/Consent Solicitation Statement to investors.

     Litigation Costs. Litigation costs during the three months ended March 31, 1996 consisted of the legal fees incurred in connection with defending two class action complaints filed by investors in certain of the Company's predecessor entities, as well as an accrual for the proposed settlement in one case.

LIQUIDITY AND CAPITAL RESOURCES

     The Company expects to meet its short-term liquidity requirements generally through its working capital, its Line of Credit and cash generated by operations. As of March 31, 1997, the Company had no material commitments for capital improvements other than certain expansion related improvements estimated at approximately $1,750,000 at its existing shopping center in Tampa, Florida. Other planned capital improvements consist of tenant improvements, expenditures necessary to lease and maintain the Properties and expenditures for furniture and fixtures and building improvements at the hotel Properties.

     The Company's principal sources of funding for acquisitions, development, expansion and renovation of properties are its Line of Credit, permanent secured debt financings, public equity and privately placed financing, the issuance of partnership units in the Operating Partnership and cash flow provided by operations.

     Mortgage loans receivable decreased from $9,905,000 at December 31, 1996, to $3,454,000 at March 31, 1997. This decrease was primarily due to the payoff of the Hovpark mortgage loan receivable which had a net carrying value of $6,700,000. This decrease is partially offset by draws on the Grunow mortgage loan receivable leasing and interest reserves by the borrower of $249,000.

     Mortgage loans payable increased from $54,584,000 at December 31, 1996, to $59,007,000 at March 31, 1997. This increase resulted from the assumption of a $4,612,000 mortgage loan in connection with the acquisition of the Scottsdale Hotel in February 1997, partially offset by scheduled principal payments. Outstanding borrowings under the Line of Credit decreased from $21,307,000 at December 31, 1996, to $0 at March 31, 1997, due to the paydown of the Line of Credit from the net proceeds of the Company's equity offering in March 1997. Borrowings under the Line of Credit currently bear interest at an annual rate of LIBOR plus 1.75%.

     In October 1996, the Company completed a public equity offering of 3,666,000 shares of Common Stock at an offering price of $13.875 per share. The net proceeds from the offering of approximately $47.8 million were used to fund certain of the 1996 Acquisitions and to repay outstanding indebtedness. In March 1997, the Company completed a public equity offering of 3,500,000 shares of Common Stock at an offering price of $20.25 per share. The net proceeds from the offering of approximately $66.3 million were used to fund certain 1997 acquisitions and to repay outstanding indebtedness.

     In January 1997, the Company filed a shelf registration statement (the "January 1997 Shelf Registration Statement") with the Securities and Exchange Commission to register $250.0 million of equity securities of the Company. The January 1997 Shelf Registration Statement was declared effective by the Securities and Exchange Commission on February 25, 1997. After the completion of the March 1997 Offering, the Company has the capacity pursuant to the January 1997 Shelf Registration Statement to issue up to approximately $179.1 million in equity securities.

     In May 1997, the Company filed a shelf registration statement (the "May 1997 Shelf Registration Statement") to register an additional $350.0 million of equity securities of the Company. This shelf registration statement was declared effective by the Securities and Exchange Commission on May 21, 1997. The Company has an aggregate capacity pursuant to the January 1997 Shelf Registration Statement and May 1997 Shelf Registration Statement of approximately $529.1 million in equity securities.

     At March 31, 1997, the Company's total indebtedness included fixed-rate debt of $44,498,000, or 75% of the Company's aggregate indebtedness, and floating-rate indebtedness of $14,509,000, or 25% of the Company's aggregate indebtedness.

INFLATION

     Substantially all of the leases at the retail Properties provide for pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. Leases at the multi-family Properties generally provide for an initial term of one month or one year and allow for rent adjustments at the time of renewal. Leases at the office Properties typically provide for rent adjustment and pass-through of certain operating expenses during the term of the lease. All of these provisions permit the Company to increase rental rates or other charges to tenants in response to rising prices and therefore serve to minimize the Company's exposure to the adverse effects of inflation.

                                 THE PROPERTIES

GENERAL

     The 64 Properties owned by the Company consist of 18 office Properties, 30 industrial Properties, 6 retail Properties, four multi-family Properties and six hotel Properties, and are located in numerous local markets among four geographic regions and 19 states.

     The following table sets forth certain information with respect to the Company's Properties as of the date of this Prospectus Supplement.

                       PROPERTY TABLE BY TYPE OF PROPERTY

                                                                       ANNUALIZED
                                                                  PROPERTY REVENUES(1)       OCCUPANCY RATE
                              NUMBER OF      RENTABLE SQUARE     -----------------------          AS OF
      TYPE OF PROPERTY        PROPERTIES       FEET/UNITS          AMOUNT        PERCENT     MAY 31, 1997(2)
----------------------------- ----------     ---------------     -----------     -------     ---------------
Office.......................     18            1,447,773        $23,930,076       43.1%            95%
Industrial...................     30            3,098,782         13,454,568       24.2             95
Retail.......................      6              694,950          5,507,412        9.9             92
Multi-family.................      4                  866          6,096,878(3)    11.0             95(4)
Hotels.......................      6                  726          6,581,040(3)    11.8             78(5)
                                  --                                                                --
                                                                 -----------        ---
  Total/Weighted Average.....     64                             $55,569,974        100%            94%(6)
                                  ==                             ===========        ===             ==

---------------

(1) Based on Property revenues for the month ended May 31, 1997, as annualized, except multi-family and hotel Properties. For Properties acquired after May 31, 1997, represents property revenues annualized from revenues produced prior to acquisition.

(2) Represents economic occupancy. Includes May 31, 1997 occupancy rates for Properties acquired after May 31, 1997.

(3) Represents Property revenues for the 12 months ended May 31, 1997. For Properties acquired after May 31, 1996, property revenues include revenues produced prior to acquisition.

(4) Represents average economic occupancy (calculated using month-end actual occupancy rates) for the 12 months ended May 31, 1997. For Properties acquired after May 31, 1996, average economic occupancy rates were calculated based in part on occupancy rates prior to acquisition.

(5) Represents average economic occupancy for the 12 months ended May 31, 1997. For Properties acquired after May 31, 1996, average economic occupancy rates were calculated based in part on occupancy rates prior to acquisition.

(6) Excludes hotel Properties and multi-family Properties.

     The following table sets forth the region and type of the Company's Properties by rentable square feet and/or units as of the date of this Prospectus Supplement.

                       PROPERTIES BY RENTABLE SQUARE FEET

                                     RENTABLE SQUARE FEET
                             -------------------------------------    MULTI-FAMILY     HOTEL       NO. OF
           REGION              OFFICE      INDUSTRIAL      RETAIL        UNITS         ROOMS     PROPERTIES
---------------------------- ----------    -----------    --------    ------------     -----     ----------
East........................    219,595        499,950           0           0            0           5
South.......................          0        746,384     300,728           0          286          12
Midwest.....................    682,446        904,914           0           0            0          11
West........................    545,732        947,534     394,222         866          440          36
                                                                                                     --
                               --------      ---------     -------         ---          ---
          Total.............  1,447,773      3,098,782     694,950         866          726          64
                               ========      =========     =======         ===          ===          ==
No. of Properties...........         18             30           6           4            6          64

OFFICE PROPERTIES

     The Company owns 18 office Properties aggregating 1,447,773 rentable square feet. The leases for spaces within the office Properties have terms ranging from one to 13 years. The office space leases generally require the tenant to reimburse the Company for increases in building operating costs over a base amount. Many of the leases contain fixed or CPI-based rent increases.

     The following table sets forth information regarding the office Properties of the Company as of the date of this Prospectus Supplement.

                               OFFICE PROPERTIES

                                                                   OCCUPANCY      AVERAGE                        ANNUALIZED
                                                       RENTABLE       RATE         BASE       ANNUALIZED    PROPERTY REVENUES(3)
                                            YEAR        SQUARE       AS OF      RENT/LEASED      BASE       ---------------------
   PROPERTY            CITY          ST   COMPLETED      FEET      5/31/97(1)   SQUARE FEET     RENT(2)       AMOUNT      PERCENT
---------------  -----------------  ----  ---------   ----------   ----------   -----------   -----------   -----------   -------
4500 Plaza.....  Salt Lake City     UT       1983         70,001        95%       $ 13.16     $   875,052   $   936,936      3.9%
Regency
  Westpointe...  Omaha              NE       1981         35,937       100          15.32         550,572       555,120      2.3
Bond Street....  Farmington Hills   MI       1986         40,595        87          16.25         573,876       583,248      2.4
UCT............  St. Louis          MO       1974        272,740        94          13.19       3,380,436     4,265,436     17.8
Globe..........  Mercer Island      WA       1979         24,779        98          17.24         418,740       426,252      1.8
Warner.........  Fountain Valley    CA       1977         32,272        92          17.00         504,840       512,424      2.1
One
Professional...  Omaha              NE       1980         34,836        97          12.48         421,728       449,736      1.9
Vintage
  Pointe.......  Phoenix            AZ       1985         55,948        92           9.56         492,192       511,044      2.1
Dallidet.......  San Luis Obispo    CA       1993         23,051        85          20.03         392,436       407,028      1.7
Hillcrest......  Fullerton          CA       1974         34,623        90          13.08         407,472       408,504      1.7
Tradewinds.....  Phoenix            AZ       1986         17,778        94          20.48         342,240       342,972      1.4
Academy
  Center.......  Rolling Hills      CA       1974         29,185        83          20.38         493,608       493,608      2.1
Westford
  Corporate....  Westford           MA       1987        163,247       100           8.73       1,425,312     1,803,072      7.5
Woodlands
  Plaza........  St. Louis          MO       1993         71,209        98          15.60       1,088,304     1,088,304      4.6
South
  Washington...  Alexandria         VA       1989         56,348       100          23.29       1,312,500     1,703,316      7.1
Riverview
  Tower........  Bloomington        MN       1973        227,129        96          11.20       2,441,064     4,224,312     17.7
Centerstone
  Plaza........  Irvine             CA       1988        157,579        99          22.33       3,484,152     3,797,844     15.9
University Tech
  Center.......  Pomona             CA       1986        100,516        85          16.31       1,393,440     1,420,920      6.0
                                                       ---------       ---         ------     -----------   -----------     ----
 Total/Weighted
    Average....                                        1,447,773        95%       $ 14.56     $19,997,964   $23,930,076      100%
                                                       =========       ===         ======     ===========   ===========     ====

---------------

(1) Represents economic occupancy. Includes May 31, 1997 occupancy rates for Properties acquired after May 31, 1997.

(2) Represents Base Rent for the month ended May 31, 1997, as annualized. For Properties acquired after May 31, 1997, represents Base Rent annualized from Base Rent produced prior to acquisition.

(3) Represents Property revenues for the month ended May 31, 1997, as annualized. For Properties acquired after May 31, 1997, represents property revenues annualized from revenues produced prior to acquisition.

     The following table sets forth historical rent and occupancy information for the office Properties owned by the Company during each of the years indicated.

                               OFFICE PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                                                                          TOTAL
                                                   AVERAGE OCCUPANCY     AVERAGE       ANNUAL BASE
                                  TOTAL RENTABLE     RATE FOR THE      RENT/LEASED        RENT
                  YEAR             SQUARE FEET          PERIOD         SQ. FT.(1)      ($000S)(2)
        ------------------------  --------------   -----------------   -----------   ---------------
        1997(3).................     1,447,773             95%           $ 14.56         $19,998
        1996(4).................       641,923             94              13.19           7,918
        1995....................       106,076             97              11.91           1,228
        1994....................       105,770             88              11.44           1,065
        1993....................       104,666             80              12.04           1,008
        1992....................       104,754             80              11.10             930

---------------

(1) Total annual Base Rent divided by occupancy in square feet.

(2) Total annual Base Rent adjusted for any free rent given for the period.

(3) Occupancy is as of May 31, 1997. Includes May 31, 1997 occupancy rates for Properties acquired after May 31, 1997. Total annual Base Rent represents total Base Rent for the month ended May 31, 1997, as annualized. For Properties acquired after May 31, 1997, represents Base Rent annualized from Base Rent produced prior to acquisition.

(4) Includes the Carlsberg Properties acquired in November 1996 and the TRP Properties acquired in October 1996. For these Properties, occupancy rates are presented as of December 31, 1996, and Base Rents are presented on an annualized basis based on results since the acquisition, as this information is not available for the year ended December 31, 1996.

     The following table sets forth the contractual lease expirations for the office Properties for the remainder of 1997 and thereafter, as of May 31, 1997.

                               OFFICE PROPERTIES
                               LEASE EXPIRATIONS

                                                                                                PERCENTAGE OF
                                                                                                    TOTAL
                                                       RENTABLE SQUARE     ANNUAL BASE RENT    ANNUAL BASE RENT
                                       NUMBER OF      FOOTAGE SUBJECT TO    UNDER EXPIRING      REPRESENTED BY
     YEAR OF LEASE EXPIRATION       LEASES EXPIRING    EXPIRING LEASES      LEASES ($000S)    EXPIRING LEASES(1)
----------------------------------  ---------------   ------------------   ----------------   ------------------
1997(2)...........................        145                140,204           $  2,281               11.0%
1998..............................         68                255,042              3,370               16.2
1999..............................         70                266,962              3,947               19.0
2000..............................         48                162,596              2,772               13.3
2001..............................         49                264,967              3,683               17.7
2002..............................         19                 71,396              1,012                4.9
2003..............................          6                 41,016                861                4.1
2004..............................          5                 31,336                776                3.7
2005..............................          5                 28,608                521                2.5
2006..............................         11                 34,332              1,057                5.1
Thereafter........................          3                 72,584                520                2.5
                                          ---              ---------            -------              -----
          Total...................        429              1,369,043(3)        $ 20,800(4)           100.0%
                                          ===              =========            =======              =====

---------------

(1) Annual Base Rent expiring during each period, divided by total annual Base Rent (both adjusted for contractual increases).

(2) Reflects leases expiring after May 31, 1997 and includes leases that have initial terms of less than one year.

(3) This figure is based on square footage actually leased (which excludes vacant space) and thus differs from "Rentable Square Feet" in the preceding Office Properties table (which includes vacant space).

(4) This figure is based on square footage actually leased (which excludes vacant space) and incorporates contractual rent increases arising after 1997, and thus differs from the information for "Annualized Base Rent" in the preceding Office Properties table, which is based on 1997 rents.

     The following table sets forth the capitalized tenant improvements and leasing commissions paid by the Company on the office Properties for the periods indicated.

                               OFFICE PROPERTIES
            CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                                             YEAR ENDED DECEMBER 31,                      FIVE MONTHS
                             -------------------------------------------------------     ENDED MAY 31,
                              1992        1993        1994        1995        1996           1997
                             -------     -------     -------     -------     -------     -------------
Square footage renewed or
  re-leased..............     26,989      23,909      18,384      79,745      39,706         48,221
Capitalized tenant
  improvements and
  commissions (in
  thousands).............    $   192     $    59     $    58     $   468(1)  $   617(2)     $   230
Average per square foot
  of renewed or re-leased
  space..................    $  7.12     $  2.47     $  3.18     $  5.87     $ 15.54(2)     $  4.77

---------------

(1) The significant increase in capitalized tenant improvements and commissions in 1995 over the previous year is primarily the result of re-leasing 15,491 square feet at Regency Westpointe. The re-lease is for a term of ten years. There were no commissions paid in this transaction. Tenant improvements totaled $405,000. This tenant occupies 43% of Regency Westpointe.

(2) The significant increase in capitalized tenant improvements and commissions in 1996 over the previous years is primarily the result of tenant improvements provided in connection with a lease extension of space for the principal tenant of the UCT Property. The lease was extended ten years and expires in 2010.

INDUSTRIAL PROPERTIES

     The Company owns 30 industrial Properties aggregating 3,098,782 square feet. The industrial Properties are designed for warehouse, distribution and light manufacturing, ranging in size from 23,826 square feet to 474,426 square feet. As of the date of this Prospectus Supplement, 21 of the industrial Properties were leased to multiple tenants, nine were leased to single tenants, and all nine of the single-tenant Properties are adaptable in design to multi-tenant use.

     The following table lists the industrial Properties of the Company as of the date of this Prospectus Supplement.

                              INDUSTRIAL PORTFOLIO

                                                                     OCCUPANCY     AVERAGE                        ANNUALIZED
                                                          RENTABLE      RATE         BASE                    PROPERTY REVENUES(3)
                                                 YEAR      SQUARE      AS OF     RENT/LEASED    ANNUALIZED   --------------------
         PROPERTY               CITY       ST  COMPLETED    FEET     5/31/97(1)  SQUARE FEET   BASE RENT(2)     AMOUNT    PERCENT
-------------------------- -------------- ---- ---------  ---------  ----------  ------------  ------------  ------------ -------
Benicia Industrial Park... Benicia        CA    1980        156,800      100%       $ 3.26     $   510,912       $514,128   3.8%
Case Equipment Corp....... Kansas City    KS    1975        199,750      100          1.95         389,184        389,184   2.9
Case Equipment Corp....... Memphis        TN    1950        205,594      100          1.71         352,104        352,104   2.6
Navistar International
  Trans. Corp............. W. Chicago     IL    1977        474,426      100          2.20       1,044,852      1,044,852   7.8
Navistar International
  Trans. Corp............. Baltimore      MD    1962        274,000      100          1.59         434,484        434,484   3.2
Park 100 - Building 42.... Indianapolis   IN    1980         37,200       85          6.79         214,584        240,036   1.8
Park 100 - Building 46.... Indianapolis   IN    1981        102,400      100          3.42         350,208        350,208   2.6
Sea Tac II(4)............. Seattle        WA    1984         41,657      100          5.76         240,000        286,632   2.1
Hoover.................... Mesa           AZ    1985         57,441      100          4.82         277,008        292,044   2.2
Walnut Creek.............. Austin         TX    1984        100,000      100          5.30         529,800        650,328   4.8
Rancho Bernardo........... Rancho         CA    1982         52,865       83          6.82         299,052        362,100   2.7
                           Bernardo
Mercantile................ Dallas         TX    1970        236,092       95          2.90         650,304        674,832   5.0
Pinewood.................. Arlington      TX    1971         46,060      100          2.64         121,668        121,704   0.9
Quaker.................... Dallas         TX    1974         42,083      100          0.63          26,496         27,528   0.2
Chatsworth Industrial
  Park.................... Chatsworth     CA    1975         29,764      100          7.51         223,392        223,392   1.7
Sandhill Industrial
  Park.................... Carson         CA    1975         90,922      100          5.95         541,032        541,032   4.0
San Dimas Industrial
  Center.................. San Dimas      CA    1980         35,996       46         13.17         218,064        218,064   1.6
Kraemer Industrial Park... Anaheim        CA    1974         55,246       69         10.64         405,420        405,420   3.0
Belshaw Industrial........ Carson         CA    1973         23,826      100          4.84         115,200        115,200   0.9
Dominguez Industrial...... Carson         CA    1973         85,120       50         14.30         608,436        611,520   4.6
Dunn Way Industrial....... Placentia      CA    1968         59,832       71          6.92         294,072        294,072   2.2
Monroe Industrial......... Placentia      CA    1988         38,655      100          6.70         259,176        259,176   1.9
Upland Industrial......... Upland         CA    1978         27,414       90          5.99         147,744        147,744   1.1
Glassell Industrial
  Center.................. Orange         CA    1976         46,912       70         16.31         535,524        535,524   4.0
Woodlands Tech............ St. Louis      MO    1986         91,138      100          8.18         745,752        745,752   5.5
Lake Point................ Orlando        FL    1985        116,555      100          9.57       1,115,808      1,279,176   9.5
Fisher-Pierce............. Weymouth       MA    1988         79,825      100          7.45         594,696        613,884   4.6
Southworth-Milford(5)..... Milford        MA    1989        146,125      100          6.72         981,732        981,732   7.3
Magnolia.................. Phoenix        AZ    1984         35,385      100          4.56         161,328        245,196   1.8
Fifth Street.............. Phoenix        AZ    1986        109,699      100          3.48         381,384        497,520   3.7
                                                          ---------      ---         -----     -----------    -----------   ---
  Total/Weighted
    Average...............                                3,098,782       95%       $ 4.32     $12,769,416    $13,454,568   100%
                                                          =========      ===         =====     ===========    ===========   ===

---------------

(1) Represents economic occupancy. Includes May 31, 1997 occupancy rates for Properties acquired after May 31, 1997.

(2) Represents Base Rent for the month ended May 31, 1997, as annualized. For Properties acquired after May 31, 1997, represents Base Rent annualized from Base Rent produced prior to acquisition.

(3) Represents Property revenues for the month ended May 31, 1997, as annualized. For Properties acquired after May 31, 1997, represents property revenues annualized from revenues produced prior to acquisition.

(4) Mortgage receivable accounted for as real estate under GAAP. The property is owned by a partnership managed by one of the Associated Companies.

(5) The tenant at the Southworth-Milton Property has an option to purchase this property at 100% of fair market value.

     Four of the single-tenant Properties have eight years remaining on leases whose original terms were 20 years and include rent increases every three years based on all or a percentage of the change in the CPI. Under these leases the tenants are required to pay for all of the Properties' operating costs, such as common area maintenance, property taxes, insurance, and all repairs including structural repairs. These four Properties are leased to Navistar International Transportation Corporation ("Navistar"), but two of the leases have been assumed by Case Equipment Corporation ("Case"). Navistar has options under its leases to purchase either or both of the Properties on March 1, 1999, and 2002. The option price is equal to the lesser of (i) the greater of the appraised value or a specified option floor price; or (ii) a price derived by applying a specified capitalization rate to a specified rental amount. The Case leases give the tenant a purchase option exercisable on March 1, 1999, and 2002 for an amount equal to the greater of the appraised value or a specified minimum price. Management believes, based on discussions with both tenants, that neither tenant has any present intention to exercise any option to purchase.

     The remaining warehouse Properties have leases whose terms range from one to ten years. Most of the leases are "triple net" leases whereby the tenants are required to pay their pro rata share of the Properties' operating costs, common area maintenance, property taxes, insurance, and non-structural repairs. Some of the leases are "industrial gross" leases whereby the tenant pays as additional rent its pro rata share of common area maintenance and repair costs and its share of the increase in taxes and insurance over a specified base year cost. Many of these leases call for fixed or CPI-based rent increases.

     The Company holds fee title to all of the industrial Properties except a 41,657 square-foot warehouse facility in Seattle known as Sea Tac II. This property is owned by a partnership managed by one of the Associated Companies. The Company holds a participating first mortgage interest in Sea Tac II. In accordance with GAAP, the Company accounts for the property as though it held fee title, as substantially all risks and rewards of ownership have been transferred to the Company as a result of the terms of the mortgage. The participating mortgage had a principal balance of $2,333,338 as of May 31, 1997 and accrued interest of $1,277,687 as of May 31, 1997, as compared with an appraised value of $2,000,000 as of June 30, 1994. The loan, which was modified in early 1994 and accrues interest at 10%, allows the borrower to defer the payment of any interest in excess of the property's cash flow. The loan also allows the Company to receive 75% of the property value over the total loan balance at maturity. The loan is due March 31, 2001, but the borrower may extend the loan for five one-year periods for payment of a fee equal to 0.25% of the then outstanding principal balance for each extension.

     The following table sets forth historical rent and occupancy information for the industrial Properties owned by the Company during each of the years indicated.

                             INDUSTRIAL PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                               AVERAGE OCCUPANCY       AVERAGE           TOTAL
                            TOTAL RENTABLE       RATE FOR THE        RENT/LEASED      ANNUAL BASE
               YEAR          SQUARE FEET            PERIOD           SQ. FT.(1)      RENT($000S)(2)
        ------------------  --------------     -----------------     -----------     --------------
        1997(3)...........     3,098,782               95%              $4.32           $ 12,769
        1996(4)...........     2,026,368               99                2.70              5,414
        1995..............     1,491,827              100                2.29              3,405
        1994..............     1,491,827              100                2.29              3,401
        1993..............     1,491,827               98                2.24              3,294
        1992..............     1,491,827               96                2.14              3,075

---------------

(1) Total annual Base Rent divided by occupancy in square feet.

(2) Total annual Base Rent adjusted for any free rent given for the period.

(3) Occupancy is as of May 31, 1997. Includes May 31, 1997 occupancy rates for Properties acquired after May 31, 1997. Total annual Base Rent represents total Base Rent for the month ended May 31, 1997, as annualized. For Properties acquired after May 31, 1997, represents Base Rent annualized from Base Rent produced prior to acquisition.

(4) Includes the Carlsberg Properties and the TRP Properties. For these Properties, occupancy rates are presented as of December 31, 1996, and Base Rents are presented on an annualized basis based on results since the acquisition, as this information is not available for the year ended December 31, 1996.

     The following table sets forth the contractual lease expirations for the industrial Properties for the remainder of 1997 and thereafter, as of May 31, 1997.

                             INDUSTRIAL PROPERTIES
                               LEASE EXPIRATIONS

                                                                                   PERCENTAGE OF TOTAL
                           NUMBER OF      RENTABLE SQUARE       ANNUAL BASE RENT    ANNUAL BASE RENT
             YEAR OF        LEASES       FOOTAGE SUBJECT TO      UNDER EXPIRING      REPRESENTED BY
        LEASE EXPIRATION   EXPIRING       EXPIRING LEASES        LEASES(5000S)     EXPIRING LEASES(1)
        -----------------  ---------     ------------------     ----------------   -------------------
        1997(2)..........      78               351,829             $  1,770               14.3%
        1998.............      56               447,134                2,307               18.7
        1999.............      32               209,478                  977                7.9
        2000.............      20               221,766                  996                8.1
        2001.............      14               159,125                  857                6.9
        2002.............      10               228,986                1,220                9.9
        2003.............      --                    --                   --                0.0
        2004.............       6             1,402,295                3,576               29.0
        2005.............      --                    --                   --                0.0
        2006.............       2                27,613                  259                2.1
        Thereafter.......       1                27,360                  382                3.1
                              ---             ---------              -------              -----
                 Total...     219             3,075,586(3)          $ 12,344(4)           100.0%
                              ===             =========              =======              =====

---------------

(1) Annual Base Rent expiring during each period, divided by total annual Base Rent (both adjusted for contractual increases).

(2) Reflects leases expiring after May 31, 1997 and includes leases that have initial terms of less than one year.

(3) This figure is based on square footage actually leased (which excludes vacant space), and thus differs from "Rentable Square Feet" in the preceding Industrial Portfolio table (which includes vacant space).

(4) This figure is based on square footage actually leased (which excludes vacant space) and incorporates contractual rent increases arising after 1997, and thus differs from the information for "Annualized Base Rent" in the preceding Industrial Portfolio table, which is based on 1997 rents.

     The following table sets forth the capitalized tenant improvements and leasing commissions paid by the Company on the industrial Properties owned by the Company for the period indicated.

                             INDUSTRIAL PROPERTIES
            CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                                                                                                                    FIVE
                                                                                                                   MONTHS
                                                                         YEAR ENDED DECEMBER 31,                    ENDED
                                                           ---------------------------------------------------     MAY 31,
                                                            1992       1993       1994       1995        1996       1997
                                                           ------     ------     ------     -------     ------     -------
Square footage renewed or re-leased......................  52,491     66,500     89,000     141,523     69,000     136,453
Capitalized tenant improvements and commissions
  (in thousands).........................................  $   21     $   64     $   60     $   114     $   74     $   198
Average per square foot of renewed or released space.....  $ 0.40     $ 0.96     $ 0.67     $  0.81     $ 1.07     $  1.45

RETAIL PROPERTIES

     The retail portfolio consists of 6 Properties with a total of 694,950 square feet. The following table sets forth information regarding the retail Properties of the Company as of the date of this Prospectus Supplement.

                               RETAIL PROPERTIES

                                                                   OCCUPANCY      AVERAGE                         ANNUALIZED
                                                        RENTABLE      RATE         BASE                      PROPERTY REVENUES(3)
                                              YEAR       SQUARE      AS OF      RENT/LEASED    ANNUALIZED    --------------------
        PROPERTY             CITY      ST   COMPLETED     FEET     5/31/97(1)   SQUARE FEET   BASE RENT(2)     AMOUNT     PERCENT
------------------------- ----------  ----  ---------   --------   ----------   -----------   ------------   ----------   -------
Park Center(4)........... Santa Ana     CA     1979      73,500        97%          6.27       $  446,796    $  542,436      9.9 %
Shannon Crossing(5)...... Atlanta       GA     1981      64,039        96           7.45          458,028       496,548      9.0
Westwood Plaza........... Tampa         FL     1984      85,689        99           7.28          617,544       766,824     13.9
Auburn North(6).......... Auburn        WA     1978     158,596        71           6.62          745,596     1,137,468     20.7
Sonora Plaza............. Sonora        CA     1974     162,126        99           6.39        1,025,760     1,483,740     26.9
Piedmont Plaza........... Apopka        FL     1985     151,000        97           6.32          926,280     1,080,396     19.6
                                                                       --
                                                        -------                    -----       ----------    ----------   ------
  Total/Weighted
    Average..............                               694,950        92%         $6.62       $4,220,004    $5,507,412   100.00%
                                                        =======        ==          =====       ==========    ==========   ======

---------------

(1) Based on economic occupancy.

(2) Represents Base Rent for the month ended May 31, 1997, as annualized.

(3) Represents Property revenues for the month ended May 31, 1997, as annualized.

(4) Mortgage receivable accounted for as real estate under GAAP. The Property is owned by a partnership managed by one of the Associated Companies.

(5) The Company has entered into a definitive agreement to sell this Property. This sale is subject to a number of contingencies, and there can be no assurance such sale will be consummated.

(6) Includes a space at which the tenant has ceased operations and filed bankruptcy. In connection with the Company's acquisition, a principal of the former owner of the Property guaranteed the tenant's rental obligations under the lease. Subsequently, the tenant's leasehold interest under the lease was sold to a third party, who kept payments to the Company under the lease current through April 30,1997, when the Company purchased the leasehold in order to continue negotiations under a signed letter of intent with an existing subtenant for relocation and expansion into the space.

     The Company holds fee title to all of the retail Properties except the Park Center community center. Park Center is owned by a partnership managed by one of the Associated Companies. The Company holds a participating first mortgage interest in Park Center. In accordance with GAAP, the Company accounts for Park Center as though it held fee title, as substantially all risks and rewards of ownership have been transferred to the Company as a result of the terms of the mortgage. The participating mortgage had a principal balance of $5,448,427 as of May 31, 1997 and accrued interest of $2,871,394 as of May 31, 1997, as compared with an appraised value of $3,550,000 as of June 30, 1994. The loan, which was modified in mid-1994 and accrues interest at 10%, allows the borrower to defer the payment of any interest in excess of the property's cash flow. The loan also allows the Company to receive 75% of the property value over the total loan balance at maturity. The loan is due March 31, 2001, but the borrower may extend the loan for five one-year periods for payment of a fee equal to 0.25% of the then outstanding principal balance, for each extension.

     Five of the retail Properties, representing 543,950 rentable square feet, or 78% of the total rentable area, are anchored community shopping centers. The anchor tenants of these centers are national or regional supermarkets and drug stores.

     The following table sets forth historical rent and occupancy information for the retail Properties owned by the Company during each of the years indicated.

                               RETAIL PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                                   AVERAGE OCCUPANCY     AVERAGE         TOTAL
                                  TOTAL RENTABLE     RATE FOR THE      RENT/LEASED    ANNUAL BASE
                  YEAR             SQUARE FEET          PERIOD         SQ. FT.(1)    RENT($000S)(2)
        ------------------------  --------------   -----------------   -----------   --------------
        1997(3).................      694,950              92%           $  6.62(4)      $4,220
        1996....................      630,700              96               7.82(4)       4,726
        1995....................      285,658              95              10.76          2,915
        1994....................      285,722              94              10.76          2,890
        1993....................      285,722              90              11.11          2,858
        1992....................      285,722              88              11.12          2,823

---------------

(1) Total annual Base Rent divided by occupancy in square feet.

(2) Total annual Base Rent adjusted for any free rent given for the period.

(3) Occupancy is as of May 31, 1997. Total annual Base Rent represents Base Rent for the month ended May 31, 1997, as annualized.

(4) Average effective Base Rent per leased square foot declined in 1996 and 1997 due to the acquisitions of Properties with lower Base Rents.

     The following table sets forth the contractual lease expirations for the retail Properties for the remainder of 1997 and thereafter, as of May 31, 1997.

                               RETAIL PROPERTIES
                               LEASE EXPIRATIONS

                                                                                          PERCENTAGE OF TOTAL
                                                   RENTABLE SQUARE     ANNUAL BASE RENT    ANNUAL BASE RENT
                                   NUMBER OF      FOOTAGE SUBJECT TO    UNDER EXPIRING      REPRESENTED BY
     YEAR OF LEASE EXPIRATION   LEASES EXPIRING     LEASES ($000S)      LEASES ($000S)    EXPIRING LEASES(1)
    --------------------------  ---------------   ------------------   ----------------   -------------------
    1997(2)...................         11                14,899             $  168                 3.7%
    1998......................         15                44,168                295                 6.6
    1999......................         27                52,975                571                12.7
    2000......................         14                27,666                324                 7.2
    2001......................         20                84,523                644                14.4
    2002......................          4                 8,000                 79                 1.8
    2003......................          4                26,675                129                 2.9
    2004......................          8               142,144                621                13.8
    2005......................          4                35,133                388                 8.7
    2006......................          1                 2,400                 27                 0.6
    Thereafter................          5               196,677              1,239                27.6
                                      ---               -------             ------               -----
              Total...........        113               635,260(3)          $4,485(4)            100.0%
                                      ===               =======             ======               =====

---------------

(1) Annual Base Rent expiring during each period, divided by total annual Base Rent (both adjusted for contractual increases).

(2) Reflects leases expiring after May 31, 1997 and includes leases that have initial terms of less than one year.

(3) This figure is based on square footage actually leased (which excludes vacant space), and thus differs from "Rentable Square Feet" set forth in the preceding Retail Properties table (which includes vacant space).

(4) This figure is based on square footage actually leased (which excludes vacant space) and incorporates contractual rent increases arising after 1997, and thus differs from the information for "Annualized Base Rent" set forth in the preceding Retail Properties table, which is based on 1997 rents.

     The following table sets forth the capitalized tenant improvements and leasing commissions paid by the Company on the retail Properties owned by the Company for the periods indicated.

                               RETAIL PROPERTIES
            CAPITALIZED TENANT IMPROVEMENTS AND LEASING COMMISSIONS

                                                             YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------
                                                                                          FIVE MONTHS
                                                                                         ENDED MAY 31,
                                             1992     1993     1994     1995     1996        1997
                                            ------   ------   ------   ------   ------   -------------
Square footage renewed or re-leased.......  26,403   31,443   46,833   33,294   32,998        7,543
Capitalized tenant improvements and
  commissions (in thousands)..............  $   63   $   59   $   59   $   98   $   83      $    15
Average per square foot of renewed or
  released space..........................  $ 2.38   $ 1.87   $ 1.87   $ 2.94   $ 2.53      $  1.99

MULTI-FAMILY PROPERTIES

     The Company owns four multi-family Properties, aggregating 866 units, and 731,142 square feet of space. All of the units are rented to residential tenants on either a month-to-month basis or for terms of one year or less. The following table sets forth information regarding the multi-family Properties of the Company as of the date of this Prospectus Supplement.

                             MULTI-FAMILY PORTFOLIO

                                                                                                            ANNUALIZED
                                                                                                             PROPERTY
                                                                                RENTABLE                   REVENUES(2)
                                                              YEAR      # OF     SQUARE    OCCUPANCY   --------------------
             PROPERTY                     CITY         ST   COMPLETED   UNITS     FEET      RATE(1)      AMOUNT     PERCENT
-----------------------------------  ---------------  ----  ---------   -----   --------   ---------   ----------   -------
Summerbreeze.......................  No. Hollywood    CA       1981      104     73,284        95%     $  804,710     13.2%
Sahara Gardens.....................  Las Vegas        NV       1983      312    277,056        95       2,028,454     33.3
Villas de Mission..................  Las Vegas        NV       1979      226    192,370        97       1,599,157     26.2
Overlook...........................  Scottsdale       AZ       1988      224    188,432        94       1,664,556     27.3
                                                                                               --
                                                                         ---    -------                 ---------    -----
    Total/Weighted Average.........                                      866    731,142        95%     $6,096,877    100.0%
                                                                         ===    =======        ==       =========    =====

---------------

(1) Represents average economic occupancy (calculated using month-end actual occupancy rates) for the 12 months ended May 31, 1997. For Properties acquired after May 31, 1996, average occupancy rates were calculated using occupancy rates prior to acquisition.

(2) Represents revenues for the 12 months ended May 31, 1997. For Properties acquired after May 31, 1996, property revenues include revenues produced prior to acquisition.

     The following table sets forth historical rent and occupancy information for the multi-family Properties owned by the Company during each of the years indicated.

                            MULTI-FAMILY PROPERTIES
                         HISTORICAL RENT AND OCCUPANCY

                                                                        MONTHLY
                                                                        AVERAGE              TOTAL
                                             AVERAGE OCCUPANCY         BASE RENT/         ANNUAL BASE
              YEAR          TOTAL UNITS     RATE FOR THE PERIOD      LEASED UNIT(1)     RENT ($000S)(2)
        -----------------   -----------     --------------------     --------------     ---------------
        1997.............       866                  95%                  $617              $ 6,097
        1996.............       642                  94                    598(3)             4,328
        1995.............       104                  94                    630                  739
        1994.............       104                  98                    632                  774
        1993.............       104                  93                    632                  734
        1992.............       104                  98                    633                  758

---------------

(1) Total annual Base Rent divided by average occupied unit.

(2) Total annual Base Rent adjusted for any free rent given for the period.

(3) Average effective monthly Base Rent per unit declined in 1996 due to the acquisition of Properties with lower Base Rents.

HOTELS

     The hotel portfolio consists of six hotels ranging from 64 to 163 rooms, comprising a total of 326,701 square feet of space and 726 rooms. Five of the hotels are all-suite hotels which consist primarily of one-bedroom suites, but each also includes some studio suites and two-bedroom suites. All of the hotels operate under license agreements with Country Lodging by Carlson, Inc. The five all-suite hotels are marketed as Country Suites by Carlson and the sixth hotel is marketed as Country Inns and Suites by Carlson. Country Lodging is part of the Carlson Companies, based in Minneapolis, Minnesota. The Carlson Companies own, operate, and franchise Radisson Hotels, TGI Friday's Restaurants, Country Kitchen Restaurants, and the Carlson Travel Agency Network. Currently there are a total of more than 85 Country Inns and Suites, with 30 additional under construction.

     The following table sets forth information regarding the Company's hotel Properties, as of the date of this Prospectus Supplement.

                                HOTEL PORTFOLIO

                                                                                        LEASE REVENUES
                                                                                       FOR THE 12 MONTHS
                                                                                         ENDED 5/31/97
                                                  YEAR     # OF   SQUARE   AVERAGE   ---------------------
          PROPERTY                CITY      ST  COMPLETED  ROOMS   FEET    OCC.(1)     AMOUNT      PERCENT  ADR(2)  REVPAR(3)
----------------------------- ------------ ---- ---------  -----  -------  --------  ----------    -------  ------  ---------
Country Suites by
  Carlson(4)................. Scottsdale    AZ   1995       163    80,568      91%   $1,558,000(5)  23.7%   $91.93   $ 61.13
Country Suites by
  Carlson(5)................. Tucson        AZ   1986       157    61,552      89     1,437,652      21.8   66.04      52.43
Country Suites by
  Carlson(5)................. Ontario       CA   1985       120    54,019      78       545,059       8.3   58.71      44.55
Country Suites by
  Carlson(5)................. Arlington     TX   1986       132    56,200      65       735,484      11.2   68.64      45.50
Country Suites by
  Carlson(6)................. Irving        TX   1986        90    45,032      65     1,992,845      30.3   75.75      47.46
Country Inns and Suites by
  Carlson(4)................. San Antonio   TX   1994        64    29,330      63       312,000(5)    4.7   55.66      31.09
                                                                               --
                                                            ---   -------            ----------     -----   ------    ------
Total/Weighted Average.......                               726   326,701      78%   $6,581,040    100.0%   $69.46   $ 47.03
                                                            ===   =======      ==    ==========     =====   ======    ======

---------------

(1) Represents average economic occupancy for the 12 months ended May 31, 1997.

(2) Average daily rate ("ADR"). Amount reflects average for the 12 months ended May 31, 1997.

(3) Revenue per available room ("REVPAR"). Amounts reflect average for the 12 months ended May 31, 1997.

(4) Results of operation amounts include results from months prior to acquisition. Lease revenues reported consist of lease payments that would have been received had the leases commenced on June 1, 1996. Revenue reported consists of the lease payments received from GHG, which leases the hotel from the Company and operates it for its own account.

(5) Revenue reported consists of the lease payments received from GHG, which leases the hotel from the Company and operates it for its own account.

(6) Mortgage receivable accounted for as real estate under GAAP. The Property is owned by a partnership managed by one of the Associated Companies.

     The Company holds fee title to five of the six hotels. The sixth, the Country Suites in Irving, Texas, is owned by a partnership managed by one of the Associated Companies. The Company holds a participating first mortgage interest in the Property. In accordance with GAAP, the Company accounts for the Property as though it held fee title, as substantially all the risks and rewards of ownership have been transferred to the Company as a result of the terms of the mortgage. The participating mortgage had a principal balance of $5,039,434 as of May 31, 1997, with accrued interest of $2,657,629 as of May 31, 1997, as compared with an appraised value of $2,650,000 as of June 30, 1994. The loan, which was modified in early 1994 and accrues interest at 10%, allows the borrower to defer the payment of any interest in excess of the Property's cash flow. The loan also allows the Company to receive 75% of the Property value over the total loan balance at maturity. The loan is due March 31, 2001, but the borrower may extend the loan for five one-year periods for payment of a fee equal to 0.25% of the then outstanding principal balance for each extension. The hotels owned in fee title are leased to GHG; the Irving, Texas hotel is managed by GHG under terms of a pre-existing contract.

     The following table contains, for the periods indicated, average occupancy, ADR and REVPAR information for the Company's Hotels as well as comparative information for all U.S. hotels and all Country Lodging hotels.

                                                     YEAR ENDED DECEMBER 31,                      TWELVE MONTHS
                                       ----------------------------------------------------       ENDED MAY 31,
                                        1992       1993       1994       1995         1996            1997
                                       ------     ------     ------     ------       ------       -------------
Scottsdale, AZ(1)
  Occupancy..........................      --         --         --         --           63%              91%
  ADR................................      --         --         --         --       $88.11          $ 91.93
  REVPAR.............................      --         --         --         --       $53.22          $ 61.13
Tucson, AZ
  Occupancy..........................      72%        77%        77%        79%          81%              89%
  ADR................................  $54.38     $54.46     $57.21     $58.93       $63.85          $ 66.04
  REVPAR.............................  $39.05     $42.16     $44.29     $46.53       $50.42          $ 52.43
Ontario, CA
  Occupancy..........................      59%        60%        56%        66%          72%              78%
  ADR................................  $52.93     $51.61     $52.02     $48.38       $54.89          $ 58.71
  REVPAR.............................  $31.42     $30.74     $29.35     $31.67       $38.95          $ 44.55
Arlington, TX
  Occupancy..........................      68%        61%        63%        70%          69%              65%
  ADR................................  $57.85     $51.58     $62.73     $64.96       $67.61          $ 68.64
  REVPAR.............................  $39.14     $31.46     $39.79     $45.63       $45.75          $ 45.50
Irving, TX
  Occupancy..........................      66%        76%        78%        76%          75%              65%
  ADR................................  $53.53     $50.22     $58.52     $66.55       $76.56          $ 75.75
  REVPAR.............................  $35.37     $38.33     $45.36     $50.57       $57.28          $ 47.46
San Antonio, TX(2)
  Occupancy..........................      --         --         --         53%(5)       55%(6)           63%
  ADR................................      --         --         --     $57.80(5)    $58.68(6)       $ 55.66
  REVPAR.............................      --         --         --     $30.79(5)    $32.03(6)       $ 31.09
All U.S. Hotels(3)
  Occupancy..........................      62%        64%        65%        66%          66%              60%(7)
  ADR................................  $59.65     $60.99     $63.63     $66.88       $71.66          $ 69.99(7)
  REVPAR.............................  $37.04     $38.85     $41.49     $44.14       $47.06          $ 42.27(7)
Country Lodging System(4)
  Occupancy..........................      67%        71%        75%        75%          73%              65%(7)
  ADR................................  $50.62     $50.00     $53.00     $56.00       $62.42          $ 65.80(7)
  REVPAR.............................  $33.94     $35.72     $39.75     $41.00       $45.45          $ 42.90(7)

---------------

(1) The Scottsdale Hotel opened in January 1996.

(2) The San Antonio Hotel opened in 1995.

(3) Source: Smith Travel Research and Country Hospitality.

(4) Source: Country Hospitality. Data for all years is limited to U.S.
    properties.

(5) Information supplied for historical comparison only, as this hotel was not acquired by the Company until August 1996.

(6) Information represents a full year of operations including operations prior to the Company's acquisition of the hotel in August 1996.

(7) Information presented as of March 31, 1997.

     In order for the Company to qualify as a REIT, neither the Company nor the Operating Partnership can operate the hotels. Therefore, the Operating Partnership has leased five of the hotels to GHG, each for a term of five years pursuant to percentage leases (the "Percentage Leases"), which provide for rent equal to the greater of the Base Rent (as defined in the Percentage Leases) (such Base Rent is defined herein as "Hotel Base Rent") or a specified percentage of room revenues (the "Percentage Rent"). Each hotel is separately leased to GHG. GHG's ability to make rent payments will, to a large degree, depend on its ability to generate cash flow from the operations of the hotels. Each Percentage Lease contains the provisions described below.

     Each Percentage Lease has a non-cancellable term of five years, subject to earlier termination upon the occurrence of certain contingencies described in the Percentage Lease. The lessee under the Percentage Lease has one five-year renewal option at the then current fair market rent.

     During the term of each Percentage Lease, the lessee is obligated to pay the greater of Hotel Base Rent or Percentage Rent. Base Rent accrues and is required to be paid monthly in advance. Percentage Rent is calculated by multiplying fixed percentages by room revenues for each of the five hotels owned by the Company. The applicable percentage changes when revenue exceeds a specified threshold, and the threshold may be adjusted annually in accordance with changes in the applicable CPI. Percentage Rent accrues and is due quarterly.

     The table below sets forth the annual Hotel Base Rent and the Percentage Rent formulas for each of the five hotels owned by the Company.

                          HOTEL LEASE RENT PROVISIONS

                                                                                   AMOUNT OF
                      ANNUAL                                               PERCENTAGE RENT INCURRED
                       BASE                                               FOR THE TWELVE MONTHS ENDED
  HOTEL LOCATION       RENT           ANNUAL PERCENTAGE RENT FORMULAS            MAY 31, 1997
------------------   --------     --------------------------------------- ---------------------------
Ontario, CA.......   $240,000     $24% of room revenue up to $1,575,000           $   305,000
                                  plus
                                  40% of room revenue above $1,575,000
                                  and
                                  5% of other revenue
San Antonio, TX...   $312,000     $33% of room revenue up to $1,200,000           $         0(1)
                                  plus
                                  40% of room revenue above $1,200,000
                                  and
                                  5% of other revenue.
Arlington, TX.....   $360,000     $27% of room revenue up to $1,600,000           $   375,000
                                  plus
                                  42% of room revenue above $1,600,000
                                  and
                                  5% of other revenue.
Tucson, AZ........   $600,000     $40% of room revenue up to $1,350,000           $   838,000
                                  plus
                                  46% of room revenue above $1,350,000
                                  and
                                  5% of other revenue.
Scottsdale, AZ....   $360,000     $45% of room revenue up to $3,200,000           $ 1,198,000(1)
                                  plus
                                  60% of room revenue above $3,200,000
                                  and
                                  5% of other revenue.

---------------

(1) Percentage lease revenue is shown on a pro forma basis assuming the hotel was purchased on June 1, 1996.

     Other than real estate and personal property taxes, casualty insurance, a fixed capital improvement allowance and maintenance of underground utilities and structural elements, which are the responsibility of the Company, the Percentage Leases require the lessee to pay rent, insurance, salaries, utilities and all other operating costs incurred in the operation of the hotels.

     Under the Percentage Leases, the Company is required to maintain the underground utilities and the structural elements of the improvements, including exterior walls (excluding plate glass) and roof. In addition, the Company must fund periodic capital improvements to the buildings and grounds, and the periodic repair, replacement and refurbishment of furniture, fixtures and equipment, up to the following amounts per quarter for the first year of the Percentage Lease: Ontario -- $22,750; Arlington -- $25,000; San
Antonio -- $10,500; Tucson -- $28,500; and Scottsdale -- $24,500. These amounts increase annually in accordance with the CPI. These obligations carry forward to the extent not expended, and any unexpended amounts remain the property of the Company upon termination of the Percentage Leases. Except for capital improvements and maintenance of structural elements and underground utilities, GHG bears the obligation, at its expense, to maintain the hotels in good order and repair, except for ordinary wear and tear, and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate to keep the hotels in good order and repair.

     GHG will not be permitted to sublet all or any part of the hotels or assign its interest under any of the Percentage Leases, other than to an affiliate of the lessee, without the prior written consent of the Company. No assignment or subletting will release GHG from any of its obligations under the Percentage Leases.

     If the Company enters into an agreement to sell or otherwise transfer a hotel, the Company has the right to terminate the Percentage Lease with respect to such hotel upon paying GHG the fair market value of its leasehold interest in the remaining term of the Percentage Lease to be terminated.

     GHG is the licensee under the franchise licenses on the hotels. The franchise agreements are assignable to the Company, another lessee or a new owner, with a payment of $2,500 per hotel.

MORTGAGE RECEIVABLES

     Although the Company does not intend to engage in the business of making real estate loans, the Company holds three notes receivable secured by first priority real property liens, which had a total outstanding principal balance at May 31, 1997 of $4,027,000. Effective February 1, 1997, as the result of repayment of principal by the borrower, the principal balance of the Hovpark loan was reduced to $500,000, and the maturity was extended to February 1, 2009. All payments are current on all loans. In connection with the Grunow loan, the Company entered into an Option Agreement which provides the Company with the option to purchase the Grunow Medical building based upon an agreed upon formula. The following table summarizes these three mortgages.

                        SUMMARY OF MORTGAGE RECEIVABLES

             COLLATERAL PROPERTIES                                                  PRINCIPAL BALANCE
------------------------------------------------    INTEREST                    -------------------------
            NAME                     TYPE             RATE        MATURITY       5/31/97        5/31/96
----------------------------  ------------------    ---------     ---------     ----------     ----------
Hovpark(1)..................  Industrial/Office         8.0%      01/01/09      $  498,000     $7,563,000
Laurel Cranford.............  Industrial                9.0%      06/01/01      $  506,000     $  517,000
Grunow......................  Medical Office           11.0%      11/19/99      $3,023,000            N/A

---------------

(1) This loan was assigned to a third party in connection with the CRI Properties acquisition in June 1997.

MANAGEMENT BUSINESS

     The Company conducts its management operations through the Associated Companies. The Company holds 100% of the preferred stock of each of the Associated Companies. Although the Company holds none of the voting common stock of the Associated Companies, the Company has the right, through its preferred stock holdings, to receive a significant portion of the economic benefits of the Associated Companies' operations. The voting common stock of the Associated Companies is held by individuals. See "Growth Strategy -- The Associated Companies."

     The Associated Companies control a substantial asset management and property management portfolio by virtue of GC's general partner interests in certain limited partnerships, and through contracts with unaffiliated owners. The current management operations of the Company, the Operating Partnership and the Associated Companies are summarized in the following table.

---------------

(1) Properties owned by the Operating Partnership or the Company (including the T. Rowe Price Properties to be acquired) and either (i) leased to GHG, in the case of hotels, or (ii) managed by the Company.

(2) Properties owned by partnerships of which GC or an affiliate is the general partner, or by third parties, and managed by GC or GHG.

     The portfolio of 58 properties managed by the Associated Companies includes 501 hotel rooms, approximately 4.3 million square feet of retail, industrial and office properties, more than 1,871 multi-family residential units, and approximately 257.72 acres of undeveloped land. The Associated Companies each receive substantial fees for their management services. The Associated Companies, in turn, pay a portion of their income to their stockholders, including the Company, through dividends on their capital stock.

MANAGEMENT PORTFOLIO

     The following table lists the properties managed by the Associated Companies as of the date of this Prospectus Supplement, indicating property name, city, state, approximate square footage, size or number of units, if applicable, and acreage, if applicable. Some of the properties listed on this table may be marketed for sale from time to time.

                              MANAGEMENT PORTFOLIO

                        ASSET                        CITY            STATE     SQ. FT.(1)
        ------------------------------------- -------------------    -----     ----------
        OFFICE
        One West Madison..................... Phoenix                AZ            25,000
        GSK Corporate Plaza.................. Phoenix                AZ            31,234
        Grunow Medical Building.............. Phoenix                AZ            47,479
        Civic Center II...................... Rancho Cucamonga       CA            17,857
        Gateway Professional Center.......... Sacramento             CA            50,556
        Park Plaza........................... Sacramento             CA            67,688
        Carnegie Business Center I........... San Bernardino         CA            62,605
        Carnegie Business Center II.......... San Bernardino         CA            50,804
        One Vanderbilt Way................... San Bernardino         CA            73,809
        Two Vanderbilt Way................... San Bernardino         CA            69,050
        Lakeside Tower....................... San Bernardino         CA           112,814
        One Carnegie Plaza................... San Bernardino         CA           102,511
        Two Carnegie Plaza................... San Bernardino         CA            68,925
        One Parkside......................... San Bernardino         CA            70,069
        Santa Fe Railway..................... San Bernardino         CA            36,288
        Inland Regional Center............... San Bernardino         CA            81,079
        Bristol Medical Center............... Santa Ana              CA            52,311
        26th Street Office................... Santa Monica           CA            14,573
        Montrose Office Building............. Rockville              MD           187,161
        Directors Plaza...................... Memphis                TN           131,727
        Poplar Towers I...................... Memphis                TN           100,901
        Bluemound Commerce Center............ Brookfield             WI            48,113
                                                                                ---------
                  Total......................                                   1,502,554
                                                                                =========
        INDUSTRIAL
        San Sevaine Business Park............ Mira Loma              CA           172,057
        Rancon Centre Ontario................ Ontario                CA           245,000
        SkyPark Airport Parking.............. San Bruno              CA           216,780
        Wakefield Engineering Building....... Temecula               CA            44,200
        Esplanade............................ Tustin                 CA           141,700
        Bryant Lake Phases I & II............ Eden Prairie           MN            80,057
        Bryant Lake Phase III................ Eden Prairie           MN            91,732
        Black Satchel........................ Charlotte              NC           228,800
        North Park Business Center........... Charlotte              NC           319,960
        The Commons at Great Valley.......... Malvern                PA           200,000
        Totem Valley Business Center......... Kirkland               WA           121,645
                                                                                ---------
                  Total......................                                   1,861,931
                                                                                =========

                        ASSET                        CITY            STATE     SQ. FT.(1)
        ------------------------------------- -------------------              ---------
        RETAIL
        Baseline Mercado..................... Mesa                   AZ            22,886
        Mountain View Plaza.................. Mojave                 CA            57,456
        Weist Plaza.......................... Riverside              CA           145,778
        TGI Friday's......................... San Bernardino         CA             9,386
        Promotional Retail Center............ San Bernardino         CA            66,265
        Service Retail Center................ San Bernardino         CA            20,780
        Outback Steak House.................. San Bernardino         CA             6,500
        Bally's Health Club.................. San Bernardino         CA            25,000
        Circuit City......................... San Bernardino         CA            38,600
        Aztec Shopping Center................ San Diego              CA            23,789
        RCC Auto Center...................... Temecula               CA            25,761
        Town & Country Center................ Arlington Heights      IL           323,591
        Glenlake Plaza....................... Indianapolis           IN            93,593
        Heritage Square...................... San Antonio            TX            75,528
                                                                                ---------
                  Total......................                                     934,913
                                                                                =========

                                                                               NO. UNITS
                                                                                ---------
        MULTI-FAMILY
        Green Meadows........................ Davis                  CA               120
        Huntington Breakers.................. Huntington Beach       CA               342
        Villa La Jolla....................... La Jolla               CA               385
        La Jolla Canyon...................... La Jolla               CA               157
        Pacific Bay Club..................... San Diego              CA               159
        Shadowridge Woodbend................. Vista                  CA               240
        Promontory Point..................... Henderson              NV               180
        Georgetown Apartments................ Omaha                  NE               288
                                                                                ---------
                  Total......................                                       1,871
                                                                                =========
        HOTEL
        Country Suites By Carlson............ Tempe                  AZ               139
        Condominium Resort Hotel............. Galveston              TX               276
        Condominium Resort Hotel............. Port Aransas           TX                86
                                                                                ---------
                  Total......................                                         501
                                                                                =========

                        ASSET                        CITY            STATE      ACREAGE
        ------------------------------------- -------------------    -----     ----------
        LAND(2)
        Lake Elsinore Square (Retail)........ Lake Elsinore          CA             24.79
        Mountain View Plaza (Retail)......... Mojave                 CA              8.99
        Perris -- 4th Avenue
          (Comm./Retail)..................... Perris                 CA             17.67
        Perris -- Ethanac (Comm./Retail)..... Perris                 CA             23.76
        Perris -- Nuevo (Comm./Retail)....... Perris                 CA             60.41
        Rancon Centre Ontario (Industrial)... Ontario                CA             41.02
        Rancon Center (Office)............... Rancho Cucamonga       CA              1.83
        Rancon Center (Retail)............... Rancho Cucamonga       CA              4.98
        Rancon Commerce Center
          (Industrial)....................... Temecula               CA             15.52
        Rancon Towne Village (Retail)........ Temecula               CA              9.50
        Tippecanoe (Commercial).............. San Bernardino         CA              8.79
        Tri-City Corporate Center
          (Office/Retail).................... San Bernardino         CA             40.46
                                                                                ---------
                  Total......................                                      257.72
                                                                                =========

---------------

(1) Total square footage of the management portfolio is approximately six million square feet, including approximately 1.7 million square feet of hotel and multi-family properties as of June 30, 1997.

(2) The 58 properties listed as actively managed elsewhere in this Prospectus Supplement do not include the land portfolio.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the directors and the executive officers of the Company.

                 NAME            AGE                 PRINCIPAL POSITION
        -----------------------  ---   ----------------------------------------------
        Robert Batinovich......  61    Chairman, President and Chief Executive
                                       Officer
        Andrew Batinovich......  38    Director, Executive Vice President, Chief
                                       Operating Officer and Chief Financial Officer
        Sandra L. Boyle........  49    Senior Vice President
        Frank E. Austin........  49    Senior Vice President
        Terri Garnick..........  36    Secretary Senior Vice President, Treasurer and
                                       Chief Accounting Officer
        Stephen R. Saul........  43    Vice President
        Anna Cheng.............  42    Vice President
        Patrick Foley..........  65    Director
        Richard A. Magnuson....  39    Director
        Laura Wallace..........  44    Director

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Bear, Stearns & Co. Inc. ("Bear Stearns"), Robertson, Stephens & Company LLC ("Robertson Stephens"), Salomon Brothers Inc and Jefferies & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares if any are purchased.

                                                                       NUMBER OF SHARES
                                 UNDERWRITER                             COMMON STOCK
        -------------------------------------------------------------  ----------------
        Bear, Stearns & Co. Inc......................................
        Robertson, Stephens & Company LLC............................
        Salomon Brothers Inc.........................................
        Jefferies & Company, Inc.....................................
                                                                       =============
                  Total..............................................      6,300,000

     The Representatives have advised the Company that the Underwriters propose to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at that
price less a concession not in excess of $          per share. The Underwriters
may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers. After the initial offering to the public, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to 945,000 additional shares of Common Stock (the "Option Shares") to cover over-allotments, if any, at the public offering price per share set forth on the cover page of this Prospectus Supplement, less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of total Option Shares that the number of Common Stock to be purchased by it shown in the foregoing table bears to the Common Stock initially offered hereby.

     In the Underwriting Agreement, the Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and the Operating Partnership have agreed not to, directly or indirectly, issue, sell, offer or agree to sell, grant any option to purchase, or otherwise dispose (or announce any offer, sale, grant of an option to purchase or other disposition) of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of Bear Stearns (except for issuances by the Company upon the exercise of outstanding stock options, in connection with bona fide acquisitions of real property or interests therein, of shares of Common Stock or partnership units in the Operating Partnership such that the aggregate number of shares of Common Stock issued, or which may be issued upon conversion or exchange of such units, will not exceed 3,500,000). All directors and officers and certain stockholders of the Company have agreed subject to certain exceptions not to directly or indirectly issue, sell, offer or agree to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock (or any securities convertible into, exercisable for or exchangeable for shares of Common Stock) prior to December 31, 1997 without the prior written consent of Bear Stearns. In addition, Robert Batinovich, Andrew Batinovich and certain family members agreed not to sell any of their shares of Common Stock until after December 31, 1997.

     In order to facilitate an offering of Common Stock, certain persons participating in the Offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising any over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

     Bear Stearns and Robertson Stephens have provided various financial advisory services to the Company or affiliates of the Company, for which they have received customary compensation. Bear, Stearns Funding, Inc., an affiliate of Bear Stearns, has loaned the Company $20,000,000 at an interest rate of 7.57% with a maturity date of January 1, 2006. Bear Stearns Funding has also made certain loans to limited partnerships for which GC provides management services.

                                 LEGAL MATTERS

     The legality of the Common Stock offered by this Prospectus Supplement will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California, and certain matters will be passed upon for the Underwriters by Latham & Watkins, San Francisco, California. Morrison & Foerster LLP will rely upon the opinion of Hogan & Hartson LLP, Baltimore, Maryland as to certain matters of Maryland law. In addition, Morrison & Foerster LLP will provide an opinion as the basis of the description of federal income tax consequences contained in the accompanying Prospectus in the section entitled "Federal Income Tax Consequences -- General."

                                    EXPERTS

     The financial statements of the Company, the GRT Predecessor Entities, Glenborough Hotel Group, Atlantic Pacific Assurance Company Limited and Glenborough Inland Realty Corporation and related financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

     In addition, the respective statements of revenues and certain expenses of the T. Rowe Price Properties and the Centerstone Property included in this Prospectus Supplement, to the extent and for the periods indicated in their reports, have also been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

     In addition, the respective statements of revenues and certain expenses of the UCT Property, the TRP Properties, the Carlsberg Properties, the CIGNA Properties, the E&L Properties, the Lennar Properties and the Riverview Property, included in various Current Reports on Form 8-K/A, incorporated by reference herein, have also been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated herein, in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                         INDEX TO FINANCIAL INFORMATION

                                                                                        PAGE
                                                                                        ----
COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES OF THE T. ROWE PRICE PROPERTIES,
  GROUPS A AND B:
  Report of Independent Public Accountants............................................   F-2
  Combined Statement of Revenues and Certain Expenses of the T. Rowe Price Properties,
     Groups, A and B..................................................................   F-3
  Notes to Combined Statement of Revenues and Certain Expenses of the T. Rowe Price
     Properties, Groups A and B.......................................................   F-4
COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES OF THE CENTERSTONE PROPERTY FOR
  THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31,
  1996:
  Report of Independent Public Accountants............................................   F-6
  Combined Statement of Revenue and Certain Expenses of the Centerstone Property for
     the three months ended March 31, 1997 (unaudited) and the year ended December 31,
     1996.............................................................................   F-7
  Notes to Combined Statement of Revenue and Certain Expenses of the Centerstone
     Property for the three months ended March 31, 1997 (unaudited) and the year ended
     December 31, 1996................................................................   F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Glenborough Realty Trust Incorporated:

     We have audited the accompanying combined statements of revenues and certain expenses of the T. Rowe Price Properties, Groups A and B, as defined in
Note 1, for the years ended September 30, 1996, and December 31, 1996, respectively. These combined financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying combined statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and are not intended to be a complete presentation of the revenues and expenses of the T. Rowe Price Properties, Groups A and B.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the revenues and certain expenses of the T. Rowe Price Properties, Groups A and B for the years ended September 30, 1996, and December 31, 1996, respectively, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
June 20, 1997

                     GLENBOROUGH REALTY TRUST INCORPORATED

            COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES OF
                  THE T. ROWE PRICE PROPERTIES, GROUPS A AND B
                                 (IN THOUSANDS)

                                       GROUP A             GROUP A             GROUP B            GROUP B
                                  SIX MONTHS ENDED        YEAR ENDED        THREE MONTHS         YEAR ENDED
                                      MARCH 31,         SEPTEMBER 30,      ENDED MARCH 31,      DECEMBER 31,
                                        1997                 1996               1997                1996
                                     (UNAUDITED)          (AUDITED)          (UNAUDITED)         (AUDITED)
                                  -----------------     --------------     ---------------     --------------
REVENUES......................         $ 2,191              $4,246             $ 4,340            $ 16,751
CERTAIN EXPENSES:
Operating.....................             489                 990                 689               3,112
Real estate taxes.............             194                 460                 668               2,661
                                        ------              ------              ------             -------
                                           683               1,450               1,357               5,773
                                        ------              ------              ------             -------
REVENUES IN EXCESS OF CERTAIN
  EXPENSES....................         $ 1,508              $2,796             $ 2,983            $ 10,978
                                        ======              ======              ======             =======

         The accompanying notes are an integral part of this statement.

                     GLENBOROUGH REALTY TRUST INCORPORATED

        NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES OF
                  THE T. ROWE PRICE PROPERTIES, GROUPS A AND B

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICY

     Property Acquired -- The accompanying combined statements of revenues and certain expenses includes the operations (see "Basis of Presentation" below) of the following T. Rowe Price Properties to be acquired by the Company from T. Rowe Price Partnerships, an unaffiliated third party.

                       PROPERTY                         CITY           STATE        TYPE
        ---------------------------------------  ------------------    -----     -----------
        GROUP A
        Springdale.............................  Santa Fe Springs       CA       Industrial
        Newport Center.........................  Deerfield Beach        FL       Industrial
        Airport Perimeter......................  College Park           GA       Industrial
        The Business Park......................  Gwinnett County        GA       Industrial
        Montgomery.............................  Gaithersburg           MD       Office
        GROUP B
        Baseline...............................  Tempe                  AZ       Industrial
        Coronado...............................  Anaheim                CA       Industrial
        Scripps Terrace........................  San Diego              CA       Industrial
        Tierrasanta............................  San Diego              CA       Industrial
        Valley Business Center.................  Denver                 CO       Industrial
        Business Plaza.........................  Ft. Lauderdale         FL       Industrial
        River Run..............................  Miramar                FL       Retail
        Burnham................................  Boca Raton             FL       Industrial
        Buschwood II...........................  Tampa                  FL       Office
        Atlantic...............................  Gwinnett County        GA       Industrial
        Oakbrook Corners.......................  Norcross               GA       Industrial
        Bonnie Lane............................  Elk Grove Village      IL       Industrial
        Glenn Avenue...........................  Wheeling               IL       Industrial
        Wood Dale..............................  Wood Dale              IL       Industrial
        Westbrook Commons......................  Westchester            IL       Retail
        Goshen.................................  Gaithersburg           MD       Retail
        Winnetka...............................  Crystal                MN       Industrial
        Riverview..............................  St. Paul               MN       Industrial
        Gatehall I.............................  Parsipanny             NJ       Office
        Clark Avenue...........................  King of Prussia        PA       Office
        Post Oak Place.........................  Houston                TX       Office
        Kent Park..............................  Kent                   WA       Industrial

     Basis of Presentation -- The accompanying combined statements of revenues and certain expenses are not intended to be a complete presentation of the actual operations of the T. Rowe Price Properties for the periods presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the future operations of the T. Rowe Price Properties; however, the Company is not aware of any material factors relating to the T. Rowe Price Properties that would cause the reported financial information not to be indicative of future operating results. Excluded expenses consist of property management fees, interest expense, depreciation and amortization and other costs not directly related to the future operations of the T. Rowe Price Properties.

                     GLENBOROUGH REALTY TRUST INCORPORATED

        NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES OF
           THE T. ROWE PRICE PROPERTIES, GROUPS A AND B -- CONTINUED

     These combined financial statements have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission.

     Revenue Recognition -- All leases are classified as operating leases. Rental revenue is recognized as earned over the terms of the leases.

2. LEASING ACTIVITY

     The minimum future rental revenues from leases in effect as of April 1, 1997 are as follows (in thousands):

                                       YEAR                          AMOUNT
                ---------------------------------------------------  -------
                1997...............................................  $11,221
                1998...............................................   11,775
                1999...............................................    7,676
                2000...............................................    4,596
                2001...............................................    2,868
                Thereafter.........................................   12,760
                                                                     -------
                          Total....................................  $50,896
                                                                     =======

     In addition to minimum rental payments, tenants pay reimbursements for their pro rata share of specified operating expenses, which amounted to $259 (unaudited) for the six months ended March 31, 1997 and $501 the year ended September 30, 1996 for Group A, and $974 (unaudited) for the three months ended March 31, 1997 and $3,696 the year ended December 31, 1996 for Group B. Certain leases contain lessee renewal options.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Glenborough Realty Trust Incorporated:

     We have audited the accompanying statement of revenues and certain expenses of the Centerstone Property, as defined in Note 1, for the year ended December 31, 1996. This financial statement is the responsibility of the management of the Company. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of the Centerstone Property.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Centerstone Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
June 30, 1997

                     GLENBOROUGH REALTY TRUST INCORPORATED

                 STATEMENT OF REVENUES AND CERTAIN EXPENSES OF
                            THE CENTERSTONE PROPERTY
             FOR THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                     THREE MONTHS         YEAR
                                                                        ENDED            ENDED
                                                                      MARCH 31,       DECEMBER 31,
                                                                         1997             1996
                                                                     (UNAUDITED)       (AUDITED)
                                                                     ------------     ------------
REVENUES...........................................................      $955            $3,745
CERTAIN EXPENSES:
  Operating........................................................       174               706
  Real estate taxes................................................        37               150
                                                                         ----            ------
                                                                          211               856
                                                                         ----            ------
REVENUES IN EXCESS OF CERTAIN EXPENSES.............................      $744            $2,889
                                                                         ====            ======

         The accompanying notes are an integral part of this statement.

                     GLENBOROUGH REALTY TRUST INCORPORATED

             NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES OF
                            THE CENTERSTONE PROPERTY
             FOR THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1996

 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICY

     Property Acquired -- The accompanying statement of revenues and certain expenses includes the operations (see "Basis of Presentation" below) of the Centerstone Property located in Irvine, California, acquired by the Company from an unaffiliated third party.

     Basis of Presentation -- The accompanying statement of revenues and certain expenses is not intended to be a complete presentation of the actual operations of the Centerstone Property for the periods presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Centerstone Property; however, the Company is not aware of any material factors relating to the Centerstone Property that would cause the reported financial information not to be indicative of future operating results. Excluded expenses consist of property management fees, interest expense, depreciation and amortization and other costs not directly related to the future operations of the Centerstone Property.

     This financial statement has been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission.

     Revenue Recognition -- All leases are classified as operating leases. Rental revenue is recognized as earned over the terms of the leases.

 2. LEASING ACTIVITY

     The minimum future rental revenues from leases in effect as of April 1, 1997 are as follows (in thousands):

                                       YEAR                          AMOUNT
                ---------------------------------------------------  -------
                1997...............................................  $ 2,686
                1998...............................................    3,380
                1999...............................................    2,659
                2000...............................................    2,321
                2001...............................................    2,254
                Thereafter.........................................    7,848
                                                                     -------
                          Total....................................  $21,148
                                                                     =======

     In addition to minimum rental payments, tenants pay reimbursements for their pro rata share of specified operating expenses, which amounted to $94 (unaudited) for the three months ended March 31, 1997 and $374 for the year ended December 31, 1996. Certain leases contain lessee renewal options.

PROSPECTUS

LOGO                                 $529,125,000
                                         LOGO
                      PREFERRED STOCK, COMMON STOCK AND WARRANTS

                            ------------------------

     Glenborough Realty Trust Incorporated (the "Company") may from time to time offer in one or more series or classes (i) shares or fractional shares of its preferred stock, par value $.001 (the "Preferred Stock"), (ii) shares of its common stock, par value $0.001 per share (the "Common Stock") and (iii) warrants to purchase shares of Preferred Stock or Common Stock (the "Warrants") in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $529,125,000. The Preferred Stock, Common Stock and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (each a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Stock, the specific title and stated value and any initial public offering price and (iii) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal Income Tax Consequences relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth or will be calculable from the information set forth in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Offered Securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE OFFERED SECURITIES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 21, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE OPERATING PARTNERSHIP OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, and exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The address of the Commission's Web Site is (http://www.sec.gov). In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission registration statements on Form S-3 (the "Registration Statements") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statements, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statements and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          b. The Company's Current Reports on Form 8-K, filed with the Commission on February 5, 1997, March 19, 1997, April 23, 1997, April 24, 1997, April 25, 1997 and May 2, 1997, respectively;

          c. The Company's Current Reports on Form 8-K/A, filed with the Commission on February 24, 1997;

          d. The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-14162).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus (or in the applicable Prospectus Supplement).

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Vice President, Capital Markets, Glenborough Realty Trust Incorporated, 400 South El Camino Real, Suite 1100, San Mateo, California 95402-1708, telephone number (415) 343-9300.

     As used herein, the term "Company" means Glenborough Realty Trust Incorporated, a Maryland real estate investment trust, and its consolidated subsidiaries for the periods from and after December 31, 1995 (the date of the merger of eight public limited partnerships and Glenborough Corporation, a California corporation, (the "Predecessors") with and into the Company (the "Consolidation")). This Prospectus and the documents incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, ownership percentages of the Company's Common Stock have been computed on a fully converted basis, using an exchange of Operating Partnership units for Common Stock on a one-for-one basis.

                                  THE COMPANY

     The Company is a self-administered and self-managed real estate investment trust (a "REIT") that owns a portfolio of 76 office, industrial, retail, multifamily and hotel properties (the "Properties") located in 20 states throughout the country, as of April 30, 1997. The Company's principal growth strategy is to capitalize on the opportunity to acquire portfolios or single properties from public and private partnerships on attractive terms. This strategy has evolved from the Company's predecessors' experience since 1978 in managing real estate partnerships and their assets and, since 1989, in acquiring management interests from third parties. In addition, three associated companies (the "Associated Companies") provide comprehensive asset, partnership and property management services for 65 other properties that are not owned by the Company.

     A portion of the Company's operations is conducted through a subsidiary operating partnership (the "Operating Partnership"), in which the Company holds a 1% interest as the sole general partner and in which the Company holds an approximate 90.5% limited partner interest, as of April 30, 1997.

     The Common Stock is listed on the New York Stock Exchange under the Symbol "GLB." The Company commenced operations on December 31, 1995, through the merger of eight public limited partnerships and a management company with and into the Company. The Company's executive offices are located at 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708 and its telephone number is
(415) 343-9300.

                           TAX STATUS OF THE COMPANY

     The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1996. As a REIT, the Company generally will not be subject to Federal income tax on net income that it distributes to its stockholders. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Consequences."

                                  RISK FACTORS

     Prospective investors should read this entire Prospectus carefully, including all appendices and supplements hereto, and should consider carefully the following factors before purchasing the Offered Securities offered hereby.

RISKS ASSOCIATED WITH ACQUISITIONS

     RISKS ASSOCIATED WITH THE ADDITION OF A SUBSTANTIAL NUMBER OF NEW
PROPERTIES

     The Company is currently experiencing a period of rapid growth. Since the Consolidation on December 31, 1995, the Company has invested approximately $262 million in properties and, upon the completion of the T. Rowe Price Properties acquisition, the Company will have invested an additional approximately $146.8 million. The Company's ability to manage its growth effectively will require it to apply successfully its experience managing its existing portfolio to new markets and to an increased number of properties. There can be no assurance that the Company will be able to manage these operations effectively. The Company's inability to effectively manage its expansion could have an adverse effect on the Company's results of operations and financial condition.

     RISKS ASSOCIATED WITH THE T. ROWE PRICE PROPERTIES ACQUISITION

     The Company has entered into definitive agreements to acquire the T. Rowe Price Properties, a portfolio of 27 properties aggregating approximately 2,888,000 square feet for a total acquisition cost of approximately $146.8 million, which the Company anticipates will be paid entirely in cash in part from a portion of the proceeds of the Offering. This acquisition is subject to approval of the acquisition by the limited partners, general partners or stockholders of the sellers, as the case may be, and customary closing conditions. Accordingly, there can be no assurance that the acquisition of any or all of the T. Rowe Price Properties will be consummated. If this acquisition is not consummated, or if consummated, is not consummated within the Company's intended time frame, and the Company is unable to redeploy the proceeds from the Offering to other properties or investments with the same return anticipated from the T. Rowe Price Properties, the Company's results of operations could be negatively affected.

     ACQUISITIONS COULD ADVERSELY AFFECT OPERATIONS OR STOCK VALUE

     Consistent with its growth strategy, the Company is continually pursuing and evaluating potential acquisition opportunities, and is from time to time actively considering the possible acquisition of specific properties, which may include properties managed or controlled by one of the Associated Companies or owned by affiliated parties. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect the Company's funds from operations or cash available for distribution, in the short term or the long term or both, or increase the Company's debt, or be perceived negatively among investors such that such an acquisition could be followed by a decline in the market value of the Common Stock.

     CONFLICT OF INTEREST

     The Company has acquired, and from time to time may acquire, properties from partnerships that Robert Batinovich, the Company's Chief Executive Officer, and Andrew Batinovich, the Company's Chief Operating Officer, control, and in which they and members of their families have substantial interests. It is also possible that the Company may enter into transactions to acquire other properties controlled by these individuals or in which they or members of their families have substantial interests in the future. These transactions involve or will involve conflicts of interest. These transactions may provide substantial economic benefits such as the payments or unit issuances, relief or deferral of tax liabilities, relief of primary or secondary liability for debt, and reduction in exposure to other property-related liabilities. Despite the presence of appraisals or fairness opinions or review by parties who have no interest in the transactions, the transactions will not be the product of arm's-length negotiation and there can be no assurance that these transactions will be as favorable to the Company as transactions that the Company negotiates with unrelated parties or will not result in undue benefit to Robert and Andrew Batinovich and members of their families. Neither Robert Batinovich nor Andrew

Batinovich has guaranteed that any properties acquired from entities they control or in which they or their families have a significant interest will be as profitable as other investments made by the Company or will not result in losses.

     ASSUMPTION OF GENERAL PARTNER LIABILITIES

     The Company and its predecessors have acquired a number of their properties by acquiring partnerships that own the properties or by first acquiring general partnership interests and at a later date acquiring the properties, and the Company may pursue acquisitions in this manner in the future. When the Company uses this acquisition technique, a subsidiary of the Company becomes a general partner. As a general partner the Company's subsidiary becomes generally liable for the debts and obligations of the partnership, including debts and obligations that may be contingent or unknown at the time of the acquisition. In addition, the Company's subsidiary assumes obligations under the partnership agreements, which may include obligations to make future contributions for the benefit of other partners. The Company undertakes detailed due diligence reviews to ascertain the nature and extent of obligations that its subsidiary will assume when it becomes a general partner, but there can be no assurance that the obligations assumed will not exceed the Company's estimates or that the assumed liabilities will not have an adverse effect on the Company's results of operations or financial condition. In addition, an Associated Company may enter into management agreements pursuant to which it assumes certain obligations as manager of properties. There can be no assurance that these obligations will not have an adverse effect on the Associated Companies' results of operations or financial condition, which could adversely affect the value of the Company's preferred stock interest in those companies.

     RISKS RELATING TO TENDER OFFERS

     The Company may, as part of its growth strategy, acquire properties and portfolios of properties through tender offer acquisitions of interests in public and private partnerships. Tender offers often result in competing tender offers, as well as litigation initiated by limited partners in the subject partnerships or by competing bidders. Due to the inherent uncertainty of litigation, the Company could be subject to adverse judgments in substantial amounts. As the Company has not yet attempted an acquisition through the tender offer process, and because of competing offers and possible litigation, there can be no assurance that, if undertaken, the Company would be successful in acquiring properties through a tender offer or that the tender offer process would not result in litigation and a significant judgment adverse to the Company.

LITIGATION RELATED TO CONSOLIDATION

     Recent business reorganizations sponsored by others involving the conversion of partnerships into corporations have given rise to a number of investor lawsuits. These lawsuits have included claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of or benefiting from the conversion or reorganization, as well as claims against the surviving entity and its directors and officers. The lawsuits have included, among others, claims that the structure of the reorganizations, as well as the manner in which they were submitted for investor approval, involved violations of federal and state securities laws, common law fraud and negligent misrepresentations, breaches of fiduciary duty, unfair and deceptive trade practices, negligence and waste, breaches of the partnership documents of the participating partnerships, failure to comply with applicable reporting requirements, violations of the rules of the NASD on suitability and fair practices, and violations of the Racketeer Influenced and Corrupt Organizations Act. Two lawsuits have been filed contesting the fairness of the Consolidation, one in California state court and one in federal court. A settlement of the state court action has been approved by the court, but objectors to the settlement have appealed that approval. The Company and the other defendants in the state court action have filed a responsive brief and the appeal is now pending. Plaintiffs in the federal court action have agreed voluntarily to take the action off calendar pending resolution of the state court action.

     From time to time the Company is involved in other litigation arising out of its business activities. It is possible that this litigation and the other litigation previously described could result in significant losses in excess of amounts reserved, which could have an adverse effect on the Company's results of operations and the financial condition of the Company.

CHAPTER 11 REORGANIZATION OF PARTNERSHIP CONSOLIDATION BY SENIOR MANAGEMENT

     Robert and Andrew Batinovich, two of the senior officers of the Company, were also senior members of a management team that formed a publicly registered limited partnership in 1986 to consolidate a number of predecessor partnerships. That public partnership was involved in litigation with its primary creditor and in order to prevent foreclosure filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in May of 1992. The public partnership, the primary subsidiary of which is GPA, Ltd., which owns an approximately 4.9% limited partner interest in the Operating Partnership along with other substantial real estate assets, settled the litigation and obtained confirmation of a plan of reorganization in January 1994. Investors in the Common Stock should consider that the consolidation of partnerships into GPA, Ltd.'s parent partnership did not achieve all of the objectives stated at the time and should further consider the relevance of that fact to their investment in the Common Stock of the Company.

CERTAIN TAX RISKS

     CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     The Company intends to elect to be treated as a REIT under the Code commencing with its taxable year ending December 31, 1996. No assurance can be given, however, that the Company will be able to operate in a manner which would permit it to qualify to make this election. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which only limited judicial or administrative interpretation exists, and involves the determination of various factual matters and circumstances not entirely within the Company's control. The Company will receive nonqualifying management fee income and will own nonqualifying preferred stock in the Associated Companies. As a result, the Company may approach the income and asset test limits imposed by the Code and could be at risk of not satisfying those tests. In order to avoid exceeding the asset test limit, for example, the Company may have to reduce its interest in the Associated Companies. The Company is relying on the opinion of its tax counsel regarding its ability to qualify as a REIT. This legal opinion is not binding on the IRS. See "Federal Income Tax
Consequences -- Taxation of the Company."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Consequences -- Failure to Qualify."

     Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. See "Federal Income Tax Consequences -- Taxation of the Company."

     POSSIBLE CHANGES IN TAX LAWS

     Income tax treatment of REITs may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. No assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of this qualification. In addition to any direct effects the changes might have, the changes might also indirectly affect the market value of all real estate investments, and consequently the ability of the Company to realize its investment objectives.

RISKS RELATING TO REAL ESTATE

     ENVIRONMENTAL MATTERS

     All of the Properties presently owned by the Company have been subject to Phase I environmental assessments by independent environmental consultants. Some of the Phase I environmental assessments recommended further investigations in the form of Phase II environmental assessments, including soil and groundwater sampling, and all of these investigations have been completed by the Company or are in the process of being completed. Certain of the Properties owned by the Company have been found to contain ACMs. The Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented or is in the process of being implemented for the Properties found to contain ACMs.

     Some, but not all, of the properties owned by partnerships managed by the Associated Companies have been subject to Phase I environmental assessments by independent environmental consultants. The Associated Companies determine on a case-by-case basis whether to obtain Phase I environmental assessments on these properties and whether to undertake further investigation or remediation. Certain of these properties contain ACMs. In each case the responsible Associated Company believes that these materials have been adequately contained and that an ACM operations and maintenance program has been implemented for the properties found to contain ACMs.

     Six of the Properties owned by the Company are leased in whole or in part to an operator of auto care centers which include oil change and tune-up facilities, and ten of the Properties are leased to operators of convenience stores which sell petroleum-based fuels. These Properties and other of the Properties contain, and/or may have contained in the past, underground storage tanks for the storage of petroleum products and/or other hazardous or toxic substances which create a potential for release of petroleum products and/or other hazardous or toxic substances. Some of the Properties owned by the Company are adjacent to or near properties that have contained in the past or currently contain, underground storage tanks used to store petroleum products or other hazardous or toxic substances. Several of the Properties have been contaminated with petroleum products or other hazardous or toxic substances from on-site operations or operations on adjacent or nearby properties. In addition, certain of the Properties are on, adjacent to or near properties upon which others have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances.

     Although tenants of the Properties owned by the Company generally are required by their leases to operate in compliance with all applicable federal, state and local environmental laws, ordinances and regulations and to indemnify the Company against any environmental liability arising from the tenants' activities on the Properties, the Company could nevertheless be subject to environmental liability relating to its management of the Properties or strict liability by virtue of its ownership interest in the Properties and there can be no assurance that the tenants would satisfy their indemnification obligations under the leases. There can be no assurance that any environmental assessments of the Properties owned by the Company, properties being considered for acquisition by the Company, or the properties owned by the partnerships managed by the Associated Companies have revealed all potential environmental liabilities, that any prior owner or prior or current operator of such properties did not create an environmental condition not known to the Company or that an environmental condition does not otherwise exist as to any one or more of such properties that could have an adverse effect on the Company's results of operations and financial condition, either directly (with respect to properties owned by the Company), or indirectly (with respect to properties owned by partnerships managed by an Associated Company) by adversely affecting the financial condition of the Associated Company and thus the value of the Company's preferred stock interest in the Associated Company. Moreover, there can be no assurance that (i) future environmental laws, ordinances or regulations will not have an adverse effect on the Company's results of operations and financial condition or (ii) the current environmental condition of such properties will not be affected by tenants and occupants of such properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.

     RISKS RELATED TO OWNERSHIP AND FINANCING OF REAL ESTATE

     The Company is subject to risks generally incidental to the ownership of real estate, including changes in general economic or local conditions, changes in supply of or demand for similar or competing properties in an area, the impact of environmental protection laws, changes in interest rates and availability of financing which may render the sale or financing of a property difficult or unattractive, changes in tax, real estate and zoning laws, and the creation of mechanics' liens or similar encumbrances placed on the property by a lessee or other parties without the Company's knowledge and consent. Should any of these events occur, there could be an adverse effect on the Company's results of operations and financial condition.

     AVAILABILITY OF REAL ESTATE FOR ACQUISITIONS

     The Company's growth is dependent upon acquisitions. There can be no assurance that properties will be available for acquisition or, if available, that the Company will be able to purchase such properties on favorable terms. If such acquisitions are not available it could have a negative impact on the growth of the Company, which could have an adverse effect on the performance of the Company's Common Stock.

     COMPETITION FOR ACQUISITION OF REAL ESTATE

     The Company faces competition from other businesses, individuals, fiduciary accounts and plans and other entities in the acquisition, operation and sale of its properties. Some of the Company's competitors are larger and have greater financial resources than the Company. This competition may result in a higher cost for properties the Company wishes to purchase.

     COMPETITION FOR TENANTS

     The Company is subject to the risk that when space becomes available at its properties the leases may not be renewed, the space may not be let or relet, or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable to the Company. Although the Company has established annual property budgets that include estimates of costs for renovation and reletting expenses that it believes are reasonable in light of each property's situation, no assurance can be given that these estimates will sufficiently cover these expenses. If the Company is unable to promptly lease all or substantially all of the space at its properties, if the rental rates are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then there could be an adverse effect on the Company's results of operations and financial condition.

     TENANTS' DEFAULTS

     The ability of the Company to manage its assets is subject to federal bankruptcy laws and state laws affecting creditors' rights and remedies available to real property owners. In the event of the financial failure or bankruptcy of a tenant, there can be no assurance that the Company could promptly recover the tenant's premises from the tenant or from a trustee or debtor-in-possession in any bankruptcy proceeding filed by or against that tenant, or that the Company would receive rent in the proceeding sufficient to cover its expenses with respect to the premises. In the event of the bankruptcy of a tenant, the Company will be subject to the provisions of the federal bankruptcy code, which in some instances may restrict the amount and recoverability of claims held by the Company against the tenant. If any tenant defaults on its obligations to the Company, there could be an adverse effect on the Company's results of operations and financial condition.

     MANAGEMENT, LEASING AND BROKERAGE RISKS; LACK OF CONTROL OF ASSOCIATED COMPANIES

     The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements may be terminated, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms, and that leasing and brokerage activity generally may decline. Acquisition of properties by the Company from the Associated Companies could result in a decrease in revenues to the Associated Companies and a corresponding decrease in dividends received by the Company from the Associated Companies. Each of these developments could have an adverse effect on the Company's results of operations and financial condition.

     To qualify for and to maintain the Company's status as a REIT while realizing income from the Company's third-party management business, the capital stock of Glenborough Hotel Group, a Nevada corporation ("GHG"), Glenborough Corporation, a California corporation ("GC") and Glenborough Inland Realty Corporation, a California corporation ("GIRC," and collectively with GHG and GC, the "Associated Companies") (which conduct the Company's third-party management, leasing and brokerage businesses) is divided into two classes. All of the voting common stock of the Associated Companies, representing 5% of the total equity of GC and GIRC, and 25% of the total equity of GHG, is held by individual stockholders. Nonvoting preferred stock representing the remaining equity of each Associated Company is held entirely by the Company. Although the Company holds a majority of the equity interest in each Associated Company, the Company is not able to elect directors of any Associated Company and, consequently, the Company has no ability to influence the day-to-day decisions of each entity.

     UNINSURED LOSS

     The Company or in certain instances tenants of the properties carry comprehensive liability, fire and extended coverage with respect to the Company's properties, with policy specification and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from earthquakes and floods) that may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties, which could have an adverse effect on the Company's results of operations and financial condition.

     ILLIQUIDITY OF REAL ESTATE

     Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), and individual agreements with sellers of properties place limits on the Company's ability to sell properties, which may adversely affect returns to holders of Common Stock. Twenty-four of the properties owned by the Operating Partnership were acquired on terms and conditions under which they can be disposed of only in a like-kind exchange or other non-taxable transaction.

     POTENTIAL LIABILITY UNDER THE AMERICANS WITH DISABILITIES ACT

     As of January 26, 1992, all of the Company's properties were required to be in compliance with the Americans With Disabilities Act (the "ADA"). The ADA generally requires that places of public accommodation be made accessible to people with disabilities to the extent readily achievable. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the federal government, an award of damages to private litigants and/or a court order to remove access barriers. Because of the limited history of the ADA, the impact of its application to the Company's properties, including the extent and timing of required renovations, is uncertain. Pursuant to certain lease agreements with tenants in certain of the "single-tenant" Properties, the tenants are obligated to comply with the ADA provisions. If the Company's costs are greater than anticipated or tenants are unable to meet their obligations, there could be an adverse effect on the Company's results of operations and financial condition.

ADDITIONAL CAPITAL REQUIREMENTS

     The Company's future growth depends in large part upon its ability to raise additional capital on satisfactory terms or at all. There can be no assurance that the Company will be able to raise sufficient capital to achieve its objectives. If the Company were to raise additional capital through the issuance of additional equity securities, or securities convertible into or exercisable for equity securities, the interests of holders of the Offered Securities could be diluted. Likewise, the Company's Board of Directors is authorized to cause the Company to issue Preferred Stock in one or more series and to determine the distributions and voting and other rights of the Preferred Stock. Accordingly, the Board of Directors may authorize the issuance of Preferred Stock with voting, distribution and other similar rights which could be dilutive to or otherwise adversely affect the interests of holders of Offered Securities. If the Company were to raise additional capital through debt financing, the Company will be subject to the risks described below, among others.

LIMITATION ON OWNERSHIP OF COMMON STOCK MAY PRECLUDE ACQUISITION OF CONTROL

     Provisions of the Company's Articles of Incorporation are designed to assist the Company in maintaining its qualification as a REIT under the Code by preventing concentrated ownership of the Company which might jeopardize REIT qualification. Among other things, these provisions provide that (a) any transfer or acquisition of Common Stock that would result in the disqualification of the Company as a REIT under the Code will be void, and (b) if any person attempts to acquire shares of Common Stock that after the acquisition would cause the person to own or to be deemed to own, by operation of certain attribution rules set out in the Code, an amount of Common Stock in excess of a predetermined limit, which, pursuant to Board action, currently is 9.75% of the outstanding shares of Common Stock (the "Ownership Limitation" and as to the Common Stock, the transfer of which would cause any person to actually own Common Stock in excess of the Ownership Limitation, the "Excess Shares"), the transfer shall be void and the Common Stock subject to the transfer shall automatically be transferred to an unaffiliated trustee for the benefit of a charitable organization designated by the Board of Directors of the Company until sold by the trustee to a third party or purchased by the Company. Robert Batinovich, his spouse and children (including Andrew Batinovich) and individuals or entities whose ownership of Common Stock is attributed to Robert Batinovich in determining the number of shares of Common Stock owned by him for purposes of compliance with Section 856 of the Code (the "Attributed Owners"), are exempt from these restrictions, but are prohibited from acquiring shares of Common Stock if, after the acquisition, they would own in excess of 10.50% of the outstanding shares of Common Stock. This limitation on the ownership of Common Stock may have the effect of precluding the acquisition of control of the Company by a third party without the consent of the Board of Directors. If the Board of Directors waives the Ownership Limitation for any person, the Ownership Limitation shall be proportionally and automatically reduced with regard to all other persons such that no five persons may own more than 49% of the Common Stock (the aggregate Ownership Limitations as to all of these persons, as adjusted, the "Adjusted Ownership Limitation"). See "Description of Common
Stock -- Restrictions on Ownership and Transfer of Common Stock" and "Federal Income Tax Consequences."

OTHER RISKS

     DEBT FINANCING

     The Company intends to incur additional indebtedness in the future, including through borrowings under a credit facility, if a credit facility is available, to finance property acquisitions. As a result, the Company expects to be subject to risks associated with debt financing, including the risk that interest rates may increase, the risk that the Company's cash flow will be insufficient to meet required payments on its debt and the risk that the Company may be unable to refinance or repay the debt as it comes due. The Company's current $50 million secured revolving line of credit with Wells Fargo Bank, N.A. provides that distributions may not exceed 90% of funds from operations and that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), the Company and its subsidiaries may not pay any distributions on the Common Stock or the Preferred Stock. If the Company is unable to obtain acceptable financing to repay indebtedness at maturity, the Company may have to sell properties to repay indebtedness or properties may be foreclosed upon, which could have an adverse effect on the Company's results of operations and financial condition.

     DEPENDENCE ON EXECUTIVE OFFICERS

     The Company is dependent on the efforts of Robert and Andrew Batinovich, its President and Chief Executive Officer and its Executive Vice President, Chief Financial Officer and Chief Operating Officer, respectively, and of its other executive officers. The loss of the services of any of them could have an adverse effect on the results of operations and financial condition of the Company.

     BOARD OF DIRECTORS MAY CHANGE INVESTMENT POLICIES

     The descriptions in this Prospectus of the major policies and the various types of investments to be made by the Company reflect only the current plans of the Company's Board of Directors. The Company's Board of Directors may change the investment policies of the Company without a vote of the stockholders. If the Company changes its investment policies, the risks and potential rewards of an investment in the Company may also change. In addition, the methods of implementing the Company's investment policies may vary as new investment techniques are developed.

     EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

     One of the factors that may influence the market price of the shares of Common Stock in public markets will be the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to seek a higher annual yield from their investments. Such circumstances may adversely affect the market price of the Common Stock.

     SHARES AVAILABLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or future conversions or exercises of securities for future sales, including shares of Common Stock issuable upon exchange of Operating Partnership units, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect the prevailing market price for the Common Stock.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to invest the net proceeds from any sale of the Offered Securities for general corporate purposes including, without limitation, the acquisition and development of properties and the repayment of debt. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the year ended December 31, 1996 and for the three-month period ended March 31, 1997 was 2.56x and 2.65x, respectively. Prior to the Consolidation, the Company's Predecessors' combined ratio of earnings to fixed charges for 1992, 1993, 1994 and 1995 was (0.37x), 2.67x, 2.58x and 1.41x, respectively. The ratio of earnings to fixed charges is computed as income from operations, before minority interest, income taxes and extraordinary items, plus fixed charges (primarily interest expense) divided by fixed charges. The ratio of earnings to fixed charges was less than
1.0 in 1992 due to a non-recurring loss provision that did not affect cash flow. To date, the Company has not issued any shares of preferred stock; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are unchanged from the ratios presented in this section.

                         DESCRIPTION OF PREFERRED STOCK

     Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation and Articles Supplementary (collectively, the "Charter"), the Board of Directors is authorized to issue, from the authorized but unissued capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

     The rights, preferences, privileges and restrictions of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (7) The provision for redemption, if applicable, of such Preferred Stock;

          (8) Any listing of such Preferred Stock on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (10) A discussion of any material federal income tax consequences applicable to such Preferred Stock;

          (11) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

          (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (14) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

          (15) Any voting rights of such Preferred Stock.

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and Excess Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company;
(ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

     The terms and conditions, if any, upon which shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

     All certificates representing shares of Preferred Stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Common Stock and Preferred Stock (or 1% if there are fewer than 2,000 stockholders) must file an affidavit with the Company containing the information specified in the Charter within 30 days after December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to determine the Company's status as a real estate investment trust and to insure compliance with the Ownership Limit.

     The articles supplementary, if applicable, for the Offered Securities may also contain provisions that further restrict the ownership and transfer of the Offered Securities. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Offered Securities.

                          DESCRIPTION OF COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or upon the exercise of Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "GLB." Registrar and Transfer Company is the Company's transfer agent.

GENERAL

     The Company's Charter authorizes the Company to issue up to 50,000,000 shares of Common Stock with a par value of $.001 per share. As of April 30, 1997 there were 13,194,692 shares of Common Stock issued and outstanding, and no shares of Excess Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the Company's debts or obligations.

     The holders of shares of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including election of directors, and, except as provided in the Charter in respect of any other class of or series of stock, the holders of these shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding shares or series of stock, holders of shares of Common Stock are entitled to receive distributions, when and as declared by the Board of Directors, out of funds legally available therefor. Upon any liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets of the Company legally available for distribution to its stockholders after payment of, or adequate provisions for, all known debts and liabilities of the Company. All shares of Common Stock now outstanding are fully paid and nonassessable, as will be the shares of Common Stock offered by this Prospectus or any Prospectus Supplement when issued. The holders of the Common Stock offered hereby will have no preemptive rights to subscribe to additional stock or securities issued by the Company at a subsequent date.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF COMMON STOCK

     For the Company to qualify as a REIT under the Code, not more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Consequences -- Taxation of the Company -- Requirements for Qualification."

     Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder, other than Robert Batinovich and the individuals or entities whose ownership of shares of Common Stock is attributed to Mr. Batinovich under the Code (the "Attributed Owners"), may own an amount of Common Stock in excess of the Ownership Limitation, which, pursuant to Board action, currently is 9.75% of the outstanding shares of Common Stock. A qualified trust (as defined in the Charter) generally may own up to 9.9% of the outstanding shares of Common Stock. The Ownership Limitation provides that Robert Batinovich and the Attributed Owners may hold up to 10.50% of the outstanding shares of Common Stock, including shares which Robert Batinovich and the Attributed Owners may acquire pursuant to an option held by GPA, Ltd. or Mr. Batinovich to cause the Company to redeem their respective partnership interests in the Operating Partnership, assuming GPA, Ltd. then dissolves and distributes these shares to the partners of GPA, Ltd.

     The Board of Directors may waive the Ownership Limitation if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limitation will not apply if the Board of Directors and the stockholders determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of Common Stock that would (a) create actual or constructive ownership of Common Stock in excess of the Ownership Limitation, (b) result in the Common Stock being owned by fewer than 100 persons, or (c) result in the Company's being "closely held" under Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the Common Stock.

     The Charter also provides that Common Stock involved in a transfer or change in capital structure that results in a person (other than Robert Batinovich and the Attributed Owners) owning in excess of the Ownership Limitation or would cause the Company to become "closely held" (within the meaning of Section 856(h) of the Code) will automatically be transferred to a trustee for the benefit of a charitable organization until purchased by the Company or sold to a third party without violation of the Ownership Limitation. While held in trust, the Excess Shares will remain outstanding for purposes of any stockholder vote or the determination of a quorum for such vote and the trustee will be empowered to vote the Excess Shares. Excess Shares shall be entitled to distributions, provided that such distributions shall be paid to a charitable organization selected by the Board of Directors as beneficiary of the trust. The trustee may transfer the Excess Shares to any individual (a "Permitted Transferee") whose ownership of Common Stock would be permitted under the Ownership Limitation and would not cause the Company to become "closely held." In addition, the Company would have the right, for a period of 90 days, to purchase all or any portion of the

Excess Shares from the trustee at the lesser of (i) where (a) the intended transferee gave value for the Excess Shares, the price paid for the Excess Shares by the intended transferee or (b) the intended transferee did not give value for the Excess Shares, the price per share equal to the average of the market price for the Common Stock for the five consecutive trading days ending on the date of the purported transfer to the intended transferee and (ii) the average of the closing market price for the Common Stock for the five consecutive trading days ending the date the Company exercises its option to purchase. The intended transferee would be entitled to receive from the trustee the lesser of (i) where (a) the intended transferee gave value for the Excess Shares, the price paid for the Excess Shares by the intended transferee or (b) the intended transferee did not give value for the Excess Shares, the price per share equal to the average of the closing market price for the Common Stock for the five consecutive trading days ending on the date of the purported transfer to the intended transferee and (ii) the price per share received by the trustee from the transfer of the Excess Shares to a Permitted Transferee.

     The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limitation would require an amendment to the Charter. Such amendments require the affirmative vote of stockholders owning a majority of the outstanding Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company by a third party without the approval of the Board of Directors.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     All stockholders of record who own 5% or more of the value of the outstanding Common Stock (or 1% if there are fewer than 2,000 stockholders of record but more than 200, or 1/2% if there are 200 or fewer stockholders of record) must file written notice with the Company containing the information specified in the Charter by January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Common Stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation. The Company intends to use its best efforts to enforce the Ownership Limitation and will make prohibited transferees aware of their obligation to pay over any distributions received, will not give effect on its books to prohibited transfers, will institute proceedings to enjoin any transfer violating the Ownership Limitation, and will declare all votes of prohibited transferees invalid.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding (other than options issued under the Company's employee stock option plan), as of April 30, 1997. The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

          (1) The title of such Warrants;

          (2) The aggregate number of such Warrants;

          (3) The price or prices at which such Warrants will be issued;

          (4) The designation, number of terms of the shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants;

          (5) The designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security;

          (6) The date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable;

          (7) The price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased;

          (8) The date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

          (9) The minimum or maximum amount of such Warrants which may be exercised at any one time;

          (10) Information with respect to book-entry procedures, if any;

          (11) A discussion of certain federal income tax consequences; and

          (12) Any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock." The issuance of shares of preferred stock or other capital stock by the Board of Directors may also have the effect of delaying, depriving or preventing a change in control of the Company. The Bylaws of the Company contain certain advance notice requirements in the nomination of persons for election to the Board of Directors which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the prevailing market price, or which such holders might believe to be otherwise in their best interests.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary of material federal income tax consequences is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES.

     The Company believes that since January 1, 1996, it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. The Company intends to continue to operate to satisfy such requirements. No assurance can be given, however, that such requirements will be met.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof. Morrison & Foerster LLP has acted as tax counsel to the Company in connection with Company's election to be taxed as a REIT.

     In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year that ended on December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT Taxable Income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles.

     If the Company fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

     GENERAL

     In any year in which the Company qualifies as a REIT, in general, it will not be subject to federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the "double taxation" on income at the corporate and stockholder levels that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT Taxable Income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the Company, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

     REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT.

     In order to assist the Company in complying with the ownership tests described above, the Company has placed certain restrictions on the transfer of the Common Stock and the Company's preferred stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Stock and preferred stock disclosing the actual owners of such Common Stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Common Stock and preferred stock and certain other information. In addition, the Company's Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Stock -- Restrictions on Ownership and Transfer of Common Stock."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

     ASSET TESTS

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one non-government issuer or (ii) 10% of the outstanding voting securities of any one issuer. The Company's investment in real property through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of "qualified REIT subsidiaries" as defined in the Code. All assets, liabilities, and items of income, deduction, and credit of such a qualified REIT subsidiary will be treated as owned and realized directly by the Company.

     The Company has analyzed the impact of its ownership interests in the Associated Companies on its ability to satisfy the asset tests. Based upon its analysis of the estimated value of the Company's total assets as well as its estimate of the value of the respective nonvoting preferred stock interests in the Associated Companies, the Company believes that none of such preferred stock interests will exceed 5% of the value of the Company's total assets on the last day of any calendar quarter in 1996. The Company intends to monitor compliance with the 5% test on a quarterly basis and believes that it will be able to manage its operations in a manner to comply with the tests, either by managing the amount of its qualifying assets or reducing its interests in the Associated Companies, although there can be no assurance that such steps will be successful. In rendering its opinion as to the qualification of the Company as a REIT, counsel has relied upon the Company's representation as to the value of its assets and the value of its interests in the Associated Companies. Counsel has discussed with the Company its valuation analysis and the future actions available to it to comply with the 5% tests but it has not independently verified the valuations.

     GROSS INCOME TESTS

     There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-- Tax Aspects of the Company's Investment in the Operating Partnerships -- General."

     The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) "rents from real property" (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
(iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

     The Company will be deemed to provide certain services which are actually provided by the Operating Partnership with respect to properties owned by the Operating Partnership. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to its properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. The Company does not intend to rent to related party tenants or to charge rents that would not qualify as rents from real property because the rents are based on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales).

     Pursuant to the percentage leases ("Percentage Leases"), GHG leases from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the Hotels for a five-year period with a five-year renewal option. The Percentage Leases provide that the lessee will be obligated to pay to the Operating Partnership (a) the greater of a fixed rent (the "Base Rent") or a percentage rent (the "Percentage Rent") (collectively, the "Rents") and (b) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the gross revenues from the operations of the Hotels in excess of certain levels. The Base Rent accrues and is required to be paid monthly. Percentage Rent is due quarterly; however, the lessee will not be in default for non-payment of Percentage Rent due in any calendar year if the lessee pays, within 90 days of the end of the calendar year, the excess of Percentage Rent due and unpaid over the Base Rent with respect to such year.

     In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute rents from real property, the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (a) the intent of the parties, (b) the form of the agreement, (c) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (d) the extent to which the property owner retains the risk of loss of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

     In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (a) the service recipient is in physical possession of the property, (b) the service recipient controls the property, (c) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (d) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (e) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and
(f) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     Counsel is of the opinion that the Percentage Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (a) the Operating Partnership and the lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (b) the lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Percentage Leases, (c) the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities, structural elements and exterior painting, and will dictate how the Hotels are operated, maintained, and improved, (d) the lessee bears all of the costs and expenses of operating the Hotels (including inventory costs) during the term of the Percentage Leases (other than real property taxes, personal property taxes on property owned by the Operating Partnership, casualty insurance and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance for such costs provided by the Operating Partnership under the Percentage Leases), (e) the lessee will benefit from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (f) in the event of damage or destruction to a Hotel which renders the Hotel unsuitable for continued use, the lessee will be at economic risk because the Operating Partnership can elect to terminate the Percentage Lease as to such Hotel, in which event the lessee can elect to rebuild at its cost less any insurance proceeds, or accept such termination, (g) the lessee will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (i) injury to persons or damage to property occurring at the Hotels or (ii) the lessee's use, management, maintenance or repair of the Hotels, (h) the lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, and (i) the lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels. The Company has represented that the lessee has and will have its own employees, physically distinct and separate office space, furniture and equipment, and directors. Further, the Company has represented that neither the Company nor the Operating Partnership will furnish or render services to either the lessee or its customers.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of counsel with respect to the relationship between the Operating Partnership and the lessee is based upon all of the facts and circumstances, and rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the Service or any court, and there can be no assurance that the Service will not assert successfully a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as rents from real property. In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose its REIT status.

     In order for the Rents to constitute rents from real property, several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). Management has obtained an appraisal of the personal property at each Hotel indicating that the appraised value of the personal property at each Hotel is less than 15% of the value at which such Hotel is acquired. However, the Company has represented that the Operating Partnership will in no event acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. There can be no assurance, however, that the Service would not assert that the personal property acquired from a particular partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail the 15% Adjusted Basis Ratio as to one or more of the Percentage Leases, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus could lose its REIT status.

     Another requirement for qualification of the Rents as rents from real property is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as rents from real property if it is based on percentages of receipts or sales and the percentages (a) are fixed at the time the Percentage Leases are entered into, (b) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(c) conform with normal business practice. More generally, the Percentage Rent will not qualify as rents from real property if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profit and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenue, as described above).

     A further requirement for qualification of Rents as rents from real property limits the relationship between the Company and its tenants. In the case of a corporate tenant, the Company must not own 10% or more of the total combined voting power of the tenant's stock and must not own 10% or more of the total number of shares of all classes of the tenant's stock outstanding. In the case of a tenant that is not a corporation, the Company must not own 10% or more in interest of the tenant's assets or net profits. The Company intends to limit its ownership interest in GHG to nonvoting preferred stock, which constitutes less than 10% of the total number of outstanding shares of GHG stock. The common stock of GHG, which is the only voting stock of GHG, is owned by persons who are not related to the Company within the definition in the applicable statute. The common stockholders have a significant economic interest in GHG and elect the board of directors of GHG. Based upon the foregoing, counsel is of the opinion that rental payments from GHG will not constitute rent from a party related to the Company.

     The Company will receive nonqualifying management fee income. As a result, the Company may approach the income test limits and could be at risk of not satisfying such tests and thus not qualifying as a REIT. Counsel's opinion is based on the Company's representation that the actual amount of nonqualifying income will not exceed such limits.

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. For purposes of determining whether the Company complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain property held by the Company for at least four years and foreclosure property. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of Properties."

     The Company believes that it and the Operating Partnership has held and managed its properties in a manner that has given rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of properties will generally qualify under the 75% and 95% gross income tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% gross income tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

     The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a "prohibited transaction." In this regard, certain of the Company's assets are subject to existing purchase options. Although the Company believes, based on the historical experience of certain predecessor partnerships, that it will satisfy this 30% test, if, contrary to expectations, large numbers of such options are exercised, more than 30% of the Company's gross income in a taxable year could be derived from a proscribed source. The Company will, however, use its best efforts to ensure that it will continue to satisfy each of the foregoing income requirements.

ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to qualify as a REIT, is required to make distributions (other than capital gain distributions) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT Taxable Income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT Taxable Income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For such purposes, dividends declared to shareholders of record in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid as of December 31 of the initial calendar year.

     The Company believes that it has made and will make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of taxable income attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT Taxable Income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief. Under certain legislative proposals, if enacted, the Company will also be effectively precluded from re-electing REIT status following a termination of its REIT qualification. See "Possible Legislative or Other Actions Affecting Tax Consequences."

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership.

     GENERAL

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT Taxable Income. See "-- Requirements for Qualification" and "-- Gross Income Tests." Any resultant increase in the Company's REIT Taxable Income increases its distribution requirements (see "-- Requirements for Qualification" and "-- Annual Distribution Requirements"), but is not subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification" and "-- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

     TAX ALLOCATIONS WITH RESPECT TO CERTAIN PROPERTIES

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under
Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification" and "-- Annual Distribution Requirements." In addition, the application of Section 704(c) to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

     BASIS IN OPERATING PARTNERSHIP INTEREST

     The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) is equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company,
(ii) is increased by (a) its allocable share of the Operating Partnership's income and (b) increases in its allocable share of indebtedness of the Operating Partnership and (iii) is reduced, but not below zero, by the Company's allocable share of (a) the Operating Partnership's losses and (b) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's losses would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such losses will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions will normally be characterized as a capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains.

     SALE OF PROPERTIES

     Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "-- Requirements for Qualification" and "-- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating its properties, and to make such occasional sales of properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Operating Partnership's properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF STOCKHOLDERS

     TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Stockholders that are corporations will not be entitled to a dividends-received deduction with respect to any distributions from the Company. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's shares of Company stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the shares of Company stock are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of shares of Company stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

     BACKUP WITHHOLDING

     The Company will report to its domestic stockholders and to the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Notwithstanding the foregoing, the Company will institute backup withholding with respect to a stockholder if advised do so by the Service. A stockholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

     TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the Service. Based upon the ruling and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax exempt entity has not financed the acquisition of its shares of Company stock with "acquisition indebtedness" within the meaning of the Code, and that the shares of the Company stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs generally treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a pension trust owns more than 10% of the REIT's shares, it can be subject to UBTI on all or a portion of REIT dividends made to it, if the REIT is treated as a "pension-held REIT." In view of the Ownership Limitation, the Company does not expect to be treated as a "pension-held REIT." Consequently, a pension trust stockholder should not be subject to UBTI on dividends that it receives from the Company. However, because the Common Stock is publicly traded, no assurance can be given to this effect.

     TAXATION OF FOREIGN STOCKHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and no attempt is made herein to provide more than a summary of such rules. Prospective foreign investors ("Non-U.S. Stockholders") should consult with their own tax advisors to determine the impact of federal, state, local and any foreign income tax laws with regard to an investment in the Company, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company or the Operating Partnership of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent they are made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and proper certification is provided or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder). Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who seeks to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements.

     Unless Company stock constitutes a USRPI, distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares of Company stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, shares of Company stock are treated as a USRPI, then unless otherwise treated as a dividend for withholding tax purposes as described below, any distributions in excess of current or accumulated earnings and profits will be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will also give rise to gain from the sale or exchange of the shares, the tax treatment of which is described below. Amounts withheld may be refundable if it is subsequently determined that such amounts are in excess of the Non-U.S. Stockholder's U.S. tax liability.

     Distributions that are designated by the Company at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, it is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a non-resident alien individual whose is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his or her shares under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of USRPIs will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of USRPIs are taxed to a Non-U.S. Stockholder as gain effectively connected with a United States trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a USRPI capital gains dividend. This amount may be creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares of Company stock will generally not be taxed under FIRPTA if the shares do not constitute a USRPI. Shares of the Company will not be considered a USRPI if the Company is a "domestically controlled REIT," or if the shares are part of a class of stock that is regularly traded on an established securities market and the holder owned less 5% of the class of stock sold during a specified testing period. A "domestically controlled REIT" is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, since the Company's Common Stock is publicly traded, no assurance can be given to this effect. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Gain on the sale of Company stock not subject to FIRPTA will still be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with a United States trade or business of the Non-U.S. Stockholder (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains

     If the proceeds of a disposition of shares of Company stock are paid by or through a United States office of a broker, the payment is subject to information reporting and backup withholding unless the disposing Non-U.S. Stockholder certifies as to his name, address and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. United States information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the stockholder is a Non-U.S. Stockholder and that certain conditions are met or that the Non-U.S. Stockholder otherwise is entitled to an exemption.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

     Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the U.S. Treasury Department, resulting in revisions or regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company. For example, a recent federal budget proposal contains language, which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

     STATE TAX CONSEQUENCES AND WITHHOLDING

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Several states in which the Company may conduct business treat REITs as ordinary corporations. The Company does not believe, however, that stockholders will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of shares of the Company's capital stock. However, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

     EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP

AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement. Direct sales to investors may be accomplished through subscription offerings or concurrent rights offerings to the Company's stockholders and direct placements to third parties.

     Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

     Underwriters may offer and sell Offered Securities at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock or Warrants on any exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement.

Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company and its subsidiaries in the ordinary course of business.

     In order to facilitate an offering of Offered Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Offered Securities during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the Offered Securities for their own account by selling more Offered Securities than have been sold to them by the Company. The underwriters may elect to cover any such short position by purchasing Offered Securities in the open market or by exercising any over-allotment option granted to the underwriters. In addition, such persons may stabilize or maintain the price of the Offered Securities by bidding for or purchasing Offered Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Offered Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Offered Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Offered Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the statement of revenues and certain expenses for the acquired properties included in the Company's Current Reports on Form 8-K/A filed February 24, 1997 and incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. In addition, the description of the Company's qualifications and taxation as a REIT under the Code contained in the Prospectus under the caption "Federal Income Tax Consequences -- General" is based upon the opinion of Morrison & Foerster LLP.

Inside Front Cover

Map of the United States indicating the location of owned portfolios, portfolios controlled by the Associated Companies and proposed acquisitions.

Pie chart indicating pro forma contribution to revenue by property type: Retail 13%, Multi-Family 10%, Industrial 28%, Office 38% and Hotel 11%.

Pie chart indicating pro forma square footage by property type: Retail 10%, Multi-Family 8%, Industrial 58%, Office 20% and Hotel 4%.

Inside Back Cover

Two photographs of recent property acquisitions (Centerstone Plaza, Irvine,CA and 700 S. Washington, Alexandria, VA) and three photographs of proposed property acquisitions (Baseline, Tempe, AZ, Post Oak Place, Houston, TX and Buschwood II, Tampa, FL).

S-13

Organizational Chart of the Company

Property Diagram

======================================================

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        -----
Prospectus Supplement Summary.........    S-3
The Company...........................    S-9
Recent Activities.....................   S-14
Use of Proceeds.......................   S-19
Price Range of Common Stock and
  Distribution History................   S-20
Capitalization........................   S-22
Selected Historical and Pro Forma
  Financial and Other Data............   S-23
Pro Forma Financial Information.......   S-26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   S-38
The Properties........................   S-42
Management............................   S-59
Underwriting..........................   S-60
Legal Matters.........................   S-61
Experts...............................   S-61
Index to Financial Information........    F-1

                                   PROSPECTUS

                                        PAGE
                                        -----
Available Information.................      3
Incorporation of Certain Documents by
  Reference...........................      3
The Company...........................      5
Tax Status of the Company.............      5
Risk Factors..........................      6
Use of Proceeds.......................     13
Ratio of Earnings to Fixed Charges....     13
Description of Preferred Stock........     14
Description of Common Stock...........     15
Description of Warrants...............     17
Certain Provisions of the Company's
  Charter and Bylaws..................     18
Federal Income Tax Consequences.......     18
Plan of Distribution..................     31
Experts...............................     32
Legal Matters.........................     32

======================================================
======================================================
                                6,300,000 SHARES
                                      LOGO
                    LOGO
                                  COMMON STOCK
                   -----------------------------------------
                             PROSPECTUS SUPPLEMENT
                   -----------------------------------------
                            BEAR, STEARNS & CO. INC.
                         ROBERTSON, STEPHENS & COMPANY
                              SALOMON BROTHERS INC
                           JEFFERIES & COMPANY, INC.
                                 JULY    , 1997
======================================================